    As filed with the Securities and Exchange Commission on April 21, 1999
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                SIMMONS COMPANY
            (Exact name of registrant as specified in its charter)

         Delaware                    2512                    06-1007444
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                               ----------------

                             One Concourse Parkway
                            Atlanta, Georgia 30328
                                (770) 512-7700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              Jonathan C. Daiker
                                Simmons Company
                             One Concourse Parkway
                            Atlanta, Georgia 30328
                                (770) 512-7700
  (Address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   copy to:

           Lauren I. Norton, Esq.                           Lizanne Thomas, Esq.
            Patrick O'Brien, Esq.                        Jones, Day Reavis & Pogue
                Ropes & Gray                                3500 SunTrust Plaza
           One International Place                       303 Peachtree Street, N.E.
         Boston, Massachusetts 02110                    Atlanta, Georgia 30308-3242
               (617) 951-7000                                  (404) 521-3939

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

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                                                       Proposed       Proposed
                                         Amount        Maximum        Maximum       Amount of
 Title of each Class of Securities       to be      Offering Price   Aggregate     Registration
         to be Registered              Registered    Per Unit(1)   Offering Price      Fee
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 10 1/4% Series B Senior
  Subordinated Notes due 2009....     $150,000,000       100%       $150,000,000     $41,700

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(1) Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457(f)(2) under the Securities Act of 1933 based upon the book value of the Notes as of April 21, 1999.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to completion, dated April   , 1999

PROSPECTUS

[LOGO OF SIMMONS COMPANY APPEARS HERE]
                                Simmons Company

                       Offer to Exchange All Outstanding
                   10 1/4% Senior Subordinated Notes Due 2009
             ($150,000,000 Aggregate Principal Amount Outstanding)
                                      for
              10 1/4% Series B Senior Subordinated Notes Due 2009

We are offering to exchange our 10 1/4% Series B Senior Subordinated Notes due 2009, the exchange notes, for all of our outstanding 10 1/4% Senior Subordinated Notes due 2009, the notes. We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We have registered the exchange notes under the Securities Act of 1933 but we have not registered the notes. The form and terms of the exchange notes and the notes are identical in all material respects, except for transfer restrictions and registration rights relating to the notes.

We will accept for exchange all outstanding notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on       , 1999, unless we
extend this exchange offer. Although our offer is subject to certain customary conditions, it is not conditioned upon any minimum principal amount of notes being tendered for exchange.

Information about the exchange notes:

  . The exchange notes will mature on March 15, 2009.

  . We will pay interest on the exchange notes every six months on March 15 and September 15.

  . We may redeem the exchange notes at any time after March 15, 2004.

  . Before March 15, 2002, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public offerings of common equity by us or our parent corporation.

  . If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the exchange notes.

  . The exchange notes are subordinated to all of our current and future indebtedness (other than trade payables), except indebtedness that expressly provides otherwise.

We will not receive any proceeds from the issuance of the exchange notes. We will pay all the expenses incurred by us in connection with this exchange offer and issuance of the exchange notes.

You should carefully review the "Risk Factors" beginning on page 18 in connection with this exchange offer and an investment in the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our offer of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 1999

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below under the caption "Risk Factors" and elsewhere in this prospectus. We expressly qualify all forward-looking statements attributable to us or persons acting on our behalf in their entirety by these cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                               ----------------

   This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

   All resales must be made in compliance with state securities or blue sky laws. This compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

                               ----------------

                           TRADEMARKS AND TRADENAMES

   SIMMONS(R), BEAUTYREST(R), BACKCARE(R), CONNOISSEUR COLLECTION(R) and MAXIPEDIC(R) are federally registered United States trademarks and are the property of Simmons Company or its subsidiaries. POCKETED COIL(TM) and FIVE ZONES FOR YOUR BONES(TM) are also trademarks owned by Simmons Company.

                                    SUMMARY

   This summary contains basic information about Simmons and it likely does not contain all the information regarding Simmons that is important to you. You should read the more detailed information and financial statements, including the accompanying notes, appearing elsewhere in this prospectus before making an investment decision. References in this prospectus to "Simmons", the "Company", "our Company", "we" and "us" refer collectively to Simmons Company and its wholly-owned subsidiaries, unless otherwise indicated. All references in this prospectus to a fiscal year or a year refer to the 52 or 53 weeks ended on the last Saturday in December of the year referenced. Unless otherwise indicated, we have based all references to industry or market data upon information compiled and published by the International Sleep Products Association ("ISPA") and we have based all references to market share data upon information published in issues of Furniture/Today(R).

                                Simmons Company

   Founded in 1871, Simmons is a leading manufacturer and distributor of premium branded bedding products in the United States and the world leader in Pocketed Coil(TM) innerspring technology. We manufacture and license a broad range of mattresses and related sleep products under well-recognized brand names including:

  . Simmons(R)

  . Beautyrest(R)

  . BackCare(R)

  . Connoisseur Collection(R)

  . Maxipedic(R)

   Our Beautyrest(R) line has been our flagship product since its introduction in 1925. While we provide a full range of conventional bedding products, we focus on higher-end market segments, emphasizing retail price points from $699 to $2,999 per queen set. In 1998, we derived approximately 54% of our net sales from products sold at these price points which we believe offer more attractive growth prospects and higher gross margins than lower-end products. For the year ended December 26, 1998, we generated:

  . net sales of $600.8 million, an increase of 9.2% over 1997; and

  . Adjusted EBITDA of $62.3 million, an increase of 6.6% over 1997.

   We believe that our net sales combined with the sales of third party licensees make Simmons(R) the largest selling bedding products brand in the world.

   We sell to a diversified nationwide base of over 2,700 customers, representing more than 5,500 retail outlets. We support our sales to furniture stores, specialty sleep shops, department stores and warehouse showrooms with significant local and national brand advertising and promotional spending as well as extensive customer support services. We operate 18 strategically located manufacturing facilities across the United States and in Puerto Rico. Unlike most of our competitors, which operate as associations of independent licensees, we are one of two national industry participants that operates each of its manufacturing facilities, allowing us greater quality control and standardization of best manufacturing practices.

   Since 1995, we have invested approximately $28 million in re-engineering our manufacturing operations and updating our information systems to improve our cost structure, manufacturing productivity and operational controls. We believe our substantial annual research and development investments enable us to be an industry leader in the development of innovative and new products. In summary, we believe that our national distribution, extensive brand advertising, customer support services and captive manufacturing create significant advantages over smaller regional manufacturers as well as those national competitors that operate as associations of independent licensees. Our business plan will be executed by an experienced and proven senior management team averaging over 19 years of experience in the bedding industry and led by Chairman, Chief Executive Officer and President Zenon Nie.

                               Industry Overview

   The domestic wholesale bedding industry generated sales of over $3.8 billion in 1998. Although fragmented with approximately 800 manufacturers, the industry is mature and stable, and has enjoyed a long track record of consistent growth and profitability.

   Consistent Growth. From 1978 to 1998, the domestic wholesale bedding industry experienced a compound annual growth rate of 6.6%, with sales volumes increasing in all but one of those 20 years. Similarly, average unit selling prices increased every year over the same period and grew at an annual compound rate of 3.6%. In addition, we believe the bedding industry offers attractive growth prospects to larger, well-positioned competitors like us that have the ability to offer differentiated, branded products, effective national and regional promotion, just-in-time product delivery and significant levels of customer support services.

   Stability and Profitability. In each year since 1986, the bedding industry has demonstrated highly consistent gross margins ranging between 29% and 32%. We attribute this consistent profitability to the high variable cost structure of the manufacturing process and the high retail margins associated with bedding products relative to other products. Bedding manufacturing is largely an assembly operation with raw materials and labor accounting for approximately 80% of total cost of goods sold. In addition, bedding products are generally manufactured to order. Bedding also offers an estimated 45% gross margin to retailers as well as some of the highest sales per square foot and return on inventory of all retail furniture products. Consequently, even in circumstances of fluctuating demand, bedding manufacturers are able to control inventory levels and variable costs while retailers continue to promote strongly sales of bedding products. Finally, the stability of the bedding market is further supported by the fact that over 70% of bedding sales result from replacement purchases.

   Favorable Demographics. In recent years, favorable demographic trends have supported industry growth across all bedding price points. In particular, we believe that Simmons will benefit from the increased demand for larger sized (queen and king) and higher priced, premium bedding. In 1997, king and queen sized bedding accounted for 39% of wholesale bedding sales, compared to 30% in 1990. We believe the key demographic trends driving this growth for larger sized, premium bedding products include:

  . the rapidly growing 45-64 year old population category, a group with higher levels of disposable income and which historically has been more likely to purchase premium bedding;

  . the increasing consumer awareness of the health-related benefits of proper rest; and

  . the increasing number and size of bedrooms in homes.

                             Competitive Strengths

   Consumers generally have limited knowledge of specific bedding products and, on average, shop for bedding only once every seven to eight years. As a result, consumers rely heavily on brand awareness and the retail salesperson in making their purchase decision. We believe that the most successful bedding manufacturers are those that are best able to meet retailers' needs by offering broad, differentiated product lines with recognizable brand names and substantial sales force product education programs, as well as strong marketing and customer support services. We believe that the following competitive strengths are the principal success factors underlying our position as a leader in the bedding products industry:

   Superior Brand Recognition. We enjoy strong brand recognition through our well-established brand names, including: Simmons(R), Beautyrest(R), BackCare(R), Connoisseur Collection(R) and Maxipedic(R). We believe the strength of our brands is an important factor in maintaining existing and establishing new retail and end-user customers. We also continue to seek to strengthen our brand recognition through national advertising, such as our award-winning "Do Not Disturb" campaign. We believe that the consolidation of the bedding industry will continue to favor strong branded companies such as ours, as many retailers are focusing on promoting leading brands while reducing their number of suppliers.

   Strong Competitive Positioning. We believe we are well-positioned for continued profitability and growth due to our premium product focus, recognizable brand names and reputation for innovation and quality, all of which have contributed to our strong market share. Our emphasis on premium, name brand products, such as Beautyrest(R), BackCare(R) and Connoisseur Collection(R), enables us to take advantage of the current demographic trends driving demand for larger sized, higher priced premium bedding products which typically carry a higher margin. Our product positioning emphasizes retail price points from $699 to $2,999 per queen set. While approximately one-half of our net sales is derived from beds priced in this range, industry-wide sales in this same price range amount to approximately one-third of total sales. As a result of our focus on premium bedding, our gross margin in 1998 was approximately 42% compared to an industry average of 32% in recent years.

   High Quality and Diverse Customer Base. Our reputation for high quality products, innovation and customer service, together with the highly attractive retail margins associated with bedding products, has enabled us to establish a strong nationwide customer base. Our current customer base represents over 5,500 retail outlets, and we have had on average a 27 year relationship with our top 10 customers. Our 2,700 customers reflect our significant presence in all major bedding distribution channels, including furniture stores, specialty sleep shops, department stores and warehouse showrooms. We believe our extensive customer support programs, which include cooperative local advertising, merchandising and marketing assistance and customer sales staff training and incentive programs, are the key to maintaining our strong customer relationships.

   Focused Research and Development. In order to maintain and improve our strong industry position, we invest substantially in developing new products, enhancing existing products and improving our operating processes. For example, we developed our BackCare(R) product line to address consumer demand for products in the health conscious segment of the bedding market. BackCare(R) is quickly gaining market acceptance. We believe that our strong research and development capabilities will enable us to continually introduce new and innovative products and product improvements and further enhance our retail customer relationships. We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes.

   Experienced Management Team with Exceptional Track Record. Since 1993, industry veteran and Simmons Chairman, Chief Executive Officer and President, Zenon Nie, has led a highly experienced management team with exceptional sales, marketing and manufacturing expertise. Our top 11 executive officers have over 210 years of combined experience in the bedding industry and over 150 years of combined experience with Simmons and are highly focused on increasing sales as well as profitability. From 1994 to 1998, our management team:

  . achieved sales growth of 8.1% versus an industry average growth rate of 6.1%;

  . improved our gross margin from 38.7% to 41.9%; and

  . increased our Adjusted EBITDA margin from 8.3% to 10.4%.

                               Business Strategy

   Continue to Build Brand Equity. We plan to continue to support and leverage our significant brand equity. Brand recognition is critical in the bedding industry, in which strong brand names influence both customer preferences and retailer floor space allocation. Our regional promotional and national advertising programs are targeted to increase sales of our core Beautyrest(R) and BackCare(R) product lines. In particular, we have recently followed our award-winning "Do Not Disturb" advertising campaign with a sequel commercial entitled "Leap of Faith" to support the Beautyrest(R) line and we recently launched our "Five Zones For Your Bones" campaign to provide first time national marketing support for our BackCare(R) line. We believe that such consistent investments in our brands will result in continued growth.

   Enhance Customer Base. We have a targeted sales and marketing campaign directed at increasing the profitability and size of our customer base. We continuously analyze and rationalize our account base to ensure that both existing and new customer opportunities meet our profitability guidelines. For example, in the spring of 1997, we decided to end our supply relationship with Mattress Discounters, Inc. because it no longer met our minimum profit requirements. We believe that our ability to attract new customers is primarily attributable to our highly effective advertising campaigns, superior levels of customer service and extensive customer support programs. Through our approximately 200 direct sales representatives, we have targeted a significant number of potential new accounts with the objective of profitably increasing our revenues and market share. In particular, we intend to target certain national specialty sleep shops, the fastest growing retail bedding distribution channel.

   Strengthen Current Customer Relationships. We are focused on increasing sales to existing accounts by introducing new and innovative products, emphasizing more profitable product lines and continually enhancing customer support services. We believe that our product lines are among our retail customers' most profitable products and that our customers typically allocate a significant share of floor space to Simmons(R) products. To continue to strengthen our customer relationships, we will continue to invest in and improve our extensive customer support programs, which include cooperative local advertising, merchandising assistance and customer sales staff training and incentive programs.

   Improve Operating Productivity and Efficiency. We intend to continue to invest in focused programs to reduce costs and improve productivity and operating efficiencies. We have largely completed initiatives that we began in 1995 to re-engineer our manufacturing processes and to upgrade our information systems. These initiatives have contributed to the increase in our Adjusted EBITDA margin from 8.6% in 1995 to 10.4% in 1998. Our productivity enhancement initiatives were implemented in eleven of our 18 manufacturing facilities as of the end of 1998. Our average manufacturing productivity, measured by pieces per person-hour, increased approximately 8.0% between 1995 and 1998. We expect to realize additional operating efficiencies and cost savings in the near term as these programs are completed.

   Pursue Selected Complementary Acquisitions. We regularly evaluate potential acquisition opportunities to support and strengthen our business. In general, we intend to explore acquisitions in order to broaden our product lines and geographic distribution and achieve additional operating efficiencies. We have no agreements with respect to any particular acquisition or joint venture at this time.

                                Fenway Partners

   Founded in 1994, Fenway Partners, Inc. is a New York-based private investment firm dedicated to building long-term value through direct investment in leading middle market companies. The firm manages over $1.3 billion of capital raised over two funds. Fenway focuses on acquiring companies, in partnership with management, with established franchises, meaningful market share and strong brands with significant opportunities for growth. Fenway provides management with strategic guidance and the necessary resources to exploit these opportunities and to improve the operating and financial performance of their businesses. In addition to supporting sales and earnings growth through improvements in core operations, Fenway's portfolio companies also realize growth through selective strategic add-on acquisitions. Fenway's current investments include Aurora Foods, Inc., Central Tractor Farm & Country, Inc., Delimex Holdings, Inc., Decorative Concepts, Inc., New Creative Enterprises, Inc., Iron Age Corporation, FNX Limited, MW Windows Inc. and Blue Capital Management. Fenway's investment in Simmons is its largest single investment to date.

                                The Transactions

   On October 29, 1998, we and our parent company Simmons Holdings, Inc. ("Simmons Holdings"):

     (1) consummated the Merger and the ESOP Repurchase (each as defined below) in which, among other things, Simmons Holdings, LLC ("Fenway Investment LLC"), an entity controlled by funds managed by Fenway and other investors associated with Fenway (the "Fenway Funds"), acquired approximately 75.1% of the outstanding shares of Simmons Holdings, and members of our management, our Employee Stock Ownership Trust (the "Simmons ESOP") and affiliates of or investors arranged by INVESTCORP S.A. retained 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of Simmons Holdings;

     (2) placed funds in escrow for the redemption for cash (the
  "Redemption") of all of the Previously Existing Notes (as defined below), which Redemption was subsequently completed;

     (3) effected a refinancing (the "Refinancing") by entering into and borrowing under the New Senior Credit Agreement (as defined below) and repaying indebtedness outstanding under our Previous Credit Agreement (as defined below);

     (4) entered into a bridge loan agreement in which West Street Fund I, L.L.C., an affiliate of Goldman Sachs ("West Street"), and UBS A.G., Stamford Branch ("UBS"), an affiliate of Warburg Dillon Read, provided bridge loans in an aggregate principal amount of $75.0 million (the "Senior Bridge Financing"); and

     (5) entered into a securities purchase agreement with Fenway Investment LLC under which we issued junior subordinated notes (the "Junior Simmons Notes") in an aggregate principal amount of $30.0 million and Simmons Holdings issued junior subordinated notes (the "Junior Holdings PIK Notes") in an aggregate principal amount of $10.0 million (collectively, the "Junior Bridge Financing"). We have accounted for the Merger as a recapitalization. We collectively refer to the Merger, the ESOP Repurchase, the Redemption, the Refinancing, the Senior Bridge Financing, the Junior Bridge Financing and issuance of certain warrants described below as the "Transactions".

                             The Original Offering

   On March 16, 1999, we sold the notes in a transaction exempt from the registration requirements of the Securities Act, the original offering. As set forth in the table below, we used the proceeds from the original offering to:

     (1) repay the indebtedness represented by the Senior Bridge Financing, the Junior Simmons Notes and accrued interest;

     (2) repay the amounts outstanding under our revolving credit facility under the New Senior Credit Agreement;

     (3) prepay a portion of the amounts outstanding under our term loan facility under the New Senior Credit Agreement and accrued interest; and

     (4) pay expenses incurred in connection with the original offering.

                                                                      Amount
                                                                   -------------
                                                                   (in millions)
       Sources:
         Proceeds of the original offering........................    $150.0
       Uses:
         Repayment of Senior Bridge Financing.....................      75.4
         Repayment of Junior Simmons Notes........................      31.1
         Repayment of revolving credit facility...................      15.0
         Prepayment of portion of term loan facility..............      23.7
         Fees and expenses of the original offering...............       4.8
                                                                      ------
           Total..................................................    $150.0
                                                                      ======

   See "The Transactions and the Original Offering", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                               The Exchange Offer

   The exchange offer relates to the exchange of up to $150,000,000 aggregate principal amount of our outstanding 10 1/4% Senior Subordinated Notes due 2009 for an equal aggregate principal amount of our new 10 1/4% Series B Senior Subordinated Notes due 2009. The exchange notes will be obligations of Simmons entitled to the benefits of the indenture governing the outstanding notes.

Registration Rights          You are entitled to exchange your notes for
 Agreement.................. exchange notes with terms that are identical in all material respects. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to the benefits of the exchange or registration rights granted under the registration rights agreement which we entered into as part of the original offering.

The Exchange Offer.......... We are offering to exchange $1,000 principal amount of exchange notes which have been registered under the Securities Act for each $1,000 principal amount of notes which were issued on March 16, 1999 in a transaction exempt from registration under the Securities Act in accordance with Rule 144A. Each of your notes must be properly tendered and accepted in order to be exchanged. We will exchange all notes that are properly tendered and not validly withdrawn.

                             As of this date, there are $150,000,000 in aggregate principal amount of notes outstanding.

                             We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Expiration Date............. The exchange offer will expire at 5:00 p.m., New
                             York City time, on       , 1999, unless we decide
                             to extend the exchange offer.

Conditions to the Exchange   The exchange offer is subject to the condition
 Offer...................... that it does not violate applicable law or staff interpretations of the Commission. If we determine that applicable federal law does not permit the exchange offer, we may terminate the offer. The exchange offer is not conditioned upon any minimum principal amount of notes being tendered. The holders of notes have rights under the registration rights agreement should we fail to consummate the exchange offer.

Resale of the Exchange       Based on an interpretation by the staff of the
 Notes...................... Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer without compliance with the registration and prospectus delivery provisions of the Securities Act the exchange notes in exchange for your notes, provided that:

                             . you are acquiring the exchange notes in the
                               ordinary course of business;

                             . you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate,
                              in the distribution of the exchange notes issued to you pursuant to the exchange offer;

                             . you are not a broker-dealer who purchased your
                               outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                             . you are not an "affiliate" of ours within the
                               meaning of Rule 405 under the Securities Act.

                             If our belief is inaccurate and you transfer any exchange note issued to you pursuant to the exchange offer in violation of the prospectus delivery provisions of the Securities Act or without an exemption from registration, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

                             Each broker-dealer to which we issue exchange notes pursuant to the exchange offer for its own account in exchange for notes which such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that a broker-dealer who makes this acknowledgment and delivers such a prospectus will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it pursuant to the exchange offer. We have agreed that, for a period of one year after the date that we complete the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We believe that no registered holder of the outstanding notes is an affiliate of Simmons within the meaning of Rule 405 under the Securities Act.

                             We are not offering to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction. Furthermore, persons who acquire the exchange notes are responsible for compliance with these securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

Accrued Interest on the
 Exchange Notes and the
 Outstanding Notes..........
                             Each exchange note will bear interest from its issuance date. The holders of notes that we accept for exchange will receive, in cash, accrued interest on such notes to, but not including, the issuance date of the exchange notes. We will pay such interest with the first interest payment on the exchange notes. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Consequently, those holders who exchange their outstanding notes for exchange notes will receive the same interest payment on September 15, 1999 (the first interest payment date with respect to the notes and the exchange notes to be issued pursuant to the exchange offer) that they would have received had they not accepted the exchange offer.

Procedures for Tendering     If you wish to tender your notes for exchange
 Notes...................... pursuant to the exchange offer, you must transmit to SunTrust Bank, Atlanta, as exchange agent, on or prior to the expiration date, either:

                             . a properly completed and duly executed copy of
                               the letter of transmittal accompanying this prospectus, or a facsimile of such letter of transmittal, together with your outstanding notes and any other documentation required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

                             . if you are effecting delivery by book-entry
                               transfer, a computer-generated message
                               transmitted by means of the Automated Tender
                               Offer Program System of The Depository Trust
                               Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

                             In addition, you must deliver to the exchange agent on or prior to the expiration date:

                             . if you are effecting delivery by book-entry
                               transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at The Depository Trust Company pursuant to the procedures for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering" or

                             . if necessary, the documents required for
                               compliance with the guaranteed delivery
                               procedures described in this prospectus under the heading "The Exchange Offer--Guaranteed Delivery Procedures".

                             By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

                             . the person receiving the exchange notes
                               pursuant to the exchange offer, whether or not such person is the holder, is receiving them in the ordinary course of business;

                             . neither the holder nor any other person has an
                               arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

                             . neither the holder nor any other person is an
                               "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

Special Procedures for
 Beneficial Owners..........
                             If you are a beneficial owner of notes and your name does not appear on a security listing of The Depository Trust Company as the holder of such notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct such person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery          If you wish to tender your notes and time will
 Procedures................. not permit the letter of transmittal or any of the documents required by the letter of
                             transmittal to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for your notes cannot be delivered on time, you may tender your notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange
                             Offer--Guaranteed Delivery Procedures".

Shelf Registration           If any changes in law or of the applicable
 Statement.................. interpretation of the staff of the Commission do not permit us to effect the exchange offer or upon the appropriate request of any holder of the notes, we have agreed to register the notes on a shelf registration statement and use our best efforts to cause such shelf registration statement to be declared effective by the Commission. We have agreed to maintain the effectiveness of the shelf registration statement for, under certain circumstances, at least two years from the date of the original issuance of the notes to cover resales of such notes held by such holders.

Withdrawal Rights........... You may withdraw the tender of your outstanding notes, at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Notes and
 Delivery of Exchange
 Notes...................... Subject to certain conditions, we will accept for exchange any and all outstanding notes which are properly tendered and not validly withdrawn. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Certain U.S. Federal Income
 Tax Consequences...........
                             The exchange of notes for the exchange notes should not be a taxable exchange for United States federal income tax purposes. See "Certain United States Federal Tax Considerations".

Use of Proceeds............. We will not receive any proceeds from the issuance of the exchange notes. We will pay all of our expenses relating to the exchange offer.

Exchange Agent.............. SunTrust Bank, Atlanta is serving as exchange agent in connection with the exchange offer. The exchange agent can be reached at 25 Park Place, 24th Floor, Atlanta, Georgia 30303-2900. For more information with respect to the exchange offer, please contact the exchange agent at (404) 588-7067 or send your questions by facsimile to the exchange agent at (404) 588-7335.

                               The Exchange Notes

General..................... The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that:

                             . the exchange notes will bear a Series B
                               designation;

                             . we will have registered the exchange notes
                               under the Securities Act and, therefore, they will generally not bear legends restricting their transfer; and

                             . the holders of exchange notes will not be
                               entitled to rights under the registration rights agreement.

                             The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which the notes were issued.

Issuer...................... Simmons Company

Total Amount of Exchange
 Notes Offered..............
                             $150.0 million in principal amount of 10 1/4% Series B Senior Subordinated Notes due 2009.

Maturity.................... March 15, 2009.

Interest.................... Annual fixed rate--10 1/4%.
                             Payment frequency--every six months on March 15 and September 15. First interest payment-- September 15, 1999.

Ranking..................... The exchange notes are senior subordinated debts.
                             They rank behind all of our current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the exchange notes.

                             As of March 27, 1999, we estimate that the exchange notes:

                             . will be subordinated to $184.4 million of
                               senior debt; and

                             . will rank equally with $16.3 million of other
                               debt and trade payables.

Optional Redemption......... On or after March 15, 2004, we may redeem some or all of the exchange notes at any time at the redemption prices listed in the "Description of Exchange Notes" section under the heading "Optional Redemption".

                             Before March 15, 2002, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the proceeds of certain public offerings of our common equity or of our direct parent corporation at the price listed in the "Description of Exchange Notes" section under the heading "Optional Redemption".

Mandatory Offer to           If we sell certain assets under certain
 Repurchase................. circumstances, or experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed in the "Description of Exchange Notes" section under the heading "Repurchase at the Option of Holders".

Basic Covenants of           We will issue the exchange notes under an
 Indenture.................. indenture with SunTrust Bank, Atlanta. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

                             . borrow money;

                             . pay dividends on stock or repurchase stock;

                             . make investments;

                             . use assets as security in other transactions;
                               and

                             . sell certain assets or merge with or into other
                               companies.

                             For more details, see the section "Description of the Exchange Notes" under the heading "Certain Covenants".

                 Summary Condensed Consolidated Financial Data
                             (dollars in thousands)

   Set forth below are (a) our summary condensed consolidated financial data for 1996 combined, 1997 and 1998, (b) our summary condensed consolidated statement of operations data for 1998, as adjusted assuming that we had consummated the Transactions and the original offering as of the beginning of the period presented and eliminating certain non-recurring charges incurred in connection with the Transactions, and (c) our summary condensed consolidated balance sheet data for 1998, as adjusted assuming that we had consummated the original offering at the end of the period presented. We derived the summary condensed consolidated financial data for 1996 combined, 1997 and 1998 and as of December 26, 1998 from our consolidated financial statements. You should read the information contained in this table along with "Selected Historical Consolidated Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes and other financial information appearing elsewhere in this prospectus.

                                                  Year Ended
                                    -----------------------------------------
                                    Combined             Actual   As Adjusted
                                    Dec. 28,  Dec. 27,  Dec. 26,   Dec. 26,
                                    1996(1)     1997      1998       1998
                                    --------  --------  --------  -----------
Statement of Operations Data:
Net sales.........................  $530,301  $550,085  $600,773   $600,773
Cost of products sold.............   320,757   319,074   348,842    348,842
                                    --------  --------  --------   --------
Gross profit......................   209,544   231,011   251,931    251,931
Selling, general and
 administrative expenses..........   171,608   183,556   202,213    202,213
ESOP expense(2)...................     5,000     6,230     6,453      6,453
Amortization of intangibles.......     6,974     7,679     7,629      7,629
Interest expense, net(3)..........    16,766    19,088    22,454     30,953 (4)
Other expense, net(5).............     1,653     1,571    17,544      2,684 (6)
                                    --------  --------  --------   --------
Income (loss) before taxes and
 extraordinary item...............  $  7,543  $ 12,887  $ (4,362)  $  1,999
                                    ========  ========  ========   ========
Net income (loss).................  $    873  $  6,362  $(19,019)  $   (200)(7)
                                    ========  ========  ========   ========
Other Data:
Adjusted EBITDA(8)................  $ 48,476  $ 58,420  $ 62,264   $ 62,264
Adjusted EBITDA margin............       9.1%     10.6%     10.4%      10.4%
Gross margin......................      39.5%     42.0%     41.9%      41.9%
Adjusted capital expenditures(9)..  $  4,726  $  7,616  $  8,989   $  8,989
Depreciation and amortization.....    11,316    13,549    16,593     16,593
Cash interest expense(10).........    15,994    18,731    21,566     29,563
Total interest expense............    16,921    19,344    22,638     31,137
Ratio of Adjusted EBITDA to cash
 interest expense.................                                      2.1x
Ratio of Adjusted EBITDA to total
 interest expense.................                                      2.0x
Ratio of total debt, net, to
 Adjusted EBITDA(11)..............                                      5.0x
Ratio of earnings to fixed
 charges(12)......................       1.4x      1.6x      --         1.1x

                                                     As of December 26, 1998
                                                     ---------------------------
                                                       Actual      As Adjusted
                                                     -----------  --------------
Balance Sheet Data:
Working Capital(13)................................  $    46,567   $    46,567
Total assets.......................................      400,061       400,061
Total debt, including current maturities...........      313,469       319,445
Total debt, net, including current maturities(11)..      307,465       313,441
Total common stockholders' deficit.................      (12,301)      (12,301)

             Notes to Summary Condensed Consolidated Financial Data (except as otherwise indicated, dollars in thousands)

(1) As a result of the Investcorp Acquisition, our assets and liabilities were adjusted to reflect their estimated fair values as of March 22, 1996. In addition, we entered into new financing arrangements and changed its capital structure. Accordingly, the results for periods subsequent to the Investcorp Acquisition are not comparable to the prior historical periods presented. The combined period for 1996 represents the mathematical addition of the historical amounts for the Predecessor Period (December 31, 1995 to March 21, 1996) and the Successor Period (March 22, 1996 to December 28, 1996) and is not indicative of results that would have been obtained had the Investcorp Acquisition occurred on December 31, 1995. For information regarding these periods separately, see our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

(2) Represents the non-cash charge resulting from the allocation of shares held by the Simmons ESOP to participant accounts as they are earned. See "The Simmons ESOP" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(3) Interest expense, net includes the amortization of deferred debt issuance costs of $605, $613 and $777 for 1996 combined, 1997 and 1998, respectively, and is net of interest income of $155, $256 and $184 for the same periods, respectively.

(4) Reflects the following net increase in interest expense resulting from the Transactions and the original offering:

    Elimination of historical interest expense for refinanced debt..  $(21,258)
    Interest resulting from the Term Loan Facility:
        Tranche A--$30,976 at 7.75%.................................     2,401
        Tranche B--$70,000 at 8.25%.................................     5,775
        Tranche C--$50,000 at 8.50%.................................     4,250
    Interest resulting from the issuance of the notes at 10.25%.....    15,375
    Commitment fee resulting from the portion of the Revolving
     Credit Facility assumed to be unused...........................       382
    Amortization of the $12,018 deferred financing costs related to
     the above......................................................     1,574
                                                                      --------
      Net Increase..................................................  $  8,499
                                                                      ========

   As of December 26, 1998, we had no amounts outstanding under the Revolving Credit Facility. Immediately prior to the original offering, we had borrowings outstanding under the Revolving Credit Facility and the Term Loan Facility of approximately $15.0 million and $189.7 million, respectively. We used a portion of the proceeds of the original offering to repay all amounts outstanding under the Revolving Credit Facility and to prepay approximately $23.6 million of principal amounts under the Term Loan Facility as well as approximately $0.1 million of accrued interest. We applied $21.4 million, $1.1 million and $1.1 million of prepayments to the Tranche A, Tranche B and Tranche C Term Loans, respectively, which resulted in a total outstanding amount under the Term Loan Facility of approximately $166.1 million.

   Interest rates assumed for the New Senior Credit Agreement loans are based upon a LIBOR borrowing rate of 5.0% plus the applicable margin. If the interest rates assumed above increased by 0.25%, our total interest expense would increase by $377 for 1998.

(5) For the components of other expense, net for 1996 combined through 1998, see Note 9 to our consolidated financial statements.

(6) Reflects the following net decrease:

  Elimination of certain non-recurring expenses associated with the
   Transactions.....................................................  $(15,235)
  Increase in the annual management fee.............................       375
                                                                      --------
                                                                      $(14,860)
                                                                      ========

(7) Reflects a decrease in provision for income taxes as a result of adjustments to interest expense and other expense, at an assumed tax rate of 40%. See Notes (4) and (6) above. Also excludes the extraordinary loss of $15,002, net of income tax benefit of $7,079, representing the remaining unamortized debt issuance costs related to the repayment of certain long-term obligations in connection with the Transactions of $4,184 (net of income tax benefit of $1,974) and the payment of the premium of $10,818 (net of income tax benefit of $5,105) related to the Redemption.

(8)Items added back to EBITDA to arrive at Adjusted EBITDA are as follows:

                                                       Year Ended
                                         --------------------------------------
                                         Combined           Actual  As Adjusted
                                         Dec. 28, Dec. 27, Dec. 26,  Dec. 26,
                                           1996     1997     1998      1998
                                         -------- -------- -------- -----------
  EBITDA(a)............................  $ 42,433 $ 53,581 $ 58,866  $ 58,866
  SWIFT/UNITE expense(b)...............     4,107    2,347    2,208     2,208
  Strategic management initiatives(c)..       --     1,693      418       418
  Inventory written up to fair market
   value(d)............................     1,000      --       --        --
  Discontinued product line(e).........       936      799      772       772
                                         -------- -------- --------  --------
  Adjusted EBITDA(a)...................  $ 48,476 $ 58,420 $ 62,264  $ 62,264
                                         ======== ======== ========  ========

   (a) EBITDA represents earnings before interest expense, income tax expense, extraordinary item, depreciation and amortization, ESOP expense, management fees and other non-operating charges. We believe that EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt and a similar measure is utilized for purposes of the covenants contained in the indenture. EBITDA and Adjusted EBITDA are not measurements of operating performance calculated in accordance with generally accepted accounting principles and should not be considered substitutes for operating income, net income, cash flows from operating activities or other statement of operations or cash flow data prepared in accordance with generally accepted accounting principles, or as measures of profitability or liquidity. EBITDA and Adjusted EBITDA may not be indicative of our historical operating results, nor are they meant to be predictive of potential future results. In addition, EBITDA and Adjusted EBITDA as defined in this note are not presentations accepted by the Commission. Accordingly, any presentation of EBITDA or Adjusted EBITDA or any information concerning EBITDA or Adjusted EBITDA which may be included in a future registration statement filed with the Commission may be substantially different than the presentation included herein. Our measures of EBITDA and Adjusted EBITDA may not be comparable to those recorded by other companies.

   (b) Reflects reduction in expenses related to our substantially completed SWIFT/UNITE (each as defined herein) productivity enhancement programs.

   (c) Reflects non-recurring consulting and other expenses related to strategic initiatives.

   (d) Reflects non-recurring write up to fair market value in connection with the Investcorp Acquisition.

   (e) Reflects non-recurring losses attributable to a discontinued product line.

(9) Adjusted capital expenditures are exclusive of expenditures related to

   (a) our substantially completed SWIFT and UNITE programs of $7,575, $3,786, $2,808 and $2,808 for 1996 combined, 1997, 1998 and the year
       1998 as adjusted, respectively; and

   (b) new plant facilities of $2,612, $4,299, $3,756 and $3,756 for the same periods, respectively.

(10) Cash interest expense is defined as interest expense less amortization of debt issuance costs and other non-cash interest expense. We believe that the ratio of Adjusted EBITDA to cash interest expense and the ratio of Adjusted EBITDA to total interest expense are widely accepted as useful information regarding a company's ability to service and/or incur debt.

(11) Total debt, net is calculated as total debt less cash.

(12) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent. Earnings were insufficient to cover fixed charges for 1998 by $4,362.

(13) Represents total current assets (excluding cash and equivalents) less total current liabilities (excluding current maturities of long-term debt and capital lease obligations).

                                 RISK FACTORS

   You should carefully consider the following factors in addition to the other information set forth in this prospectus before investing in the exchange notes.

 Substantial Leverage--Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

   As a result of the Transactions and the original offering, we have a significant amount of indebtedness. As of March 27, 1999, our total indebtedness was approximately $334.5 million and our ratio of earnings to fixed charges was 1.1 to 1.

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations under the exchange notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, research and development efforts and other general corporate requirements;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

   . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit our ability to borrow additional funds. In addition, it will subject us to financial and other restrictive covenants, and failure to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

   See "Other Indebtedness--New Senior Credit Agreement".

 Additional Borrowings Available--Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.

   We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. The New Senior Credit Agreement permits additional borrowings under the Revolving Credit Facility of up to approximately $79.3 million as of March 27, 1999 and all of those borrowings would be senior to the exchange notes. If new debt is added to our current debt levels, the related risks that we face could intensify. See "Capitalization", "Selected Historical Consolidated Financial and Other Data" and "Other Indebtedness--New Senior Credit Agreement".

 Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our New Senior Credit Agreement will be adequate to meet our future liquidity needs for at least the next few years.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings and operating improvements on schedule or at all or that future borrowings will be available to us under our New Senior Credit Agreement in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our New Senior Credit Agreement and the exchange notes, on commercially reasonable terms or at all.

 Subordination--Your right to receive payments on the exchange notes is junior to certain of our existing indebtedness and possibly to all of our future borrowings.

   The exchange notes rank behind all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes.

   In addition, all payments on the exchange notes will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company, holders of the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of exchange notes may receive less, ratably, than the holders of senior debt.

   As of March 27, 1999, after giving effect to the exchange offer, we estimate that the exchange notes will be subordinated to approximately $184.4 million of senior debt and we will have approximately $79.3 million available for borrowing as additional senior debt under our Revolving Credit Facility. The indenture will permit us to incur substantial additional indebtedness, including senior debt, in the future.

 Control by Fenway--Fenway has effective control of Simmons. They may have different interests from yours.

   Fenway and its affiliates own approximately 75% of the outstanding voting stock of our parent company and hold the Junior Holdings PIK Notes. See "Principal Stockholders" and "The Transactions and the Original Offering-- Securities Purchase Agreement".

   Based on its stock ownership, Fenway has the power to:

   . elect a majority of the directors of our parent company;

   . control all matters submitted to stockholders of our parent company; and

   . exercise control over the business, policies and affairs of our parent company.

   Fenway, as our parent company's majority equity holder and as holder of the Junior Holdings PIK Notes, may have different interests than those of holders of the exchange notes.

 Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

   Upon the occurrences of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or restrictions in our New Senior Credit Agreement or other senior debt may not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control".

 Dependence on Key Customers--We rely upon a small number of customers for a significant portion of our business. If we lose their business, our financial health may suffer.

   We currently derive a significant portion of our sales from a small number of customers and expect similar customer concentration to continue in the future. In 1998, our ten largest customers accounted for approximately 38% of our net sales. Heilig-Meyers Company and its subsidiaries, including Rhodes, Inc., accounted for approximately 11.8% of our 1998 net sales. If we lose all or a significant portion of our business with Heilig-Meyers Company and its subsidiaries or any of our other significant customers, our financial condition or results of operations may suffer materially.

   We try to actively monitor the creditworthiness of our customers, and when necessary, try to minimize our dependence upon any single customer. We cannot, however, eliminate the risk that important customers may experience financial difficulties or become bankrupt. In 1997, two of our ten largest customers, Montgomery Ward & Co. and Levitz Furniture, Inc., filed for protection under Chapter 11 of the United States Bankruptcy Code. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Significant Customer Developments".

 Risk of Fluctuations in the Cost of Raw Materials--If raw material costs increase, our financial health may suffer.

   The major raw materials that we purchase are wire, spring components, lumber, cotton, insulator pads, innersprings, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials may change depending upon market conditions. If prices increase and we are unable to pass on the increase in our costs to our customers, then our financial condition or results of operations may be materially and adversely affected. See "Business--Suppliers".

 Dependence on Key Suppliers--If we experience difficulty with a major supplier, we may have difficulty finding alternative sources. This could adversely affect our business.

   We purchase substantially all of our conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. We obtain a large percentage of our raw materials from a small number of suppliers. In 1998, we bought approximately 86% of our raw materials from ten suppliers. Supplier concentration is common in the bedding industry.

   We have long-term supply agreements with Leggett & Platt, Incorporated, Foamex International Inc. and Amoco Fabrics and Fiber Company. With the exception of Leggett & Platt, we believe that we can readily replace our other suppliers, if necessary, because we have already identified and begun to use alternate sources.

   Leggett & Platt supplies the majority of certain bedding components to the bedding industry, including spring components, insulator pads, wire, fiber, quilt backing and flange material. In 1998, we bought approximately one-third of our raw materials from Leggett & Platt. We expect that in 1999 we will buy a comparable portion of our raw materials from Leggett & Platt. Under our agreements with Leggett & Platt, we are required to buy a majority of our requirements of certain components from them, such as grid tops, innersprings and wire. Those agreements generally expire in 2010. Because we may not be able to find alternative sources on terms as favorable to us for some of these components, our business, financial condition and results of operations could be materially and adversely affected if we lose Leggett & Platt as a supplier. See "Business--Suppliers".

 Dependence on Key Personnel--The loss of Mr. Nie's services may adversely affect our business.

   Our success will continue to depend upon our management team, and in particular upon Zenon Nie, the Chairman of our Board of Directors, our Chief Executive Officer and President. The loss of Mr. Nie's services could materially and adversely affect our business and future operations. In October 1998, we entered into a three-year employment agreement with Mr. Nie (which renews automatically on a daily basis, subject to three years' notice of termination). We also maintain a $10.0 million key man life insurance policy covering Mr. Nie, of which we are the beneficiary. See "Management--Employment Arrangements".

 Competition--Our competitors may have important advantages over us that could result in our losing market share or profitability.

   The bedding industry is intensely competitive. There are approximately 800 bedding manufacturers in the United States. We, along with Sealy Corporation and Serta, Inc., currently have a significant portion of the industry's wholesale revenues. Although we believe we are well-positioned to compete because of our brand name recognition and strong customer base, we could experience increased future competition resulting in price reductions, reduced margins or loss of market share. Any of these could have an adverse effect on our operating results or financial condition. In addition, some of our principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations, have greater vertical integration, and be better able to withstand market conditions. See "Business--Competition".

 Environmental, Health and Safety Regulation--We are subject to regulations that may be materially burdensome or expensive to comply with.

   We are subject to various federal, state and local laws and regulations relating to occupational health and safety, pollution and environmental protection. It is possible that, despite our efforts, we may fail to be in complete compliance with all of the applicable regulations.

   We are currently evaluating our potential liability for the clean-up of environmental contamination in and around our leased manufacturing facilities in San Leandro, California.

   Our efforts to comply with environmental regulations do not remove the risk that we may be held liable, and that the amount of liability may be material, for releases of hazardous substances occurring on or coming from our properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants. This risk is common for manufacturers in general.

   We have recorded a reserve to reflect our potential liability for environmental matters. The costs of environmental remediation are uncertain, and we may incur costs in excess of our recorded reserves. See "Business-- Regulatory Matters".

 Acquisition Integration--Difficulties in integrating potential acquisitions could adversely affect our business.

   We regularly evaluate potential acquisition opportunities to support and strengthen our business. We cannot assure you that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

   Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, the process of effectively integrating acquired businesses involves the following risks:

   . assimilating operations and products may be unexpectedly difficult;

   . management's attention may be diverted from other business concerns;

   . we may enter markets in which we have limited or no direct experience;
and

   . we may lose key employees of the acquired business.

   We do not currently have any agreements relating to acquisitions or joint ventures.

 Labor Relations--While our labor relations have historically been good, we cannot assure you that this will continue.

   At nine of our 18 manufacturing facilities, at least one of the following unions represents our employees:

   . the Upholstery Division of the United Steelworkers;

   . the Teamsters;

   . the United Furniture Workers;

   . the Longshoremen; and

   . the International Association of Machinists and Aerospace Workers.

   Most of our labor contracts expire in 2001. Union contracts are typically for four-year terms.

   Our labor relations have historically been good. We have not experienced any labor-related work stoppage in over 20 years. Since 1980, we have opened nine new plants, none of which are unionized. It is possible, however, that labor union efforts to organize employees at those facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Either of these possible developments could have a material adverse effect on our financial condition or results of operations. See "Business--Employees".

 Year 2000 Issue--We cannot assure you that we have eliminated our exposure to the Year 2000 issue or related adverse consequences to our business.

   We continue to evaluate the possibility of disruption to our computer and other systems upon the turn of the century as a result of the widely-known dating flaw inherent in many systems known as the year 2000 issue. We are in the process of upgrading and modifying our existing systems to address the year 2000 issue. While we believe that we will upgrade or modify our systems in time to remedy the year 2000 issue, a failure to complete the upgrades or modifications in a timely manner may disrupt our operations.

   We have relationships with suppliers, customers, banks, insurers and other significant entities, such as public utilities, that may not have adequately addressed the year 2000 issue with respect to their equipment or information systems. Although we are attempting to assess the extent of their compliance efforts, we have not received any written assurances and, accordingly, cannot determine the risk to our business.

   In the event that we are unable to complete planned upgrades or implement replacement systems prior to December 31, 1999, or that the parties with whom we have relationships have not adequately addressed the year 2000 issue, we may experience significant disruptions or delays in our operations. This could result in our business, financial condition or results of operations suffering a material adverse effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue".

 Reliance on Intellectual Property--We cannot assure you that our protection of our intellectual property is adequate to prevent harm to our business.

   We hold over 200 trademarks registered in the United States. We believe these trademarks have significant value and are important in marketing our products to retailers and end-consumers. Our principal trademarks are registered or pending registration in over 90 foreign countries. We own numerous United States and foreign patents and have patent applications pending domestically and abroad. We also own United States and foreign registered trade names and service marks and have pending applications for the registration of trade names and service marks domestically and abroad. In addition, we own a variety of unpatented proprietary technology and know-how which is important to the design and manufacture of our products.

   To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property. Despite our efforts, we cannot eliminate the following risks:

   . others may circumvent our trademarks;

   . our trademarks may, now or in the future, violate the proprietary rights of others;

   . we may be prevented from using our own trademarks if challenged;

   . we may be unable to afford to enforce or defend our trademarks;

   . our patents may not sufficiently protect us;

   . our pending patent applications may not result in patents being issued;
     and

   . we may be unable to protect our technological advantages when our patents expire.

   Although we do not believe that our overall success is dependent upon any particular intellectual property rights, an inability to maintain the proprietary nature of our intellectual property may materially and adversely affect our financial condition or results of operations. For example, any challenge to the use of our trademarks could have a material adverse effect on our financial condition or results of operations, either through a negative ruling with respect to our use, the validity or enforceability of our trademarks or through the time consumed and legal costs involved in defending against a challenge. See "Business--Patents, Trademarks and Licenses".

 Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to invalidate the exchange notes and require noteholders to return payments received from us.

   Federal bankruptcy law and comparable provisions of state fraudulent transfer laws allow courts to invalidate the exchange notes, or to subordinate claims in respect of the exchange notes to all of our other debts if, among other things, at the time we incurred the indebtedness evidenced by the exchange notes, we:

   . received less than reasonably equivalent value or fair consideration for the incurrence of that indebtedness and were insolvent or rendered insolvent by reasons of that incurrence; or

   . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

   . intended to incur, or believed that we would incur, debts that we could not pay as they matured.

   In addition, courts could invalidate any payments we make pursuant to the exchange notes and require such payments to be returned to us, or to a fund for the benefit of our creditors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, courts would consider us insolvent if:

   . the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets; or

   . the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they became absolute and mature; or

   . we could not pay our debts as they became due.

   On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in connection with the original offering and the Transactions, we:

   . will not be insolvent;

   . will not have unreasonably small capital for our business; and

   . will not have incurred debts that we cannot pay as they mature.

   We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

 No Prior Market for Exchange Notes--We cannot assure you that an active trading market will develop for the exchange notes. Further, resales of the exchange notes must comply with applicable state securities laws.

   The exchange notes are new securities for which there currently is no market. Although Goldman, Sachs & Co., Warburg Dillon Read LLC, Fleet Securities, Inc. and U.S. Bancorp Libra, the initial purchasers of the outstanding notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue any such market making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We expect the exchange notes to be eligible for trading by qualified buyers in the PORTAL market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

   In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes. See "Description of Exchange Notes" and "The Exchange Offer".

   All resales must be made in compliance with state securities or blue sky laws. Such compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

 Your failure to exchange your notes in the exchange offer will restrict your ability to resell them.

   Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

  .you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

   .the notes will bear a legend restricting transfer in the absence of registration or an exemption; and

  .a holder of the notes who wants to sell or otherwise dispose of all or any part of its notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

   Except under limited circumstances, we have no obligation to register any notes not tendered in the exchange offer.

                   THE TRANSACTIONS AND THE ORIGINAL OFFERING

The Transactions

   On or about July 16, 1998, we entered into a recapitalization agreement (as amended to date, the "Merger Agreement") with Simmons Holdings and REM Acquisition, Inc., a transitory Delaware merger corporation ("REM") sponsored by Fenway. The Merger Agreement provided for REM to merge with and into Simmons Holdings (the "Merger"), with Simmons Holdings being the surviving corporation.

   On October 29, 1998, the Merger was consummated. In connection with the Merger, the following transactions occurred:

     (1) REM purchased the outstanding shares of our Series A preferred stock owned by the Simmons ESOP that had been allocated as of that time to its participants (the "Allocated Shares") for an aggregate purchase price of $15.4 million (the "ESOP Repurchase"), and the Simmons ESOP exchanged its remaining outstanding shares of our Series A preferred stock for shares of capital stock of Simmons Holdings;

     (2) certain stockholders and option holders of Simmons Holdings who are affiliates of or investors arranged by INVESTCORP S.A. ("Investcorp" and, collectively with affiliates of or investors arranged by Investcorp, the "Investcorp Group") received an aggregate amount of cash equal to approximately $193.4 million, and certain stockholders and option holders of Simmons Holdings who are members of our management (the "Management Investors") received an aggregate amount of cash equal to approximately $14.0 million;

     (3) the Simmons ESOP retained shares of stock of Simmons Holdings with an estimated fair value of $23.4 million (the "ESOP Equity Rollover");

     (4) the Investcorp Group retained shares of stock of Simmons Holdings with an estimated fair value of $9.0 million (the "Investcorp Equity Rollover");

     (5) the Management Investors retained shares of stock and options to purchase stock of Simmons Holdings with an estimated fair value of $16.5 million (the "Management Equity Rollover");

     (6) we placed funds in escrow for the Redemption of our Previously Existing Notes (as described below); and

     (7) we effected the Refinancing by entering into the New Senior Credit Agreement (as described below) and repaying indebtedness outstanding under our Previous Credit Agreement (as described below).

   As a result of the Merger and related transactions, Fenway Investment LLC acquired 75.1% of the outstanding shares of Simmons Holdings, and the Management Investors, the Simmons ESOP and the Investcorp Group retained approximately 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of Simmons Holdings.

   Financing for the Merger, the related transactions, and the fees and expenses incurred therewith, consisted of the following:

     (1) $128.1 million of equity capital provided by Fenway Investment LLC;

     (2) the $16.5 million Management Equity Rollover, the $9.0 million Investcorp Equity Rollover and the $23.4 million ESOP Equity Rollover (collectively, the "Rollover Equity");

     (3) $190.0 million of term loan borrowings by us under the Term Loan Facility of the New Senior Credit Agreement (as described below);

     (4) $10.0 million of revolving borrowings by us under the Revolving Credit Facility of the New Senior Credit Agreement (as described below);

     (5) West Street and UBS provided Senior Bridge Financing in the aggregate principal amount of $75.0 million; and

     (6) we issued the Junior Simmons Notes to Fenway Investment LLC in the aggregate principal amount of $30.0 million, and Simmons Holdings issued the Junior Holdings PIK Notes to Fenway Investment LLC in the aggregate principal amount of $10.0 million.

   The following table sets forth the sources and uses of funds in connection with the Transactions as of October 29, 1998:

                                                                     Amount
                                                                  -------------
                                                                  (in millions)
       Sources:
       New Senior Credit Agreement
         Term Loan Facilities...................................     $190.0
         Revolving Credit Facility..............................       10.0
       Senior Bridge Financing..................................       75.0
       Junior Simmons Notes.....................................       30.0
       Junior Holdings PIK Notes................................       10.0
       Rollover Equity..........................................       48.9
       Cash Equity Proceeds.....................................      128.1
                                                                     ------
           Total Sources........................................     $492.0
                                                                     ======

       Uses:
       Payments in respect of outstanding common stock from
        existing shareholders...................................     $207.4
       ESOP Repurchase..........................................       15.4
       Redemption of Previously Existing Notes..................      115.9
       Repayment of borrowings under Existing Credit Agreement..       69.9
       Accrued Interest.........................................        1.5
       Rollover Equity..........................................       48.9
       Transaction Fees and Expenses............................       31.4
       Working Capital Increase.................................        1.6
                                                                     ------
           Total Uses...........................................     $492.0
                                                                     ======

The Original Offering

   On March 16, 1999, we sold the notes in the original offering. As set forth in the table below, we used the $150.0 million of proceeds from the original offering to:

     (1) repay the indebtedness represented by the Senior Bridge Financing, the Junior Simmons Notes and accrued interest;

     (2) repay the amounts outstanding under our revolving credit facility under the New Senior Credit Agreement;

     (3) prepay a portion of the amounts outstanding under our term loan facility under the New Senior Credit Agreement and accrued interest; and

     (4) pay expenses incurred in connection with the original offering.

                                                                      Amount
                                                                   -------------
                                                                   (in millions)
     Sources:
       Proceeds of the original offering..........................    $150.0

     Uses:
       Repayment of Senior Bridge Financing.......................      75.4
       Repayment of Junior Simmons Notes..........................      31.1
       Repayment of Revolving Credit Facility.....................      15.0
       Prepayment of portion of Term Loan Facility................      23.7
       Fees and expenses of the original offering.................       4.8
                                                                      ------
         Total....................................................    $150.0
                                                                      ======

   See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

Redemption of Previously Existing Notes

   The Merger constituted a "change of control" under the terms of the previously existing indenture (the "Previously Existing Note Indenture") for our $100.0 million of 10.75% Senior Subordinated Notes due 2006 (the "Previously Existing Notes"). Under the Previously Existing Note Indenture, we had the right to redeem the Previously Existing Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus an applicable premium. Concurrently with the consummation of the Transactions, we called the Previously Existing Notes for Redemption and placed a portion of the proceeds from the Transactions in trust with the trustee under the Previously Existing Note Indenture to satisfy and discharge our obligations under that indenture. In November 1998, we completed the Redemption.

Refinancing of Previous Credit Agreement

   Our previously existing credit facility (the "Previous Credit Agreement") was terminated in connection with the Transactions. The Previous Credit Agreement provided for a $40.0 million revolving credit facility and a term loan facility of $75.0 million. Borrowings under the Previous Credit Agreement were repaid with proceeds from borrowings under the New Senior Credit Agreement. See "Other Indebtedness--New Senior Credit Agreement".

New Senior Credit Agreement

   In connection with the Transactions, we entered into a new senior secured credit agreement, as amended (the "New Senior Credit Agreement") with institutional lenders and affiliates of the initial purchasers of the notes, including Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, as joint lead arranger, syndication agent and lender, Warburg Dillon Read, as joint lead arranger, UBS A.G., an affiliate of Warburg Dillon Read, as administrative agent and lender, Fleet National Bank, an affiliate of Fleet Securities as co-agent and lender, and U.S. Bank N.A., an affiliate of U.S. Bancorp Libra, as co-agent and lender. The New Senior Credit Agreement provides for loans of up to $270.0 million, consisting of three term loan facilities of $190.0 million in the aggregate (the "Term Loan Facility") and an $80.0 million revolving credit facility (the "Revolving Credit Facility"). We distributed a portion of the proceeds of the Term Loan Facility and our initial borrowings under the Revolving Credit Facility to Holdings to provide a portion of the funds necessary to consummate the Transactions.

   On March 16, 1999, with proceeds from the original offering, we repaid the $15.0 million then outstanding under the Revolving Credit Facility. In addition, we prepaid approximately $23.6 million of principal amounts outstanding under the Term Loan Facility as well as approximately $0.1 million of accrued interest.

   Our indebtedness under the New Senior Credit Agreement bears interest at a floating rate, is guaranteed by Simmons Holdings and one of our current domestic subsidiaries and is secured by substantially all of our assets as well as the assets of Simmons Holdings and such domestic subsidiary. The New Senior Credit Agreement will also be guaranteed, subject to certain exceptions, by all of our future material subsidiaries. The New Senior Credit Agreement requires us to maintain financial ratios, including fixed-charge, cash interest coverage and leverage ratios. The New Senior Credit Agreement also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, including the exchange notes, liens and encumbrances and other matters customarily restricted in such agreements. See "Other Indebtedness--New Senior Credit Agreement".

Senior Bridge Loan Agreement

   In connection with the Transactions, we entered into a bridge loan agreement (the "Senior Bridge Loan Agreement") with West Street and UBS. The Senior Bridge Loan Agreement provided for $75.0 million in aggregate principal amount of Senior Subordinated Increasing Rate Bridge Loans (the "Senior Bridge Financing"). On March 16, 1999, with proceeds from the original offering, we repaid the $75.0 million of Senior Bridge Financing as well as approximately $0.4 million of accrued interest.

Securities Purchase Agreement

   In connection with the Transactions, we and Simmons Holdings entered into a securities purchase agreement (the "Securities Purchase Agreement") with Fenway Investment LLC. Pursuant to the Securities Purchase Agreement, we issued the Junior Simmons Notes in the aggregate principal amount of $30.0 million and Simmons Holdings issued the Junior Holdings PIK Notes in the aggregate principal amount of $10.0 million.

   On March 16, 1999, with proceeds from the original offering, we repaid the $30.0 million of indebtedness under the Junior Simmons Notes as well as approximately $1.1 million of accrued interest.

   The maturity date of the Junior Holdings PIK Notes is October 29, 2011. The Junior Holdings PIK Notes initially bore interest at 15.0% through December 30, 1998, which rate increased to 15.5% on December 31, 1998 and which will increase by 0.5% for every three-month period thereafter up to a maximum rate of 17.5%. Interest on the Junior Holdings PIK Notes is payable in kind by Simmons Holdings by capitalizing such interest through September 2010.

   Under the Securities Purchase Agreement, Simmons Holdings also issued:

     (1) a warrant to purchase 601,346.63 shares of common stock of Simmons Holdings at an initial exercise price of $6.7315 per share to Fenway Investment LLC (the "Fenway Warrant"); and

     (2) warrants to purchase an aggregate of 2,104,713.22 shares of common stock of Simmons Holdings to be held in escrow which may be exercisable at either $0.01 per share or $6.7315 per share, depending upon the circumstances (the "Escrow Warrants" and, together with the Fenway Warrants, the "Warrants").

   Under certain circumstances, the Escrow Warrants may be released to Fenway Investment LLC.

                                THE SIMMONS ESOP

   In January 1989, the Simmons ESOP was established to purchase all of our then outstanding common stock. We loaned the Simmons ESOP $241.5 million for the purchase of all of our common stock then outstanding (the "ESOP Loan"). As of December 26, 1998, the ESOP Loan had been reduced to approximately $39.4 million, in part due to forgiveness in 1992 of a substantial portion of the internal obligation.

   We will make annual cash contributions to the Simmons ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The Simmons ESOP will then use all such cash to repay to us the internal ESOP Loan. As a result, there is no cash cost to us associated with the contributions to the Simmons ESOP. As the internal ESOP Loan is repaid, a portion of the ESOP Equity Rollover will be allocated to participant accounts and non-cash compensation expense equal to the fair value of the allocated shares will be charged to non-cash ESOP expense. At such time as the internal ESOP Loan is repaid in full, in approximately three years, all shares of ESOP Equity Rollover held by the Simmons ESOP will have been allocated to plan participants. See "Management--Retirement Plans--Simmons ESOP".

   Approximately 1,700 of our current and former employees are participants in the Simmons ESOP. The Simmons ESOP agreed to sell to REM, immediately prior to the Merger, the Allocated Shares (representing all the shares held by the Simmons ESOP that had been allocated to plan participants as of such date) for approximately $15.4 million in the aggregate, which amount was reinvested in diversified investments at the direction of the individual plan participants in the Simmons ESOP. The Simmons ESOP received a fairness opinion from its financial advisor to the effect that the consideration received for the Allocated Shares under the ESOP Agreement was fair to the ESOP from a financial point of view. See "Management--Retirement Plans--Simmons ESOP".

                                USE OF PROCEEDS

   There will be no proceeds from the issuance of the exchange notes.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and our actual capitalization as of December 26, 1998 and as adjusted to give effect to the original offering and the application of proceeds from the original offering as described in "The Transactions and the Original Offering". You should read this table along with the "Selected Historical Consolidated Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                      As of December 26, 1998
                                                     --------------------------
                                                                 As Adjusted
                                                               for the Original
                                                      Actual       Offering
                                                     --------  ----------------
                                                          (in thousands)
Cash and cash equivalents..........................  $  6,004      $  6,004
                                                     ========      ========
Long-term debt obligations, including current
 portion:
  New Senior Credit Agreement
    Revolving Credit Facility(1)...................  $    --       $    --
    Term Loan Facility(1)..........................   190,000       150,976
  Industrial revenue bonds(2)......................    14,700        14,700
  Other, including capital leases..................     3,769         3,769
  Senior Bridge Financing..........................    75,000           --
  Notes............................................       --        150,000
  Junior Simmons Notes.............................    30,000           --
      Total long-term debt.........................   313,469       319,445
Redemption obligation--Simmons ESOP, net of related
 unearned compensation of $11,400..................    12,084        12,084
Common stockholders' deficit.......................   (12,301)      (12,301)
                                                     --------      --------
      Total capitalization.........................  $313,252      $319,228
                                                     ========      ========

--------
(1) See "The Transactions and the Original Offering--New Senior Credit Agreement" for a description of the Revolving Credit Facility and Term Loan Facility under the New Senior Credit Agreement. As of December 26, 1998, we had no borrowings outstanding under the Revolving Credit Facility and $190.0 million was outstanding under the Term Loan Facility. Immediately prior to the original offering, we had borrowings outstanding under the Revolving Credit Facility and the Term Loan Facility of approximately $15.0 million and $189.7 million, respectively. We used a portion of the proceeds of the original offering to repay all amounts outstanding under the Revolving Credit Facility and to prepay approximately $23.6 million under the Term Loan Facility as well as approximately $0.1 million of accrued interest. The prepayment of the Term Loan Facility resulted in an outstanding amount under the Term Loan Facility of approximately $166.1 million. As of March 27, 1999, we had no borrowings outstanding under the Revolving Credit Facility. See "The Transactions and the Original Offering".

(2) Includes $9.7 million of 7.00% industrial revenue bonds due in 2017 and $5.0 million of variable rate industrial revenue bonds due in 2016.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                             (dollars in thousands)

   Set forth below are our selected historical consolidated financial data. We derived our historical Statements of Operations and Balance Sheet Data for 1994, 1995, 1996 combined, 1997 and 1998 from our consolidated financial statements. The data for the combined year ended December 28, 1996 represents the mathematical addition of the short Predecessor and Successor Periods in that year. You should read the information presented below along with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and accompanying notes and other financial information appearing elsewhere in this prospectus.

                                   Predecessor                                Successor
                          -------------------------------           ------------------------------
                                              Period from           Period from
                                               Dec. 31,   Combined   March 22,
                             Year Ended          1995       Year       1996       Year      Year
                          ------------------    through    Ended      through    Ended     Ended
                          Dec. 31,  Dec. 30,   March 21,  Dec. 28,   Dec. 28,   Dec. 27,  Dec. 26,
                            1994      1995       1996     1996(1)      1996       1997      1998
                          --------  --------  ----------- --------  ----------- --------  --------
Statement of Operations
 Data:
Net sales...............  $439,689  $489,815   $106,431   $530,301   $423,870   $550,085  $600,773
Cost of products sold...   269,741   292,825     66,630    320,757    254,127    319,074   348,842
                          --------  --------   --------   --------   --------   --------  --------
Gross profit............   169,948   196,990     39,801    209,544    169,743    231,011   251,931
Selling, general and
 administrative
 expenses...............   137,791   161,202     35,846    171,608    135,762    183,556   202,213
ESOP expense(2).........     4,463     4,533      1,203      5,000      3,797      6,230     6,453
Amortization of
 intangibles............     5,753     5,753      1,324      6,974      5,650      7,679     7,629
Interest expense,
 net(3).................     8,197     8,185      1,489     16,766     15,277     19,088    22,454
Other expense, net(4)...     2,517       400         96      1,653      1,557      1,571    17,544
                          --------  --------   --------   --------   --------   --------  --------
Income (loss) before
 taxes and extraordinary
 item...................  $ 11,227  $ 16,917   $   (157)  $  7,543   $  7,700   $ 12,887  $ (4,362)
                          ========  ========   ========   ========   ========   ========  ========
Net income (loss).......  $  7,994  $  9,411   $   (439)  $    873   $  1,312   $  6,362  $(19,019)
                          ========  ========   ========   ========   ========   ========  ========
Other Data:
Adjusted EBITDA(5)......  $ 36,498  $ 42,153   $  5,739   $ 48,476   $ 42,737   $ 58,420  $ 62,264
Adjusted EBITDA margin..       8.3%      8.6%       5.4%       9.1%      10.1%      10.6%     10.4%
Gross margin............      38.7%     40.2%      37.4%      39.5%      40.0%      42.0%     41.9%
Adjusted capital
 expenditures(6)........  $  4,496  $  3,021   $    523   $  4,726   $  4,203   $  7,616  $  8,989
Depreciation and
 amortization...........     9,249     9,780      2,198     11,316      9,118     13,549    16,593
Cash interest
 expense(7).............     7,095     6,488      1,119     15,994     14,875     18,731    21,566
Total interest expense..     9,042     8,347      1,525     16,921     15,396     19,344    22,638
Ratio of earnings to
 fixed charges(8).......      1.9x      2.4x        --        1.4x       1.4x       1.6x       --
Balance Sheet Data (end
 of period):
Working capital(9)......  $ 23,077  $ 20,171   $    --    $    --    $ 42,414   $ 37,133  $ 46,567
Total assets............   249,891   254,492        --         --     367,849    375,125   400,061
Total debt, including
 current maturities.....   109,435    93,768        --         --     196,815    184,443   313,469
Total common
 stockholders' equity
 (deficit)..............    41,936    44,372        --         --      86,291     92,614   (12,301)

--------
(1) As a result of the Investcorp Acquisition, our assets and liabilities were adjusted to reflect their estimated fair values as of March 22, 1996. In addition, we entered into new financing arrangements and changed our capital structure. Accordingly, the results for periods subsequent to the Investcorp Acquisition are not comparable to the prior historical periods presented. The combined period for 1996 represents the mathematical addition of the historical amounts for the Predecessor Period (December 31, 1995 to March 21, 1996) and the Successor Period (March 22, 1996 to December 28, 1996) and is not indicative of results that would have been obtained had the Investcorp Acquisition occurred on December 31, 1995. For information regarding these periods separately, see our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

(2) Represents the non-cash charge resulting from the allocation of shares held by Simmons ESOP to participant accounts as they are earned. See "The Simmons ESOP" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(3) Interest expense, net includes the amortization of deferred debt issuance costs of $835, $679, $84, $605, $521, $613 and $777 for 1994, 1995, the
    period from December 31, 1995 through March 21, 1996, 1996 combined, the period from March 22, 1996 through December 28, 1996, 1997 and 1998, respectively, and is net of interest income of $845, $162, $36, $155, $119, $256 and $184 for the same periods, respectively.

(4) For the components of other expense, net for 1996 combined through 1998, see Note 9 of our consolidated financial statements. Other expense, net consisted of

  (a) other non-operating expense of $642 and $400 for 1994 and 1995, respectively; and

  (b) gain on sale of land of $948 and loss on sale of an idle facility of $2,823 in 1994.

(5) Items added back to EBITDA to arrive at Adjusted EBITDA are as follows:

                                      Predecessor                             Successor
                             -----------------------------          -----------------------------
                                               Period from          Period from
                                                Dec. 31,   Combined  March 22,
                                Year Ended        1995       Year      1996       Year     Year
                             -----------------   through    Ended     through    Ended    Ended
                             Dec. 31, Dec. 30,  March 21,  Dec. 28,  Dec. 28,   Dec. 27, Dec. 26,
                               1994     1995      1996       1996      1996       1997     1998
                             -------- -------- ----------- -------- ----------- -------- --------
   EBITDA(a)...............  $36,498  $39,977       $4,865  $42,433     $37,568  $53,581 $58,866
   SWIFT/UNITE expense(b)..      --     1,815          640    4,107       3,467    2,347   2,208
   Strategic management
    initiatives(c).........      --       --           --       --          --     1,693     418
   Inventory written-up to
    fair market value(d)...      --       --           --     1,000       1,000      --        7
   Discontinued product
    line(e)................               361          234      936         702      799     772
                             -------  -------       ------  -------     -------  ------- -------
    Adjusted EBITDA(a).....  $36,498  $42,153       $5,739  $48,476     $42,737  $58,420 $62,264
                             =======  =======       ======  =======     =======  ======= =======

  (a) EBITDA represents earnings before interest expense, income tax expense, extraordinary item depreciation and amortization, ESOP expense, management fees and other non-operating charges. We believe that EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt and a similar measure is utilized for purposes of the covenants contained in the indenture. EBITDA and Adjusted EBITDA are not measurements of operating performance calculated in accordance with generally accepted accounting principles and should not be considered substitutes for operating income, net income, cash flows from operating activities or other statement of operations or cash flow data prepared in accordance with generally accepted accounting principles, or as measures of profitability or liquidity. EBITDA and Adjusted EBITDA may not be indicative of our historical operating results, nor are they meant to be predictive or potential future results. In addition, EBITDA and Adjusted EBITDA as defined in this note are not presentations accepted by the Commission. Accordingly, any presentation of EBITDA or Adjusted EBITDA or any information concerning EBITDA or Adjusted EBITDA which may be included in a future registration statement filed with the Commission may be substantially different than the presentation included herein. Our measures of EBITDA and Adjusted EBITDA may not be comparable to those recorded by other companies.

  (b) Reflects reduction in expenses related to our substantially completed SWIFT/ UNITE (each as defined herein) productivity enhancement programs.

  (c) Reflects non-recurring consulting and other expenses related to strategic initiatives.

  (d) Reflects non-recurring write up to fair market value in connection with the Investcorp Acquisition.

  (e) Reflects non-recurring losses attributable to a discontinued product line.

(6) Adjusted capital expenditures are exclusive of expenditures related to

  (a) our SWIFT and UNITE programs of $2,813, $1,044, $7,575, $6,531, $3,786 and $2,808 for 1995, the period from December 31, 1995 through March 21, 1996, 1996 combined, the period from March 22, 1996 through December 28, 1996, 1997 and 1998, respectively; and

  (b) new plant facilities of $0, $0, $2,612, $2,612, $4,299 and $3,756 for the same periods, respectively.

(7) Cash interest expense is defined as interest expense less amortization of debt issuance costs and other non-cash interest expense. Management believes that the ratio of Adjusted EBITDA to cash interest expense and the ratio of Adjusted EBITDA to total interest expense are widely accepted as useful information regarding a company's ability to service and/or incur debt.

(8) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary item and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense. Earnings were insufficient to cover fixed charges for the period from December 31, 1995 through March 21, 1996 and the year ended December 26, 1998 by $157 and $4,362, respectively.

(9) Represents total current assets (excluding cash and equivalents) less total current liabilities, (excluding current maturities of long-term debt and capital lease obligations).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion along with the "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

General

   Simmons is a leading manufacturer and distributor of premium branded bedding products in the United States and is the world leader in Pocketed Coil(TM) innerspring technology. We design, manufacture, distribute and license a broad range of mattresses, box springs, bedding frames and sleep accessories under well recognized brand names including Simmons(R), Beautyrest(R), BackCare(R), Connoisseur Collection(R), and Maxipedic(R). While we provide a full range of conventional bedding products, our focus is on the higher-end market segments, emphasizing retail price points from $699 to $2,999 per queen set. We believe that these products offer more attractive growth prospects and higher gross margins than lower-end products.

   On October 29, 1998, we and Simmons Holdings

     (1) consummated the Merger and the ESOP Repurchase whereby, among other things, Fenway Investment LLC acquired 75.1% of the outstanding shares of Simmons Holdings and the Management Investors, the Simmons ESOP and the Investcorp Group retained 5.9%, 13.7% and 5.3%, respectively, of the outstanding stock of Holdings;

     (2) placed funds in escrow for the Redemption for cash all of the Previously Existing Notes;

     (3) effected the Refinancing through which we entered into and borrowed under the New Senior Credit Agreement and repaid indebtedness outstanding under the Previous Credit Agreement;

     (4) entered into the Senior Bridge Loan Agreement under which West Street and UBS provided the Senior Bridge Financing; and

     (5) entered into the Securities Purchase Agreement under which we issued the Junior Simmons Notes and Simmons Holdings issued the Junior Holdings PIK Notes to Fenway Investment LLC.

   We accounted for the Merger as a recapitalization.

   On March 16, 1999, we sold the notes in the original offering. We used the net proceeds from the original offering of approximately $145.2 million to:

     (1) repay the indebtedness under the Senior Bridge Financing and the Junior Simmons Notes and accrued interest;
     (2) repay the amounts outstanding under the Revolving Credit Facility;
  and

     (3) prepay a portion of the amounts outstanding under the Term Loan Facility and accrued interest.

   On March 22, 1996, Simmons Holdings, a company organized on behalf of the Investcorp Group and the Simmons ESOP, management and other investors, acquired 100% of our outstanding common stock (the "Investcorp Acquisition"). We employed the purchase method of accounting for the Investcorp Acquisition effective March 22, 1996. As a result of the required purchase accounting adjustments, the post-Investcorp Acquisition financial statements (the "Successor Financials") are not comparable to the financial statements for the periods prior to the Investcorp Acquisition (the "Predecessor Financials").

Results of Operations

   For purposes of the discussion below, the results of operations for the year ended December 28, 1996 represent the mathematical addition of the historical amounts for the predecessor period (December 31, 1995 through March 21, 1996) and the successor period (March 22, 1996 through December 28, 1996) and are not indicative of the results that would actually have been obtained if the Investcorp Acquisition had occurred on December 30, 1995.

   The following table sets forth some components of our consolidated statement of operations data expressed as a percentage of net sales.

                                                             Fiscal Year
                                                          -------------------
                                                          1996   1997   1998
                                                          -----  -----  -----
Net sales................................................ 100.0% 100.0% 100.0%
Cost of products sold....................................  60.5   58.0   58.1
                                                          -----  -----  -----
Gross margin.............................................  39.5   42.0   41.9
Selling, general and administrative expenses.............  32.4   33.4   33.7
                                                          -----  -----  -----
Operating income before ESOP expense and amortization of
 intangibles.............................................   7.1%   8.6%   8.2%
                                                          =====  =====  =====
Adjusted EBITDA margin...................................   9.1%  10.6%  10.4%
                                                          =====  =====  =====

 Fiscal 1998 as Compared to Fiscal 1997

   Net Sales. Net sales increased 9.2%, or $50.7 million, from $550.1 million in 1997 to $600.8 million in 1998. We attribute $29.2 million of this increase to a 5.3% increase in our bedding unit sales volume and $21.5 million of it to a 3.9% increase in our bedding average unit selling price. The growth in bedding unit sales volume resulted primarily from increased BackCare(R) product shipments and an increase in open coil contract bedding sales in the last three quarters of 1998. Bedding average unit selling price increased due to a shift in our product mix to higher priced products, particularly in the Beautyrest(R) and BackCare(R) lines.

   Cost of Products Sold. As a percentage of net sales, cost of products sold for 1998 remained stable at approximately 58.1% as compared to the same time period a year ago. Our gross margins for 1998 reflect an increase in unit sales of certain premium products with gross margins lower than our average, offset by raw material cost efficiencies together with higher levels of procurement. Gross margins during 1998 also benefited from the increase in bedding average unit selling price described above.

   Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses increased from 33.4% in 1997 to 33.7% in 1998. We attribute this increase to an increase in marketing expenditures and to higher depreciation expense, offset, in part, by increased royalty income, a lower bad debt provision and reduced discretionary expenditures. Marketing expenditures increased due to higher cooperative advertising and promotion costs. Depreciation increased due to the amortization of the systems upgrade project.

   ESOP Expense. ESOP expense increased slightly from $6.2 million in 1997 to $6.5 million in 1998. We attribute this slight increase to an increase in the appraised value of the shares subject to the Simmons ESOP in 1998.

   Amortization of Intangibles. Amortization of intangibles for 1998 remained relatively stable at approximately $7.6 million.

   Interest Expense, Net. Interest expense, net increased $3.4 million from $19.1 million in 1997 to $22.5 million in 1998 due primarily to increased indebtedness and higher interest rates primarily in the fourth quarter of 1998.

   Other Expense, Net. Other expense, net increased $15.9 million from $1.6 million in 1997 to $17.5 million in 1998. We attribute the increase to various non-recurring expenses incurred in connection with the Transactions.

   Provision for Income Taxes. Our effective tax rates for 1997 and 1998 differ from the federal statutory rate primarily because of non tax-deductible amortization of goodwill.

   Extraordinary Item. In 1998, we recorded a $15.0 million extraordinary charge representing the remaining unamortized debt issuance costs related to the repayment of certain long-term obligations repaid and the Redemption of the Previously Existing Notes in connection with the Transactions.

   Net Income. For the reasons set forth above, we incurred a net loss of $19.0 million as compared to net income of $6.4 million for 1997.

 Fiscal 1997 As Compared to Fiscal 1996

   Net Sales. Net sales increased 3.7%, or $19.8 million, from $530.3 million in 1996 to $550.1 million in 1997. $22.8 million of this increase was due primarily to a 4.4% increase in our bedding average unit selling price and the balance of the increase was due to a relatively slight increase in our unit sales volume. We attribute the strong improvement in bedding average unit selling price to an increase in Beautyrest(R) sales as a percentage of total sales and to sales of higher-priced BackCare(R) products. Unit sales volume increased only slightly in 1997 due to the following:

     (1) a substantial sales decline resulting from our spring, 1997 decision to discontinue our supply relationship with Mattress Discounters, Inc., our largest customer in 1996, when the terms of the relationship did not meet our account profitability expectations;

     (2) the repositioning of the BackCare(R) product line to be consistent with our overall marketing strategy; and

     (3) lost sales volume during the bankruptcy proceedings of Montgomery Ward & Co. and Levitz Furniture, Inc. However, due to the breadth of penetration and continued consumer acceptance of our Beautyrest(R) and BackCare(R) product lines, we were able to replace revenues lost as a result of our decision to discontinue our relationship with Mattress Discounters, Inc.

   The bankruptcy filings and the Mattress Discounters, Inc. decision have not had, and we do not expect them to have, any material adverse effect on our financial condition.

   Cost of Products Sold. As a percentage of net sales, cost of products sold decreased 2.5 percentage points from 60.5% in 1996 to 58.0% in 1997. We attribute this improvement to the following:

     (1) an increase in sales of Beautyrest(R) products as a percentage of total sales;

     (2) relatively stable raw material costs; and

     (3) improved operating efficiencies due to the effect of the completed implementation of our UNITE reengineering program; and

     (4) writing up, as required by the principles of purchase accounting, the cost of products sold in 1996 reflecting the sale of finished goods inventory to net realizable value as of the date of the Investcorp Acquisition.

   Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses increased 1.0% from 32.4% in 1996 to 33.4% in 1997. We attribute this to the following:

     (1) higher consulting fees and other expenditures associated with strategic initiatives we undertook;

     (2) additional expenses, as well as a partial year of amortization expense related to the rollout of SWIFT, our systems upgrade project;

     (3) an increase in selling expenses related to competitive sales promotion programs and additional sales personnel;

     (4) an increase in distribution costs due to contractual increases and expansion into outlying territories; and

     (5) a higher provision for uncollectible accounts.

   ESOP Expense. ESOP expense increased by $1.2 million from approximately $5.0 million in 1996 to $6.2 million in 1997 due primarily to an increase in the number of eligible participants.

   Amortization of Intangibles. Amortization of intangible assets increased $0.7 million from $7.0 million in 1996 to $7.7 million in 1997 due primarily to a full year of amortization relating to the increase in goodwill resulting from purchase accounting adjustments made in connection with the Investcorp Acquisition.

   Interest Expense, Net. Interest expense, net increased $2.3 million from $16.8 million in 1996 to $19.1 million in 1997 due primarily to a full year of interest expense which resulted from financing in connection with the Investcorp Acquisition. See Note 8 to our consolidated financial statements.

   Other Expense, Net. Other expense, net remained relatively stable, decreasing $.08 million from $1.65 million in 1996 to $1.57 million in 1997.

   Provision for Income Taxes. Our effective tax rates for 1996 and 1997 differ from the federal statutory rate primarily because of non tax-deductible amortization of goodwill.

   Net Income. For the reasons set forth above, we earned net income of $6.4 million in 1997 as compared to net income of $0.9 million in 1996.

Liquidity and Capital Resources

   Our principal source of cash to fund liquidity needs is net cash provided by operating activities and availability under the New Senior Credit Agreement. Our primary use of funds consists of payments of principal and interest, and capital expenditures.

   Our operating activities used cash of $14.0 million in 1998 compared to cash generated of $32.3 million in 1997. The difference is due primarily to the cash expenses incurred in 1998 in connection with the Transactions, as well as the timing of accounts receivable collections and the timing of payments of accounts payable and accrued liabilities.

   Our capital expenditures totaled $15.5 million for 1998. These capital expenditures consisted primarily of normal recurring capital expenditures in the amount of $9.0 million, capital expenditures relating to the construction of new manufacturing facilities in the amount of $3.8 million and capitalized expenditures related to our systems upgrade project in the amount of $2.8 million. See "--Impact of the Year 2000 Issue". We have budgeted $9.0 million for 1999 capital expenditures. We believe that annual capital expenditure limitations in the New Senior Credit Agreement and the indenture will not significantly inhibit us from meeting our ongoing capital needs.

   In connection with the Investcorp Acquisition, we entered into the Previous Credit Agreement, which provided for a $40.0 million revolving credit facility and a $75.0 million term loan facility. On April 18, 1996, we completed a refinancing, which consisted of the sale of $100.0 million of the Previously Existing Notes.

   As of December 26, 1998, we had no borrowings and $76.5 million available under our Revolving Credit Facility in the New Senior Credit Agreement and as of March 27, 1999, we had no borrowings and $79.3 million available under our Revolving Credit Facility. As of December 26, 1998, we were in compliance with the financial covenants contained in the New Senior Credit Agreement and the Senior Bridge Loan Agreement.

   In connection with the Transactions, we incurred substantial additional indebtedness. We used borrowings under the New Senior Credit Agreement and the Senior Bridge Financing to repay borrowings under the Previous Credit Agreement and the Previously Existing Notes, to finance the ESOP Repurchase, and to pay the necessary distributions to Simmons Holdings to effect the Recapitalization.

   We used the net proceeds from the original offering to:

     (1) repay the indebtedness under the Senior Bridge Financing and the Junior Simmons Notes and accrued interest;

     (2) repay the amounts outstanding under the Revolving Credit Facility and accrued interest; and

     (3) prepay a portion of the amounts outstanding under the Term Loan Facility and accrued interest.

   After the consummation of the exchange offer, one of our primary uses of cash will be to make interest payments on the exchange notes and interest and principal payments under the New Senior Credit Agreement.

   The New Senior Credit Agreement provides for loans of up to $270.0 million, consisting of the Term Loan Facility of $190.0 million and the Revolving Loan Facility of $80.0 million. We distributed a portion of the proceeds of the Term Loan Facility and our initial borrowings under the Revolving Credit Facility to Simmons Holdings to provide a portion of the funds necessary to consummate the Merger. Following the prepayments made from the proceeds of the original offering, the Term Loan Facility was reduced to approximately
$166.1 million and such facility will require no principal amortization payments in 1999 and will require aggregate annual principal amortization payments of $0.5 million in 2000 and $3.5 million in 2001. Interest rates are variable and, based on current interest rates, we estimate annual interest expense under the New Senior Credit Agreement to be $13.6 million. Our indebtedness under the New Senior Credit Agreement bears interest at a floating rate, is guaranteed by Simmons Holdings and one of our current domestic subsidiaries and is collateralized by substantially all of our assets as well as the assets of Holdings and such domestic subsidiary. The New Senior Credit Agreement will also be guaranteed by all of our future material subsidiaries. See "The Transactions and the Original Offering--New Senior Credit Agreement" and "Other Indebtedness--New Senior Credit Agreement".

   The New Senior Credit Agreement and the indenture contain covenants and restrictions on actions by us and our subsidiaries that will, among other things, limit our ability and the ability of our subsidiaries to incur additional indebtedness and issue stock, pay dividends or distributions, make investments, make other payments, enter into transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations. In addition, the New Senior Credit Agreement requires that we comply with specified financial ratios and tests described therein, including a maximum ratio of indebtedness to cash flow and a minimum fixed-charge coverage ratio.

   We regularly evaluate potential acquisition opportunities to support and strengthen our business, although there are no binding agreements with respect to any particular acquisition or joint venture at this time. We cannot assure you that in the future we will be able to acquire suitable acquisition candidates on acceptable terms or that future acquisitions, if completed, will be successful. Moreover, we cannot assure you that we will be able to find adequate sources of capital to finance these acquisitions. We may need to incur additional debt and contingent liabilities, which could have a material adverse effect on our business, operating results and financial condition in order to effect future acquisitions. The success of any completed acquisition will depend on our ability to integrate effectively the acquired business. The process of integrating acquired businesses involves numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which we have limited or no direct prior experience and the potential loss of key employees of the acquired businesses. See "Risk Factors--Acquisition Integration".

   Our ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance our indebtedness (including the exchange notes), or to fund planned capital expenditures and research and development, will depend on our future performance. Our future performance is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the New Senior Credit Agreement, will be adequate to meet our future liquidity needs for at least the next several years. However, we cannot assure you that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the New Senior Credit Agreement in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. If our business does not generate sufficient cash flow, we may not be able to effect any refinancing of our existing indebtedness on commercially reasonable terms or at all. See "Risk Factors".

Seasonality

   Our volume of sales is somewhat seasonal, with sales generally lower during the first quarter of each year than in the remaining three quarters of the year. Historically, our working capital borrowings have increased during the first half of each year and have decreased in the second half of each year. We also experience a seasonal fluctuation in profitability, with our gross profit percentage during the first quarter of each year slightly lower than the margin percentages obtained in the remaining part of the year. We believe that seasonality of profitability is a factor that affects the conventional bedding industry generally and that it is primarily due to retailers' emphasis in the first quarter on price reductions and promotional bedding and manufacturers' emphasis on close-outs of the prior year's product lines. These two factors together result in lower profit margins.

Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Financial statements for prior periods need not be restated. We are currently reviewing the provisions of SFAS No. 133 and do not believe that our financial statements will be materially impacted by the adoption of this provision.

Significant Customer Developments

   During the year ended December 27, 1997, Montgomery Ward & Co. and Levitz Furniture Inc., two of our ten largest customers, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As of December 27, 1997 and the date of each of the bankruptcy filings, we had the reserves necessary to cover our estimated exposure. For a period prior to the filings under the bankruptcy code, we halted shipments to Montgomery Ward & Co. and Levitz Furniture Inc. to minimize our exposure. Subsequent to the filing, after taking further steps to minimize exposure we recommenced shipments to the retailers. These situations have not had a material adverse effect on our financial position or results of operation.

Impact of the Year 2000 Issue

   Issues relating to the year 2000 are the result of computer programs and certain embedded-chip systems being written or developed using two digits rather than four to define the applicable year. Any of our computer programs or embedded-chip systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, obtain raw materials, manufacture or ship products, generate invoices, or engage in similar normal business activities.

   We have formed a committee consisting of personnel from all of our major disciplines to address risks associated with the year 2000 issue. The committee has developed a list of all of our information systems and is investigating each system to determine its year 2000 readiness.

   With the upgrade of our enterprise wide information system we undertook in 1995, which is nearly complete today, our information systems are largely year 2000 compliant. However, certain of our computer systems are not year 2000 compliant. We will complete a year 2000 upgrade of these remaining systems that are not year 2000 compliant by the third quarter of 1999. We currently expect costs to complete the year 2000 upgrade will include internal data processing resources, as well as some external consultant fees to assist in the effort. The cost of this initiative through December 26, 1998 was approximately $0.5 million. We anticipate that additional costs to bring all of our systems into year 2000 compliance will be approximately $2.4 million. Our internal resources to address the Year 2000 issue consist of approximately five full-time employees.

   We believe that our main system hardware and operating systems, networking operating systems and office productivity software are all year 2000 compliant. We also use manufacturing processes that include computer controlled equipment. We are currently in the process of reviewing this equipment to determine if it is year 2000 compliant. We expect to complete this review by the end of the second quarter of 1999.

   Our facilities staff is also currently investigating the status of our non-information systems with respect to year 2000 compliance. These non-information systems include phones, voicemail, heating/air conditioning, electricity and security systems. We expect to complete an assessment of the readiness of our non-information systems by the end of the second quarter of 1999.

   In addition to reviewing our internal systems, we have polled our significant suppliers, customers and freight carriers to determine whether they are year 2000 compliant and, if not, the extent to which our operations may be adversely affected as a result of their failure to be year 2000 compliant. We have completed our assessment of suppliers' and customers' year 2000 readiness. Although we have received assurances from some of our suppliers, customers and freight carriers we cannot determine the extent to which our operations may be adversely affected by the failure of our suppliers to be year 2000 compliant.

   The costs of our year 2000 initiatives and their completion dates are based upon best estimates and derived using various assumptions of future events including the continued availability of resources, third party statements of compliance and other factors. However, we cannot guarantee that these estimates will be achieved and actual results could differ materially from these plans. See "Risk Factors--Year 2000 Issue".

                                    BUSINESS

Simmons

   We are a leading manufacturer and distributor of premium branded bedding products in the United States and the world leader in Pocketed Coil(TM) innerspring technology. Our well-recognized mattress and related sleep products brand names include:

  . Simmons(R)

  . Beautyrest(R)

  . BackCare(R)

  . Connoisseur Collection(R)

  . Maxipedic(R)

   Although we provide a full range of conventional bedding products, we focus on higher-end market segments, emphasizing retail price points from $699 to $2,999 per queen set. In 1998, we derived approximately 54% of our net sales from products sold at these price points, which we believe offers more attractive growth prospects and higher gross margin than lower-end products. We sell to a diversified nationwide base of over 2,700 customers, representing more than 5,500 retail outlets.

   Since 1995, we have invested approximately $28 million to re-engineering and update our information systems. We believe our substantial annual research and development investments enable us to be an industry leader in the development of innovative products.

   In summary, we believe that the following create significant advantages over smaller regional manufacturers as well as those national competitors that operate as associations of independent licensees:

  . our national distribution;

  . our extensive brand advertising;

  . our customer support services; and

  . our captive manufacturing


Industry Overview

   The domestic wholesale bedding industry generated sales of over $3.8 billion in 1998. Although fragmented with approximately 800 manufacturers, the industry is mature and stable, and has enjoyed the attributes described below.

   Consistent Growth. From 1978 to 1998, the domestic wholesale bedding industry experienced a compound annual growth rate of 6.6%, with sales volumes increasing in all but one of those 20 years. Similarly, average unit selling prices increased every year over the same period and grew at an annual rate of 3.6%.

                              [GRAPH APPEARS HERE]

                       Domestic Wholesale Bedding Sales
                             (dollars in billions)

             77   78   79   80   81   82   83   84   85   86   87   88   89   90   91   92   93   94   95   96   97
            $1.0 $1.1 $1.2 $1.3 $1.4 $1.4 $1.6 $1.7 $1.8 $1.9 $2.1 $2.3 $2.3 $2.3 $2.4 $2.6 $2.8 $3.0 $3.2 $3.3 $3.6

   Stability and Profitability. In each year since 1986, the bedding industry has demonstrated highly consistent gross margins ranging between 29% and 32%. Bedding also offers an estimated 45% gross margin to retailers as well as some of the highest sales per square foot and return on inventory of all retail furniture products. Consequently, even in circumstances of fluctuating demand retailers continue to strongly promote sales of bedding products. Finally, the stability of the bedding market is further supported by the fact that over 70% of bedding sales result from replacement purchases.

                              [GRAPH APPEARS HERE]

                         Industry Gross Profit Margin

              1986    1987    1988    1989    1990    1991    1992    1993    1994    1995   1996
Percent        32%     31%     30%     30%     29%     30%     30%     30%     31%     32%    32%

   Favorable Demographics. We believe that key demographic trends are driving growth in the demand for larger sized, premium bedding products including:

  . the rapidly growing 45-64 year old population category, a group with higher levels of disposable income and which historically has been more likely to purchase premium bedding;

  . the increasing consumer awareness of the health related benefits of proper rest; and

  . the increasing number and size of bedrooms in homes.


                              [GRAPH APPEARS HERE]

Competitive Strengths

   Consumers generally have limited knowledge of specific bedding products and, as a result, rely heavily on brand awareness and the retail salesperson in making their purchase decision.

   Superior Brand Recognition. We enjoy strong brand recognition through our well-established brand names, including Simmons(R), Beautyrest(R), BackCare(R), Connoisseur Collection(R) and Maxipedic(R).

   Strong Competitive Positioning. Our emphasis on premium, name brand products, such as Beautyrest(R), BackCare(R) and Connoisseur Collection(R), enables us to take advantage of the current demographic trends driving demand for larger sized, higher priced premium bedding products which typically carry a higher margin.

   High Quality and Diverse Customer Base. Our reputation for high quality products, innovation and customer service, together with the highly attractive retail margins associated with bedding products, has enabled us to establish a strong nationwide customer base.

   Focused Research and Development. We invest substantially in developing new products, enhancing existing products and improving our operating processes.

   Experienced Management Team with Exceptional Track Record. Since 1993, industry veteran and Simmons Chairman, Chief Executive Officer and President, Zenon Nie, has led a highly experienced management team with over 210 years of combined experience in the bedding industry and over 150 years of combined experience with us. From 1994 to 1998, this management team:

  . achieved sales growth of 8.1% versus an industry average growth rate of 6.1%;

  . improved our gross margin from 38.7% to 41.9%; and

  . increased our Adjusted EBITDA margin from 8.3% to 10.4%.

Business Strategy

   In order to execute our business strategy, we must:

  . continue to build our brand equity;

  . enhance our customer base;

  . strengthen our current customer relationships;

  . improve our operating productivity and efficiency; and

  . pursue selected complementary acquisitions.

Products

   We provide our customers with a full range of mattress products that cover the breadth of the market price points. Our strategic focus is on premium bedding products sold at retail price points between $699 and $2,999. We derive approximately 54% of our net sales from products sold at these price points.

   We believe that the higher end market segment is attractive to bedding retailers who are increasingly focused on branded products to enhance and differentiate their business as well as to increase profitability. We further believe that the rapidly growing 45-64 year old population category (a group with increased levels of disposable income), an increasing consumer awareness of the health-related benefits of proper rest and an increasing number and size of bedrooms in homes should support an increasing consumer shift towards larger, higher priced and technologically advanced mattresses.

   We employ two different base manufacturing technologies in our mattresses, the pocketed coil and the open coil, and market our products under a variety of well known brands. Most of our products are based on our patented Pocketed Coil(TM) technology, which we believe offers a substantially better sleep experience than our competitors' products. Pocketed Coil(TM) products such as the Beautyrest(R) line account for the majority of our sales, as well as our retail floor presence and brand image.

   Our Beautyrest(R) and Connoisseur Collection(R) lines employ Pocketed Coil(TM) manufacturing technology. Pocketed Coil(TM) mattresses are designed to be the most comfortable and durable mattresses in the market. Unlike open coil mattresses in which each innerspring coil is joined to adjacent coils at the top and the bottom, Pocketed Coil(TM) innersprings are constructed so that each row of innerspring coils is joined to adjacent rows of coils in the center third of the fabric pocket enclosing each coil. This permits the top and bottom of each coil to respond independently to pressure applied to the surface of the mattress. Pocketed Coil(TM) design is unique to us. It enables the mattress to contour to the user's body, reduces lateral transmission of movement in the mattress and provides exceptional comfort.

   Beautyrest(R). Beautyrest(R), our flagship premium product, has been our primary focus for 74 years and we expect it to continue to generate the majority of sales. Beautyrest(R) has employed Pocketed Coil(TM) technology since its introduction in 1925. The Beautyrest(R) line is available to end-users through a broad range of distribution channels including furniture stores, major department stores, specialty sleep shops and warehouse showrooms.

   Connoisseur Collection(R). We introduced the Connoisseur Collection(R) line to capitalize on the accelerating growth in the premium bedding segment. The Connoisseur Collection(R) line combines the benefits of Pocketed Coil(TM) technology with variable pressure foam for maximum comfort and support. The Connoisseur Collection(R) product line is primarily available through selected major department stores and specialty sleep shops.

   BackCare(R). We introduced BackCare(R), a second flagship brand, in 1995. The BackCare(R) line was created to meet the needs of health conscious consumers, as well as chronic back pain sufferers. We are positioning BackCare(R) as another of our premium bedding products. BackCare(R) has received an endorsement from the National Foundation for Spinal Health. BackCare(R) employs five zone construction designed through each element of the sleep set. Anatomic foam provides support under the lower back and thighs while offering comfort under the calves, upper shoulders and buttocks. Anatomic foam also allows the back to better assume a natural position ensuring proper spinal alignment and comfort.

   We expect increasing consumer concerns for comfort and health to help support increased retail penetration of the BackCare(R) product line. To ensure continued retail penetration, we have developed a BackCare(R) national television advertising campaign entitled "Five Zones for Your Bones". We have also hired BackCare(R) sales managers who will focus exclusively on the BackCare(R) product line.

   Maxipedic(R). Maxipedic(R) provides our customers with a superior open coil product. The Maxipedic(R) mattress features non-skid quilting and a variety of high quality foam components. The matching foundation features a steel grid that anchors the coils, reducing lateral motion and providing uniform firmness. This product is intended to provide customers with a high quality, moderately priced, open coil product.

Customers

   Our strong brand name and reputation for high quality products, innovation and service to our customers, together with the highly attractive retail margins associated with bedding products, have enabled us to establish a strong customer base throughout the United States and across all major distribution channels, including furniture stores, specialty sleep shops, department stores and warehouse showrooms. We manufacture and supply conventional bedding to over 5,500 retail outlets, representing more than 2,700 customers. Furthermore, our sales to specialty sleep shops, the fastest growing channel of retail bedding distribution, has been increasing.

   We also distribute branded products on a contract sale basis directly to commercial users of bedding products such as hotels, motels, and commercial centers. Major commercial accounts include Westin Hotel Limited Partnership, Hyatt Corporation, Marriott International, Inc. and The Walt Disney Company.

   We have enjoyed on average, a 27 year relationship with our top ten customers. Our 10 largest customers accounted for approximately 38% of 1998 net sales, while sales to Heilig-Meyers Company and its subsidiaries, including Rhodes, Inc., represented approximately 11.8% of 1998 net sales.

   As a result of our strong brand names, national manufacturing, distribution capabilities and broad product line, we have been able to successfully capitalize on the trend of retailers moving toward sole-source vendors. For example, the Heilig-Meyers Company, after a test market program, decided to carry only Simmons bedding products at its Heilig-Meyers furniture stores.

Sales, Marketing and Advertising

   Our products are sold by approximately 200 local field sales representatives, backed by sales management centralized at each of our 18 manufacturing facilities, as well as national account representatives. This selling infrastructure provides retailers with coordinated national marketing campaigns as well as local support that is tailored to the competitive environment of the local market.

   Our marketing strategy focuses on two areas: (1) cooperative promotional advertising and other retailer support programs designed to complement individual retailers' marketing programs and (2) national advertising designed to establish and build brand awareness with consumers. We spend approximately 88% of our promotional budget on regional and local retailer programs. We develop advertising and retail sales incentive packages specifically for each individual retailer. Point-of-sale materials including mattresses and box springs that we design and supply highlight the differentiating features of our products. In addition, we offer training for retail sales people through our Mattress Business Academy programs. We believe that our sales training and consumer education programs are the most extensive in the bedding industry. We have designed these programs, delivered on-site at our retailers' facilities or at our research and education center, to teach retail floor salespeople how to match customers with their mattress comfort preference by improving the retail floor salespersons' product knowledge and sales skills. We seek to improve our retailers' unit sales as well as increase sales of bedding in the higher price segment. We also establish individual incentive programs for our customers and their sales personnel. Our sales force is trained extensively in advertising, merchandising and salesmanship which increases the value of the marketing support they provide to retailers. We believe that our focus on the training of sales representatives and our customers' retail floor salespeople differentiates us from most of our largest competitors.

   Regionally, we conduct advertising on a cooperative basis and reimburse up to 50% of some advertising costs of our retailers subject to minimum sales volume requirements. We believe cooperative advertising fosters strong relationships with retailers, who exert significant influence on the consumer's purchasing decision.

   We spend approximately 12% of our promotional budget on activities to build national brand awareness, primarily in the form of national advertising. We seek to build long-term brand awareness through regular national advertising and to achieve short-term sales objectives through local and regional television and radio programming and print advertising. We have developed a strong reputation for innovative advertising campaigns. We launched the "Do Not Disturb" campaign, one of our most successful, in the spring of 1995. The "Do Not Disturb" campaign was created to build awareness of how our Beautyrest(R) mattress facilitates independent motion. As testimony to the effectiveness of the "Do Not Disturb" campaign, retailers indicated that their customers ask for the Beautyrest(R) "bowling ball mattress". We have created a sequel commercial in the "Do Not Disturb" campaign entitled "Leap of Faith", which has recently been introduced to the market. In addition, we recently developed a national campaign for our BackCare(R) product line entitled "Five Zones for Your Bones". Launched in April 1998, the campaign identifies how the BackCare(R) product provides proper spinal support. Additionally, we regularly retain market research firms and sponsor market research in order to measure the effectiveness of our advertising. Research indicates that since 1995, the year the "Do Not Disturb" campaign first aired, the percentage of consumers aware of our Beautyrest(R) products and the percentage of consumers indicating that they intended to purchase a Simmons(R) product have doubled.

   We also utilize a proprietary system for analyzing marketing data in order to assist both ourselves and our customers more effectively market products. The Simmons Market Analysis of Retail Trends ("SMART") system combines geographically-organized sales and demographic data with bedding consumer demographic and lifestyle data to provide valuable bedding sales at the retail level. This computerized system improves retail sales by analyzing sales, demographic and lifestyle data to identify target customers' geographic areas with strong sales potential. We use this data to help determine plant location and analyze sales territories and retailers use the data to help optimize store location and advertising planning.

Manufacturing Facilities

   We operate 18 manufacturing facilities in 16 states and Puerto Rico. These manufacturing facilities have a combined capacity of over 25,000 units per day, assuming two eight-hour shifts daily. In 1998, we produced a daily average of 17,150 bedding units per day. We believe that, on average, our facilities are presently operating at approximately 70% of capacity. Currently, 14 of our 18 facilities operate two shifts a day and four facilities operate a single shift. We have recently completed a 77,500 square-foot facility in Salt Lake City, Utah, to manufacture and distribute products for customers in Utah and surrounding states.

   The manufacturing facilities are strategically located to service major metropolitan areas and consist of an average of approximately 120,000 square feet of manufacturing space, most of which is devoted to production. We receive most raw materials inventory through "just-in-time" delivery from our major suppliers. We minimize finished goods inventory through made-to-order production, with most orders being scheduled, produced and shipped within 24 to 72 hours of receipt.

   In 1995, with the assistance of a nationally recognized management consulting firm, we undertook a project to improve manufacturing productivity by 20%. The project is internally referred to as UNITE ("Utilizing New Ideas to Excel"). We are re-engineering both the lay-out of the factory floor and the basis on which manufacturing employees are paid. Our manufacturing processes are being reorganized into cell configurations to take advantage of new conveyor systems and a just-in-time raw materials replenishment system. In addition, we are implementing a compensation system under which manufacturing employees are paid on a team incentive basis rather than on individual piecework. The programs are expected to be implemented in each of our manufacturing facilities. Through 1998, we have reconfigured 11 plants. We have also implemented the new compensation system in 11 of our plants. We expect to complete implementation of the UNITE programs in 1999. We expect to realize increased operating efficiencies and cost savings in the near term as we complete the UNITE implementation and optimize our re-engineered processes.

Research, Engineering and Development

   We invest substantially in new product development, enhancement of existing products and improved operating processes. We believe new product development and product enhancements are crucial to maintaining our strong industry position. We maintain close contact with bedding industry developments through sleep research conducted by industry groups and by our engineering department, as well as through participation in the Better Sleep Council, an industry association that promotes awareness of sleep issues, and ISPA. Our marketing and manufacturing departments work closely with the engineering staff to develop and test new products for marketability and durability.

   We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes. In 1995, we completed the construction of the Simmons Institute of Technology and Education ("SITE"), a state-of-the-art 38,000 square foot research and education center in Atlanta, Georgia. Approximately 36 engineers and technicians are employed full-time at SITE. These employees ensure that we maintain high quality products by conducting product and materials testing, designing manufacturing facilities and equipment and improving process engineering and development. We believe that our engineering staff gives us a competitive advantage over some of our competitors who do not have significant in-house engineering departments.

Suppliers

   We purchase substantially all of our conventional bedding raw materials centrally in order to maximize economies of scale and volume discounts. The major raw materials that we purchase are wire, spring components, lumber, cotton, insulator pads, innersprings, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. We obtain a large percentage of our required raw materials from a small number of suppliers. In 1998, we bought approximately 86% of our raw material needs from 10 suppliers. Supplier concentration is common in the bedding industry.

   We have long-term supply agreements with Leggett & Platt, Incorporated ("L&P"), Foamex International Inc. and Amoco Fabrics and Fiber Company. With the exception of L&P, we believe that we can readily replace our other suppliers because we have already identified and begun to use alternative sources. L&P supplies the majority of certain components, including spring components, insulator pads, wire, fiber, quilt backing and flange material, to the bedding industry. In 1998, we bought approximately one-third of our raw materials from L&P. We expect that in 1999 we will buy a comparable portion of our raw materials from L&P. To ensure a long-term adequate supply of certain components, we have entered into agreements with L&P, generally expiring in the year 2010, for the supply of grid tops, innersprings and wire. Among other things, these agreements generally require us to purchase a majority of our requirements of certain components from L&P. See "Risk Factors--Dependence on Key Suppliers".

Upgrade of Information Management System

   In 1995, we undertook the implementation of a new enterprise wide information management system, known internally as SWIFT ("Simmons Working Intelligently for Tomorrow"). Implemented in all of our facilities other than in Puerto Rico, the SWIFT system improved the information management systems of nearly all of our operational areas. The SWIFT system provides a uniform hardware and software system throughout Simmons and has largely improved data reliability. The system provides new and more detailed operating and financial information and greatly improves our ability to analyze product line and customer profitability, administer customer support and advertising programs and allocate manufacturing resources.

Competition

   There are approximately 800 bedding manufacturers in the United States, with three companies, Simmons, Sealy Corporation, and Serta, Inc. accounting for a significant portion of the industry's wholesale revenues. We believe we principally compete against these two primary competitors on the basis of brand recognition, product quality and the quality of customer support programs, which include cooperative advertising, sales force training and marketing assistance. We believe we compare favorably to our primary competitors in each of these areas. In addition, only Simmons and Sealy Corporation have national, company operated manufacturing and distribution capabilities.

   The rest of the United States conventional bedding market consists of approximately seven smaller national manufacturers and nearly 800 independent local and regional manufacturers. These local and regional manufacturers generally focus on the sale of lower price point products. While we primarily manufacture high margin, differentiated bedding products, we also offer a full line of bedding products to our retailer base in order for these retailers to maintain their competitive positioning. See "Risk Factors--Competition".

Warranties; Product Returns

   Our conventional bedding products generally offer 10 year limited warranties against manufacturing defects, while certain promotional products carry one year warranties. We believe that our warranty terms are generally consistent with those of our primary national competitors. The historical costs to us of honoring warranty claims have been immaterial. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. We resell our non-warranty returned products primarily through as-is furniture vendors or outlets.

Patents, Trademarks and Licenses

   We own many trademarks, including Simmons(R), Beautyrest(R), BackCare(R), Connoisseur Collection(R), Maxipedic(R) and Pocketed Coil(TM), most of which are registered in the United States and in many foreign countries. We protect our manufacturing equipment and processes as trade secrets and through patents. We possess several patents on the equipment used to manufacture our Pocketed Coil(TM) innersprings. While we do not consider our overall success to be dependent upon any particular intellectual property rights, we cannot assure you that the degree of protection offered by the various patents will be sufficient, that patents will be issued in respect of pending patent applications, or that we will be able to protect our technological advantage upon the expiration of our patents. If we were unable to maintain the proprietary nature of our intellectual property, our financial condition or results of operations could be materially adversely affected.

   Through the early 1990s, we disposed of certain of our foreign operations and secondary domestic lines of business. As a result, we now license the Simmons(R) name and many of our trademarks, processes and patents on an exclusive basis to third-party manufacturers abroad to produce and distribute conventional bedding products within their designated territories and to third-party manufacturers in the U.S. to manufacture and distribute juvenile bedding and non-bedding upholstered furniture, primarily on perpetual or automatically renewable terms. In addition, we have licensed the Simmons(R) name and other trademarks, generally for limited terms, for domestic use to third-party manufacturers of adjustable beds, down comforters, pillows, bed pads, blankets, futons, airbeds and waterbeds.

Employees

   As of March 27, 1999, we had approximately 2,800 employees. Approximately 1,200 of these were represented by labor unions. Employees at nine of our 18 manufacturing facilities are represented by at least one of the following unions: the Upholstery Division of the United Steelworkers, the Teamsters, the United Furniture Workers, the Longshoremen and the International Association of Machinists and Aerospace Workers. Union contracts typically are negotiated for four-year terms. A majority of our current contracts expire in 2001. Labor relations historically have been good. We have had no labor-related work stoppages in over 20 years. Since 1980, we have opened nine new plants, none of which are unionized. Approximately 1,700 of our current and former employees are participants in the Simmons ESOP.

Regulatory Matters

   As a manufacturer of bedding and related products, we use and dispose of a number of substances, such as glue, lubricating oil, solvents, and other petroleum products that may subject us to regulation under numerous federal and state statutes governing the environment. Among other statutes, we are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. We have made and will continue to make capital and other expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable and the amount of such liability could be material. We are currently evaluating our potential liability with respect to the cleanup of environmental contamination at and in the vicinity of our leased manufacturing facilities in San Leandro, California.

   We have recorded a reserve to reflect our potential liability for environmental matters. Because of the uncertainties associated with environmental remediation, we cannot assure you that the costs incurred with respect to the potential liabilities will not exceed the recorded reserves.

   Our conventional bedding and other product lines are subject to various federal and state laws and regulations relating to flammability, sanitation and other standards. We believe that we are in material compliance with all such laws and regulations.

Properties

   Our corporate offices are located at One Concourse Parkway, Suite 600, Atlanta, Georgia 30328. The following table sets forth selected information regarding manufacturing and other facilities we operated as of March 27, 1999:

                                    Year of
                            Date     Lease     Square                    Union
        Location          Occupied Expiration  Footage                Affiliation
        --------          -------- ---------- ---------               -----------
Manufacturing
 Facilities:
  Atlanta, Georgia......    1992      2007      148,300 United Steelworkers of America
  Charlotte, North
   Carolina.............    1993      2003      144,180 None
  Columbus, Ohio........    1988      1999      190,000 United Steelworkers of America,
                                                        International Association of
                                                        Machinists and Aerospace Workers
  Dallas, Texas.........    1998      2008      140,981 United Steelworkers of America
  Denver, Colorado......    1998      2008      129,000 None
  Fredericksburg,
   Virginia.............    1995      2010      128,500 None
  Honolulu, Hawaii......    1993      2003       58,530 International Longshoremen's
                                                        and Warehousemen's Union
  Jacksonville,
   Florida..............    1973      2003      205,729 United Steelworkers of America
  Janesville,
   Wisconsin............    1982     Owned      288,700 None
  Shawnee, Kansas.......    1997     Owned      130,000 United Steelworkers of America
  Los Angeles,
   California...........    1982      1999      223,382 International Brotherhood of Teamsters,
                                                        United Steelworkers of America
  Phoenix, Arizona......    1997      2007      103,408 None
  Piscataway, New
   Jersey...............    1988      2003      264,908 International Association of Machinists
                                                        and Aerospace Workers,
                                                        United Steelworkers of America
  Salt Lake City, Utah..    1998      2008       77,500 None
  San Leandro,
   California...........    1964      2007      260,500 United Furniture Workers of America
  Seattle, Washington...    1992      2002      133,610 None
  Springfield,
   Massachusetts........    1988      2006      129,000 None
  Trujillo Alto, Puerto
   Rico.................    1998     Owned       50,000 None
                                              ---------
    Subtotal............                      2,806,228
Other Facilities (Atlan-
 ta, Georgia):
  Corporate
   Headquarters.........    1992      2003       37,500 None
  SITE Research and
   Development Center...    1994      2005       38,000 None
  Consumer Service
   Center...............    1977      2003       30,960 None
                                              ---------
    Total Square
     Footage............                      2,912,688


Legal Proceedings

   From time to time, we have been involved in various legal proceedings. We believe that all of this litigation is routine in nature and incidental to the conduct of our business, and that none of this litigation, if determined adversely to us, would have a material adverse effect on our financial condition or results of our operations.

                                   MANAGEMENT

   The following table sets forth the name, age as of March 27, 1999 and position of each of our directors, executive officers and other key employees. Each of our directors will hold office until the next annual meeting of our shareholders or until his successor has been elected and qualified. Our officers are elected by our Board of Directors and serve at the discretion of the Board of Directors.

                Name                Age                Positions
                ----                ---                ---------
 Zenon S. Nie.....................   48 Chairman of the Board of Directors,
                                         Chief Executive Officer and President

 Jonathan C. Daiker...............   51 Executive Vice President--Finance and
                                         Administration, Chief Financial
                                         Officer and Director

 Martin R. Passaglia..............   50 Senior Executive Vice President,
                                         Secretary and Director

 Peter Lamm.......................   47 Director

 Richard C. Dresdale..............   43 Director

 Andrea Geisser...................   56 Director

 Gregory P. Meredith..............   41 Director

 William L. Ayers, IV.............   53 Executive Vice President--Marketing and
                                         Sales

 Joseph Ulicny....................   55 Executive Vice President--Market
                                         Development

 Robert K. Barton.................   58 Senior Vice President--Human Resources

 Leo T. Brennan...................   63 Vice President--Materials Management

 Roger W. Franklin................   43 Vice President--Finance and Treasurer

 James P. Maher...................   63 Divisional President

 Cleve B. Murphy..................   48 Divisional President

 Gary G. Pleasant.................   56 Divisional President

   Zenon S. Nie joined Simmons in 1993 as Chief Executive Officer, has served as a Director since 1993 and was appointed Chairman of the Board of Directors in 1994. Prior to joining Simmons, Mr. Nie served as President of the Consumer Home Fashions Division of The Bibb Company from 1991 to 1993. From 1981 through 1991, Mr. Nie held several senior management positions at Serta, Inc. including President, Executive Vice President, Chief Operating Officer, Senior Vice President--Manufacturing, Finance and Administration and Vice President-- Strategic Planning. Mr. Nie's previous experience includes several marketing positions at Sealy Corporation. Mr. Nie is a director of LADD Furniture, Inc.

   Jonathan C. Daiker joined Simmons in 1995 as Executive Vice President-- Finance and Administration, Chief Financial Officer and a Director. Prior to joining Simmons, Mr. Daiker held a number of directorships in the corporate offices of Philips Electronics North America Corporation, as well as operating positions within its divisional structure from 1981 to 1995, including Senior Vice President and Chief Financial Officer for Philips Lighting Company. Prior to 1981, he was a senior manager with Price Waterhouse, a predecessor to PricewaterhouseCoopers LLP. Mr. Daiker is a Certified Public Accountant.

   Martin R. Passaglia joined Simmons in 1973 and has served as Senior Executive Vice President and a Director since 1994. Prior to 1994, Mr. Passaglia held various positions including Regional Sales Manager, Vice President and General Manager--Hawaii, Executive Vice President--Account Development, and Executive Vice President--Marketing and Sales.

   Peter Lamm became a director of Simmons in 1998 in connection with the Merger. Mr. Lamm is Chairman and Chief Executive Officer and a founding partner of Fenway, a New York-based direct investment firm for institutional investors with a primary objective of acquiring leading middle-market companies. From February 1982 to April 1994, Mr. Lamm was a member of Butler Capital Corporation, a private investment firm, most recently as Senior Direct Investment Officer and Managing Director. Mr. Lamm currently serves as a director of Aurora Foods, Inc., Central Tractor Farm & Country, Inc., Iron Age Corporation, Delimex Holdings, Inc., New Creative Enterprises, Inc. and Blue Capital Management.

   Richard C. Dresdale became a director of Simmons in 1998 in connection with the Merger. Mr. Dresdale is President and a founding partner of Fenway. From June 1985 until March 1994, Mr. Dresdale was a member of Clayton, Dubilier & Rice, Inc. a private investment firm, most recently as a Principal. Mr. Dresdale currently serves as a director of Aurora Foods, Inc., Central Tractor Farm & Country, Inc., Delimex Holdings, Inc., MW Windows Inc., and Blue Capital Management.

   Andrea Geisser became a director of Simmons in 1998 in connection with the Merger. Mr. Geisser is a Managing Director and a founding partner of Fenway. From February 1989 to June 1994, Mr. Geisser was a Managing Director of Butler Capital Corporation. From 1986 to 1989, Mr. Geisser served as a Managing Director of Onex Investment Corporation, the largest Canadian leveraged buyout company. Mr. Geisser currently serves as a director of Aurora Foods, Inc., Iron Age Corporation, New Creative Enterprises, Inc. and Decorative Concepts, Inc.

   Gregory P. Meredith became a director of Simmons in 1998 in connection with the Merger. Mr. Meredith has been a Managing Director of Fenway since 1997. From 1993 to 1996, Mr. Meredith was employed by NationsBanc Capital Markets, Inc., most recently as Managing Director and Head of Leveraged Finance. Prior to 1993, Mr. Meredith was employed by Salomon Brothers Inc, most recently as a Senior Trader in the High Yield Group in charge of trading distressed securities and special situations. Mr. Meredith currently serves as a director of MW Windows Inc., Decorative Concepts, Inc. and FNX Limited.

   William L. Ayers, IV joined Simmons in 1973 and has served as Executive Vice President--Sales and Marketing since 1994. Prior to 1994, Mr. Ayers held several sales management positions including Vice President and General Manager--Los Angeles and Divisional Executive Vice President.

   Joseph Ulicny joined Simmons in 1992 and assumed his current position as Executive Vice President--Market Development in 1995. From 1992 until 1995, Mr. Ulicny served as Executive Vice President--Finance and Chief Financial Officer. Prior to joining Simmons, Mr. Ulicny worked at The Dannon Company, Inc., a yogurt wholesaler, from 1985 to 1992.

   Robert K. Barton joined Simmons in 1982 and has served as Senior Vice President--Human Resources since 1990. Prior to assuming his current position, Mr. Barton served as Vice President--Human Resources, Vice President-- Administration, Vice President--Dealer Financial Services and Director of Dealer Financial Services.

   Leo T. Brennan joined Simmons in 1978 and has served as Vice President-- Materials Management since 1985. Prior to assuming his current position, Mr. Brennan served as Director of Purchasing.

   Roger W. Franklin joined Simmons in 1986 and has served as Vice President-- Finance and Treasurer since 1990. Mr. Franklin served as Vice President-- Controller and Director of Taxes prior to assuming his current position. Prior to joining Simmons, Mr. Franklin was a manager with Price Waterhouse, a predecessor to PricewaterhouseCoopers LLP, in both the audit and tax areas from 1978 to 1986. Mr. Franklin is a Certified Public Accountant.

   James P. Maher joined Simmons in 1989 and has served as Divisional President since January 1997. Prior to assuming his current position, Mr. Maher served as Divisional Executive Vice President, Vice President and General Manager-- Jacksonville, and Vice President and General Manager--San Leandro. Before joining Simmons, Mr. Maher held senior management positions with Nachman Corporation, a wire and bedding components manufacturer, Leggett & Platt, Incorporated, a manufacturer of bedding components, and May & Company, a bedding manufacturer.

   Cleve B. Murphy joined Simmons in 1995 and has served as Divisional President since January 1997. Prior to assuming his current position, Mr. Murphy served as Divisional Executive Vice President. Mr. Murphy's background includes twelve years at Sealy Corporation where he started as Sales Manager and became one of four Regional Vice Presidents, from 1983 to 1995. Prior to his employment with Sealy Corporation, Mr. Murphy served eight years as General Manager for Englander, a bedding manufacturer, from 1975 to 1983 and held various positions with Serta, Inc. from 1973 to 1975.

   Gary G. Pleasant rejoined Simmons in 1991 and has served as Divisional President since January 1997. Prior to assuming his current position, Mr. Pleasant served as Divisional Executive Vice President and Vice President and General Manager--Seattle. Mr. Pleasant was previously employed by Simmons from 1966 to 1985 in various sales management positions. From 1985 to 1991, Mr. Pleasant worked for Sealy Corporation, first as Vice President--Sales--Ohio-- Sealy and then as National Vice President--Marketing and Sales.

Director Compensation

   We pay no additional remuneration to our employees or to executives of Fenway for serving as directors. See "--Executive Compensation". There are no family relationships among any of the directors or executive officers.

Executive Compensation

   The following table sets forth all cash compensation earned in the previous three years by our Chief Executive Officer and each of our other four most highly compensated executive officers. The compensation arrangements for each of these officers that are currently in effect are described under the caption "-- Employment Arrangements" below.

                           Summary Compensation Table

                           Annual Compensation
                         ------------------------    Number of Securities      All Other
   Name and Principal          Salary    Bonus       Underlying Long-Term     Compensation
        Position         Year   ($)      ($)(1)   Compensation Options (#)(2)    ($)(3)
   ------------------    ---- -------- ---------- --------------------------- ------------
Zenon S. Nie............ 1998 $579,792 $5,116,125                --             $15,276
 Chairman, Chief
  Executive              1997  517,500    586,366                --              32,853
 Officer and President   1996  501,458    876,823          1,800,000             31,551

Martin R. Passaglia..... 1998  267,500    295,573                --              11,074
 Senior Executive Vice
  President              1997  267,500    211,325                --              29,133
                         1996  267,500    234,063             64,237            161,721

Jonathan C. Daiker...... 1998  226,917    496,053                --              10,175
 Executive Vice
  President--            1997  213,000    169,060                --              27,008
 Finance &
  Administration, Chief  1996  205,750    230,031            156,338             30,741
 Financial Officer

Robert K. Barton........ 1998  202,417    276,102                --              11,722
 Senior Vice President--
  Human                  1997  180,000    143,517                --              29,329
 Resources               1996  171,750    150,281             63,667            147,447

Joseph Ulicny........... 1998  190,417    161,389                --              11,988
 Executive Vice
  President--Market      1997  180,000    142,793                --              28,600
 Development             1996  172,483    150,923             30,000             27,028

--------
(1) Includes amounts paid in connection with the Transactions and the Investcorp Acquisition in 1998 and 1996, respectively. Also includes amounts earned in the year shown but paid in the subsequent year.

(2) These amounts show the number of shares underlying options granted in 1996. In 1996, in connection with the Investcorp Acquisition, all options then outstanding were purchased. Messrs. Nie, Passaglia, Daiker, Barton and Ulicny received $1,812,800, $364,496, $117,435, $363,867 and $308,856,
    respectively, for their options.

(3) These amounts consist of (i) our contributions to our ESOP in 1997 and 1996, respectively, in the amounts of $18,571 and $17,192 for Mr. Nie, $18,614 and $17,192 for Mr. Passaglia, $18,571 and $17,192 for Mr. Daiker,
    $18,614 and $17,192 for Mr. Barton, and $18,571 and $17,192 for Mr. Ulicny,
    respectively; the amount of our contribution to our ESOP for 1998 has not been determined; (ii) premiums for term life insurance and long-term disability insurance in 1998, 1997 and 1996, respectively, in the amounts of $13,276, $14,282 and $14,359 for Mr. Nie, $9,074, $10,519 and $11,185
    for Mr. Passaglia, $8,175, $8,437 and $8,321 for Mr. Daiker, $9,722,
    $10,715 and $11,908 for Mr. Barton, $9,988, $10,029 and $9,836 for Mr.
    Ulicny, respectively; (iii) payments of benefits under non-qualified ESOP in 1996, in the amount of $133,344 and $118,347 for Mr. Passaglia and Mr. Barton, respectively; (iv) relocation assistance in 1996 in the amount of $5,228 for Mr. Daiker; and (v) $2,000 per named executive officer in 1998 for financial planning services.

Aggregated Option Exercises

     The table below sets forth information concerning the exercise of stock options during 1998 and the value of unexercised stock options at the end of 1998 for our Chief Executive Officer and each of our other four most highly compensated executive officers.

                         Aggregated Option Exercises in
                 Fiscal 1998 and Fiscal Year End Option Values

                                                             Number of Shares        Value of Unexercised
                                                          Underlying Unexercised           In-the-
                                                                Options at              Money Options
                                                          Fiscal Year End (#) (3) at Fiscal Year End ($) (2)
                                                          ----------------------- --------------------------
                            Number of
                             Shares
                            Exercised
                           Underlying         Value
Name                     Options (#) (1) Realized ($) (2)       Exercisable              Exercisable
----                     --------------- ---------------- ----------------------- --------------------------
Zenon S. Nie............       1,128,911       $4,552,716                 752,608                 $3,035,146
Martin R. Passaglia.....          34,429          132,251                  51,642                    198,371
Jonathan C. Daiker......          40,479          163,572                 121,439                    490,724
Robert K. Barton........          29,086          112,251                  54,017                    208,467
Joseph Ulicny...........          17,649           66,727                  26,473                    100,088

--------
(1) Reflects options to purchase common stock of Simmons Holdings that were redeemed for cash by us in connection with the Transactions. See "Management--Management Stock Incentive Plan."
(2) There was no public trading market for our common stock as of October 29, 1998 and December 27, 1998. These values have been calculated on the basis of the per share consideration paid in connection with the Transactions less the applicable exercise price.
(3) Reflects options to purchase common stock of Simmons Holdings retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan."

Retirement Plans

   We maintain several single employer retirement plans including a single employer defined benefit plan and two single employer defined contribution plans, the Simmons ESOP and a 401(k) Plan (the "Simmons Retirement Savings Plan"), which are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"). We also participate in a number of multi-employer pension plans, from which we have no present intention to withdraw. In the aggregate, these plans cover substantially all permanent employees.

   Simmons Retirement Savings Plan. The Simmons Retirement Savings Plan, formed in 1987, contains a cash or deferred arrangement under Section 401(k) of the Code. Employees with 12 weeks of employment who have reached age 21 are permitted to participate in the plan. Generally employees covered by collective bargaining agreements are not permitted to participate in the plan, unless the collective bargaining agreement expressly provides for participation.

   Presently, approximately 500 employees participate in this plan. Participants direct the investment of their account balances. Eligible employees may defer the receipt of a portion of their covered compensation (up to 6% of compensation on a pre-tax basis), subject to various limitations. Participants are fully vested in their contributions at all times. We did not make any contributions to the plan during plan year 1998 (other than the pre-tax deferrals mentioned above).

   Simmons ESOP. The Simmons ESOP, formed in 1989, is a defined contribution pension benefit plan that is designed to qualify as a leveraged employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code. Assets of the Simmons ESOP are held in a trust for which State Street Bank & Trust Company (the "ESOP Trustee") serves as trustee. The Simmons ESOP covers otherwise eligible employees of Simmons who are 21 or older and who have completed at least one year of service for Simmons. Generally, employees covered by collective bargaining agreements are not permitted to participate, unless the collective bargaining agreement expressly provides for participation. As of March 27, 1999, approximately 1,700 of our current and former employees were participants in the Simmons ESOP.

   The Simmons ESOP provides benefits to each participating employee based on the value of the stock allocated to such participant's account over the period of such participant's participation in the plan. In general, benefits become payable to participants only following retirement or other separation from employment.

   The Simmons ESOP is a leveraged ESOP. Leveraged ESOPs differ from other defined contribution employee pension benefit plans in that they can borrow funds from the employer sponsoring the plan or from other parties in order to acquire company stock for allocation to participants' accounts as such indebtedness is repaid. Pending such allocation, as described below, Simmons' stock acquired by the Simmons ESOP is held by the ESOP Trustee in a suspense account. In connection with the establishment of the Simmons ESOP in 1989, the Simmons ESOP borrowed funds from us for the purpose of acquiring Simmons' stock. As of December 26, 1998, the borrowed amount outstanding was approximately $39.4 million. As of December 27, 1997, the Simmons ESOP was indebted to us in the approximate principal amount of $51.2 million. Prior to March 22, 1996, the date of the Investcorp Acquisition, the Simmons ESOP held 11,671,663 shares of our common stock. On the closing of the Investcorp Acquisition, the Simmons ESOP sold 6,001,257 shares, representing all shares previously allocated to participants' ESOP accounts, to Simmons Holdings for approximately $31.2 million in the aggregate, the net proceeds of which were reinvested in diversified investments in the respective accounts of such participants in the Simmons ESOP. Pursuant to the Investcorp Acquisition, the remaining 5,670,406 shares, representing all unallocated shares held in the suspense account, were converted into our Series A preferred stock. Prior to the Transactions, if converted into common stock of Simmons or capital stock of Simmons Holdings, this Series A preferred stock would have represented direct or indirect ownership of 15.1% of our common stock, after giving effect to such conversion (exclusive of outstanding stock options).

   On July 22, 1998, we entered into the ESOP Stock Sale and Exchange Agreement with Simmons Holdings, the ESOP Trustee and REM (the "ESOP Agreement"). Pursuant to the ESOP Agreement, immediately prior to the Merger, REM purchased the Allocated Shares for an aggregate purchase price of approximately
$15.4 million. In addition, immediately prior to the Merger, the Simmons ESOP exchanged its remaining outstanding shares of our Series A preferred stock for 3,482,036 shares of common stock of Simmons Holdings, constituting the ESOP Equity Rollover. The Simmons ESOP received a fairness opinion from its financial advisor to the effect that the consideration received for the Allocated Shares under the ESOP Agreement was fair to the Simmons ESOP from a financial point of view.

   We will make annual cash contributions to the Simmons ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The Simmons ESOP will then use this cash to repay the internal ESOP Loan to us. As a result, there is no cash cost to us associated with the contributions to the Simmons ESOP. As the internal ESOP Loan is repaid, a portion of the ESOP Rollover Equity will be allocated to participant accounts and non-cash compensation expense equal to the fair value of the allocated shares will be charged to non-cash ESOP expense. When the internal ESOP Loan is repaid in full (in approximately three years), all shares of ESOP Equity Rollover held by the Simmons ESOP will have been allocated to plan participants.

   With certain limited exceptions (such as an exception required by law permitting certain retirement age individuals with at least 10 years of plan participation to liquidate, over a six-year period, shares allocated to their accounts), shares allocated to a participant's account under the Simmons ESOP cannot be sold or otherwise transferred by the participant. The Simmons ESOP provides for distributions to be made to participants following termination of employment. With respect to participants whose termination of employment occurs after becoming eligible for retirement (age 65), early retirement (age 55 with at least 10 years of service), or on account of permanent disability or death, distribution generally is made during the plan year following the plan year in which such termination occurs. In all other cases, distribution generally is made or commences to be made after the expiration of a five plan year period following the plan year in which termination occurs. Distributions are made in cash, based on the fair market value (as determined pursuant to an annual appraisal) of the shares allocated to the participant's account. A participant entitled to a distribution is entitled under law to have our shares allocated to his or her account distributed in kind. A participant electing to have a distribution of shares has a limited right to require us to purchase such shares at fair market value over an approximately two year period.

   Defined Benefit Plan. We also sponsor a single employer defined benefit pension plan for eligible employees called the Retirement Plan for Simmons U.S.A. Employees. This plan currently benefits only employees covered by certain collective bargaining agreements, and has approximately 120 participants. The monthly benefit for these participants upon normal retirement is generally determined as the sum of:

      (1) 0.75% of monthly earnings as of January 1, 1963 multiplied by specified credited service as of May 1, 1963;

      (2) 1.0% of the first $400 of monthly earnings plus 1.75% of monthly earnings in excess of $400 for the time period from May 1, 1963 through April 30, 1967; and

      (3) 1.25% of the first $550 of monthly earnings plus 1.75% of monthly earnings in excess of $550 for each year and completed month of credited service, beginning May 1, 1967.

   There is a reduction for benefits accrued under the Retirement Plan for Simmons Employees, a predecessor plan that was terminated in 1987. A somewhat different formula applies to certain employees who are represented by IAM Local 315 in New Jersey and UFWA Local 262 in California. This plan is fully funded and will incur no additional liability. None of the named executive officers benefits under the plan.

   Nonqualified Employee Stock Ownership Plan. In 1989, we instituted a nonqualified plan to provide benefits to eligible employees similar to those benefits provided under the Simmons ESOP, described above. This plan covers certain employees who are not eligible to participate in the Simmons ESOP because of restrictions imposed by the Simmons ESOP on employees who elected favorable income tax treatment under Code Section 1042 with respect to the sale of employer securities to the Simmons ESOP. Benefits are to be paid in cash and are computed based on the value of shares the participants would have received had they participated in the Simmons ESOP. Participants are entitled to receive accrued benefits upon termination of employment with us, retirement, death or permanent disability. The nonqualified plan provides for bookkeeping entries to be provided on account of each designated employee, to be credited with the shares of stock which would have been allocated to the designated employee's accounts under the Simmons ESOP but for the fact that the Simmons ESOP terms restricted such an allocation. The same vesting schedule and distribution provisions apply as are described in the Simmons ESOP. We charged approximately $184,000 and $64,000 to expense for 1998 and 1997, respectively. The accrued benefits under the nonqualified plan were $373,000 and $189,000 at December 26, 1998 and December 27, 1997, respectively, and are included in other long term liabilities in the accompanying balance sheets. We have continued the nonqualified plan after the consummation of the Transactions.

   Retiree Health Coverage. We provide health care and life insurance benefits to eligible retired employees. Eligibility is defined as retirement from active employment, having reached age 55 with 15 years of service, and previous coverage as a salaried or non-union employee. Additionally, dependents are eligible to receive benefits, provided the dependent was covered prior to retirement. The medical plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs and other group coverage. Additionally, there is a $20,000 lifetime maximum benefit for participants age 65 and over. We also provide life insurance to all retirees who retired before 1979. These plans are unfunded.

Employment Arrangements

   Zenon Nie, Chairman of the Board of Directors and Chief Executive Officer, has entered into a three-year employment agreement with us that renews automatically on a daily basis (subject to termination upon three years' notice). Pursuant to his employment agreement, Mr. Nie is entitled to receive:

     (1) a base salary, currently $600,000 per year, subject to further increases approved by our Board of Directors;

     (2) an annual cash bonus based upon our achievement of our annual financial plan approved by the Board of Directors and to participate in all of our other compensation and employee benefit programs; and

     (3) specified fringe benefits, including reimbursement of country club dues and provision of an automobile.

   If we terminate Mr. Nie's employment other than for death, disability or cause, Mr. Nie will be entitled to:

     (1) payment of his base salary then in effect for three years following the date of termination;

     (2) payment of an annualized bonus equal to a percentage of his base salary then in effect based upon our performance for a period of one year following the date of termination; and

     (3) participate in health and welfare benefit programs for three years following the date of termination.

   Mr. Nie is entitled to receive an additional bonus from us based upon our future performance. If any payments by us to Mr. Nie constitute "excess parachute payments" within the meaning of Section 280G of the Code, we must reimburse Mr. Nie for any resulting excise tax liability plus any income tax liability related to such reimbursement.

   The named executive officers Jonathan Daiker, Executive Vice President-- Finance and Administration and Chief Financial Officer, Martin Passaglia, Senior Executive Vice President, Joseph Ulicny, Executive Vice President-- Market Development and Robert Barton, Senior Vice President--Human Resources have also entered into employment agreements with us, which commenced on June 29, 1998. The employment agreements for Messrs. Daiker, Passaglia and Barton initially run for two years and automatically extend one year on a daily basis beginning on the first anniversary of the commencement of the employment term, subject to termination upon one year's notice. Mr. Ulicny's agreement initially runs for one year, automatically extending for one year on a daily basis (subject to termination upon one year's notice). Pursuant to these agreements, Messrs. Daiker, Passaglia, Ulicny and Barton are entitled to receive a base annual salary, currently $236,000, $267,500, $197,000 and $209,000, respectively, subject to further increases approved by our Board of Directors. Each of these executives is eligible to receive an annual cash bonus based upon achievement of our annual financial plan approved by the Board of Directors and to participate in all of our other compensation and fringe benefit programs. If we terminate any of these executives without cause, such executive shall be entitled to payment of his base salary, an annualized bonus equal to 42.5% of his base salary then in effect and participation in health and welfare benefit programs for (1) in the case of Messrs. Daiker, Passaglia and Barton, the longer of (a) the remainder of the initial two year employment term or (b) one year, and (2) in the case of Mr. Ulicny, one year.

   Portions of bonuses paid in connection with the Transactions are subject to repayment if the executive officer terminates his employment in the two year period ending October 28, 2000.

Management Stock Incentive Plan

   Simmons Holdings has also adopted a Management Stock Incentive Plan (the "Incentive Plan") to provide incentives to our employees and directors and to the employees and directors of Simmons Holdings by granting them awards tied to the common stock of Simmons Holdings. The Incentive Plan is administered by a committee of the Board of Directors of Simmons Holdings (the "Compensation Committee"), which has broad authority in administering and interpreting the Incentive Plan. Awards to employees are not restricted to any specified form or structure and may include, without limitation, restricted stock, stock options, deferred stock or stock appreciation rights (collectively, "Awards"). Options granted under the Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Code or options not intended to so qualify. An Award granted under the Incentive Plan to an employee may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of Simmons.

   Upon the closing of the Transactions, there were outstanding under the Incentive Plan options to purchase an aggregate of 1,639,077 shares of Simmons Holdings common stock issued to 47 individuals with a weighted average exercise price of $2.825 per share. All such options are exercisable in full immediately.

   In connection with the Transactions, management received cash for certain shares of stock owned by them and also received with respect to certain outstanding options, an amount equal to the difference between the per share merger consideration and the exercise price per share. See "Certain Relationships and Related Transactions".

                             PRINCIPAL STOCKHOLDERS

   After the consummation of the Transactions on October 29, 1998, we had one class of issued and outstanding common stock and Simmons Holdings owned all of it.

   After the consummation of the Transactions, Simmons Holdings had 25,343,075.80 shares of issued and outstanding common stock. The following table describes the beneficial ownership of each class of issued and outstanding equity securities of Simmons Holdings by each of our directors and executive officers, our directors and executive officers as a group and each person who beneficially owns more than 5% of the outstanding shares of any class of equity securities of Simmons Holdings as of March 27, 1999.

                                                         Number of   Percent of
                          Name                           Shares(a)    Class(a)
                          ----                         ------------- ----------
   Fenway Investment LLC(b)..........................  19,631,477.81   75.67%
    c/o Fenway Partners, Inc.
    152 West 57th Street
    New York, NY 10019
   Simmons ESOP(c)...................................   3,482,036.00   13.74%
    c/o State Street Bank & Trust Company
    225 Franklin Street
    Boston, MA 02110
   SH Investment Limited, a Cayman Islands
    corporation(d)...................................   1,336,997.62    5.28%
    West Wind Building
    P.O. Box 1111
    Harbour Drive
    Grand Cayman, Cayman Islands BWI
   Zenon S. Nie(e)...................................   1,032,608.00    3.96%
   Martin R. Passaglia(f)............................     223,100.00      *
   Jonathan C. Daiker(g).............................     162,061.00      *
   Robert K. Barton(h)...............................     194,198.00      *
   Joseph Ulicny(i)..................................     102,161.00      *
   Peter Lamm(j).....................................  19,631,477.81   75.67%
   Richard C. Dresdale(j)............................  19,631,477.81   75.67%
   Andrea Geisser(j).................................  19,631,477.81   75.67%
   Gregory P. Meredith(j)............................  19,631,477.81   75.67%
   All Directors and executive officers as a group (9
    persons)(k)......................................  21,345,605.81   79.20%

--------
 * Less than 1%.

(a) As used in this table, beneficial ownership has the meaning set forth in Rule 13d-3(d)(1) of the Exchange Act.

(b) Includes 601,346.63 shares of common stock that may be acquired upon exercise of an outstanding warrant dated October 29, 1998 held by Fenway Investment LLC. Fenway Partners Capital Fund, L.P. ("FPCF") and Fenway Partners Capital Fund II, L.P. ("FPCFII") together hold a majority of the voting interests of Fenway Investment LLC, and may therefore be deemed to have the power to vote or dispose of the shares of common stock held directly by Fenway Investment LLC. The FPCF and FPCFII disclaim beneficial ownership of any such shares in which they do not have pecuniary interests. Does not include 2,104,713.22 shares of common stock that may be acquired upon the exercise of the Escrow Warrants.

(c) Represents shares not allocated to any participant account.

(d) The entity that holds the Investcorp Equity Rollover.

(e) Includes 752,608.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan".

(f) Includes 51,642.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan".

(g) Includes 121,439.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan".

(h) Includes 54,017.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan".

(i) Includes 26,473.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. See "Management--Management Stock Incentive Plan".

(j) Includes the 19,030,131.18 shares of common stock and warrant to acquire 601,346.63 shares of common stock (see note (b) above) held by Fenway Investment LLC. FPCF and FPCFII together hold a majority of the voting interests of Fenway Investment LLC, and may therefore be deemed to have the power to vote or dispose of the shares of common stock held directly by Fenway Investment LLC. Messrs. Lamm, Dresdale, Geisser and Meredith are managing directors of Fenway Partners, Inc., limited partners and members of the general partners of FPCF and FPCFII, Fenway Partners, L.P. and Fenway Partners II, LLC, respectively, and accordingly may be deemed to beneficially own shares of common stock held by Fenway Investments LLC. Does not include 379,119.07 shares of Class B common stock, representing all of the issued and outstanding shares of Class B common stock, held by Fenway Partners, Inc., of which Messrs. Lamm, Dresdale, Geisser and Meredith may be deemed to have beneficial ownership. Messrs. Lamm, Dresdale, Geisser and Meredith disclaim beneficial ownership of any such shares of common stock or Class B common stock in which they do not have pecuniary interests. Does not include 2,104,713.22 shares of common stock that may be acquired upon the exercise of the Escrow Warrants.

(k) Includes a total of 1,006,179.00 shares of common stock that may be acquired upon exercise of outstanding options that are currently fully vested and exercisable and were retained as a portion of the Management Equity Rollover. Also includes 19,631,477.81 shares of common stock attributed to Messrs. Lamm, Dresdale, Geisser and Meredith (see note (j) above).

Stockholders Agreements

   In connection with the Transactions, we entered into an agreement with Simmons Holdings, Fenway Investment LLC, the Simmons ESOP, and the Investcorp Group (the "Stockholders Agreement"). In addition, we entered into an agreement with Fenway Investment LLC, Simmons Holdings and certain members of management (the "Management Stockholders Agreement" and, collectively with the Stockholders Agreement, the "Stockholders Agreements"). The Stockholders Agreements provide, among other things, for tag-along rights, drag-along rights, registration rights, certain put rights in favor of management and restrictions on the transfer of shares held by parties to the Stockholders Agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Merger and Related Agreements

   Pursuant to the Merger Agreement, an aggregate consideration of approximately $222.9 million in cash was paid to certain stockholders and option holders of Simmons Holdings. Certain members of management retained the Management Equity Rollover and the Investcorp Group retained the Investcorp Equity Rollover. In connection with the Merger, and pursuant to the subscription agreements entered into in connection therewith, Fenway Investment LLC purchased 19,030,131.18 shares of common stock of Simmons Holdings for $128.1 million. Management received aggregate consideration of approximately $14.0 million in cash in the Merger, including approximately $7.8 million in respect of an aggregate of 1,151,508 shares of stock of Simmons Holdings owned by management and approximately $6.2 million in respect of the cancellation of an aggregate of 1,571,463 options to purchase stock of Simmons Holdings. Under the subscription agreement with Fenway Investment LLC, Holdings agreed to indemnify and pay certain expenses of the Fenway Funds and its affiliates and their advisors and consultants under certain circumstances. Pursuant to the ESOP Agreement, immediately prior to the Merger, REM purchased the Allocated Shares from the Simmons ESOP for the aggregate purchase price of $15.4 million. In addition, in connection with the Merger, and subject to certain conditions, the Simmons ESOP retained the ESOP Rollover Equity. See "The Transactions and the Original Offering".

   Certain members of senior management received $12,601,019 pursuant to the Merger Agreement in exchange for the cancellation of certain options and the exchange of shares of stock in connection with the Merger. Of this amount, Mr. Nie received $7,379,946, Mr. Passaglia received $901,694, Mr. Daiker received $254,717, Mr. Barton received $620,358 and Mr. Ulicny received $406,385.

   In connection with the Transactions, Fenway Investments LLC entered into the Securities Purchase Agreement and purchased the Junior Simmons Notes and the Junior Holdings PIK Notes. Under the Securities Purchase Agreement, we issued the Warrants. See "Transactions" and "Other Indebtedness--Securities Purchase Agreement". On March 16, 1999, with proceeds from the original offering, we repaid the $30.0 million of indebtedness under the Junior Simmons Notes as well as approximately $1.1 million of accrued interest.

Fenway Advisory Agreement

   We, Simmons Holdings and Fenway entered into a management agreement (the "Fenway Advisory Agreement") effective upon consummation of the Transactions pursuant to which Fenway agreed to provide strategic advisory services to Simmons Holdings and us. In exchange for such services, Simmons Holdings and we agreed to pay Fenway (i) annual management fees of 0.25% of net sales for the prior fiscal year (estimated to be $1.5 million), (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses incurred by Fenway in connection with providing services to Simmons Holdings and us. The annual management fees are subject to increase in the event of certain acquisitions. Simmons Holdings and we also agreed to indemnify Fenway under certain circumstances. In addition, pursuant to the Fenway Advisory Agreement, upon the consummation of the Merger, Fenway received $5.1 million and approximately 379,000 shares of Simmons Holdings' Class B common stock in connection with the Transactions.

                               OTHER INDEBTEDNESS

New Senior Credit Agreement

   On October 29, 1998, in conjunction with the Transactions, we entered into the New Senior Credit Agreement with institutional lenders and affiliates of the initial purchasers of the notes, including Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, as joint lead arranger, syndication agent and lender, Warburg Dillon Read as joint lead arranger, UBS A.G., an affiliate of Warburg Dillon Read, as administrative agent and lender, Fleet National Bank, an affiliate of Fleet Securities, as co-agent and lender, and U.S. Bank N.A., an affiliate of U.S. Bancorp Libra, as co-agent and lender. We distributed a portion of the proceeds of the Term Loan Facility and our initial borrowings under the Revolving Credit Facility to Simmons Holdings to provide a portion of the funds necessary to consummate the Transactions.

   The New Senior Credit Agreement provides for loans of up to $270.0 million, consisting of:

     (1) the Tranche A Term Loan of up to $70.0 million in term loans;

     (2) the Tranche B Term Loan of up to $70.0 million in term loans;

     (3) the Tranche C Term Loan of up to $50.0 million in term loans; and

     (4) the Revolving Loan of up to $80.0 million in revolving credit loans, letters of credit and swing line loans.

   The New Senior Credit Agreement is:

     (1) guaranteed by Simmons Holdings, one of our present domestic subsidiaries ("Subsidiary Guarantor"), subject to certain exceptions, all of our future material domestic subsidiaries and all of our future foreign subsidiaries, to the extent that no material adverse tax consequence would result therefrom; and

     (2) secured by substantially all of our assets as well as the assets of Simmons Holdings and Subsidiary Guarantor.

   The Tranche A Term Loan matures in quarterly installments from December 1999 until final payment in October 2004. The Tranche B Term Loan matures in quarterly installments from December 1998 until final payment in October 2005. The Tranche C Term Loan matures in quarterly installments from December 1998 until final payment in October 2006. The Revolving Loan is available until the earliest to occur of:

     (1) October 29, 2004;

     (2) the date the commitments of the lenders under the New Senior Credit Agreement to provide Revolving Loans to us (the "Revolving Loan
  Commitments") are permanently reduced to zero under certain circumstances;
  and

     (3) the date the Revolving Loan Commitments are terminated due to an event of default under the New Senior Credit Agreement.

   Our borrowings under the New Senior Credit Agreement bear interest at a floating rate and may be maintained as Base Rate Loans or as Eurodollar Rate Loans, provided that Swing Line Loans under the Revolving Credit Facility are required to be maintained as Base Rate Loans. Base Rate Loans will bear interest at the Base Rate (defined as the higher of (x) the applicable prime lending rate of UBS and (y) the Federal Reserve reported average overnight Federal funds rate plus 0.5%) plus the Applicable Margin. Eurodollar Rate Loans will bear interest at the Adjusted Eurodollar Rate plus the Applicable Margin.

   The Applicable Margin for Base Rate Loans and Eurodollar Rate Loans for the Tranche A Loan and loans under the Revolving Credit Facility is initially 1.75% and 2.75%, respectively, subject to reduction to 1.00% and 2.00%, respectively, according to a pricing grid based upon the Leverage Ratio maintained by us. The Applicable Margin for Base Rate Loans for the Tranche B and Tranche C Loans is 2.25% and 2.50%, respectively. The Applicable Margin for Eurodollar Rate Loans for the Tranche B and Tranche C Loans is 3.25% and 3.50%, respectively.

   The New Senior Credit Agreement requires us to maintain financial ratios, including fixed-charge coverage, cash interest coverage and leverage ratios. The New Senior Credit Agreement also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, acquisitions, prepayments of other indebtedness (including the notes and the exchange notes), liens and encumbrances and other matters customarily restricted in such agreements. The New Senior Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties and covenants, default under other agreements and indebtedness, ERISA matters, a change of control of Holdings and Holdings ceasing to own 100% of our outstanding capital stock.

   The New Senior Credit Agreement requires that certain amounts must be used to prepay, and/or to reduce commitments under, the New Senior Credit Agreement, including:

     (1) subject to certain exceptions, 100% (or, subject to satisfying certain debt to equity ratios, 75%) of the net proceeds of any sale or issuance of equity;

     (2) 100% of the net proceeds from any incurrence of indebtedness after the closing of the Transactions by us or any of our subsidiaries, except for proceeds of up to $125.0 million from the original offering and subject to certain exceptions;

     (3) 100% of the net after tax proceeds of any sale or other disposition by us or any of our subsidiaries of any assets (including casualties or condemnations), except for the sale of inventory in the ordinary course of business and subject to certain other exceptions;

     (4) 75% (or, subject to satisfying certain debt to equity ratios, 50%) of Consolidated Excess Cash Flow (as defined in the New Senior Credit Agreement) for each year commencing with the year ending in December 1999; and

     (5) 100% of any surplus assets, net of certain transaction costs and taxes, returned to us or any of our subsidiaries from a pension plan of ours or any of our subsidiaries.

   In general, the mandatory prepayments described above will be applied first, to prepay the Term Loan Facility, and then, to prepay and/or permanently reduce commitments under the Revolving Credit Facility.

   We are required to pay to the lenders under the New Senior Credit Agreement a commitment fee equal to 0.50% per annum, payable in arrears on a quarterly basis and upon the maturity or termination of the Revolving Credit Facility, times the daily average unused portion of the Revolving Credit Facility. We are also required to pay to the lenders a quarterly letter of credit fee with respect to each such letter of credit outstanding equal to the applicable margin for Eurodollar Rate Loans under the Revolving Credit Facility times the daily amount available for drawing on such letter of credit, as well as a fronting fee payable to the issuing bank for its own account of the greater of $500 and 0.25% of the average daily amount available to be drawn under all letters of credit issued. See "The Transactions and the Original Offering--New Senior Credit Agreement".

   In connection with the original offering, our New Senior Credit Agreement was amended to:

     (1) allow for the issuance of the notes;

     (2) require prepayment of amounts outstanding under the New Senior Credit Agreement to the extent the net proceeds of the original offering exceeded $125.0 million; and

     (3) provide that voluntary and mandatory prepayments from the net proceeds of the original offering were applied in forward order of maturity.

   As of December 26, 1998, we had no amounts outstanding under the Revolving Credit Facility. Immediately prior to the original offering, we had borrowings outstanding under the Revolving Credit Facility and the Term Loan Facility of approximately $15.0 million and $189.7 million, respectively. We used a portion of the proceeds of the original offering to repay all amounts outstanding under the Revolving Credit Facility and to prepay approximately $23.6 million of principal amounts under the Term Loan Facility as well as approximately $0.1 million of accrued interest. We applied $21.4 million, $1.1 million and $1.1 million of prepayments to the Tranche A, Tranche B and Tranche C Term Loans, respectively, which resulted in a total outstanding amount under the Term Loan Facility of approximately $166.1 million.

Securities Purchase Agreement

   In connection with the Transactions, we and Simmons Holdings entered into the Securities Purchase Agreement with Fenway Investment LLC. Pursuant to the Securities Purchase Agreement, we issued the Junior Simmons Notes in the aggregate principal amount of $30.0 million and Simmons Holdings issued the Junior Holdings PIK Notes in the aggregate principal amount of $10.0 million. On March 16, 1999, with proceeds from the original offering, we repaid the $30.0 million of indebtedness under the Junior Simmons Notes as well as approximately $1.1 million of accrued interest.

   The maturity date of the Junior Holdings PIK Notes is October 29, 2011. The Junior Holdings PIK Notes initially bore interest at 15.0% through December 30, 1998, which rate increases by 0.5% for every three-month period thereafter up to a maximum rate of 17.5%. Interest on the Junior Holdings PIK Notes is payable in kind by Simmons Holdings by capitalizing such interest through September, 2010.

   Under the Securities Purchase Agreement, Simmons Holdings also issued:

     (1) the Fenway Warrant to Fenway Investment LLC, and

     (2) the Escrow Warrant which may be released to Fenway Investment LLC under certain circumstances.

Manufacturing Facility Loans

   We financed the construction costs of our Janesville, Wisconsin and Shawnee, Kansas facilities with industrial revenue bonds issued by the cities of Janesville, Wisconsin and Shawnee, Kansas. Each city loaned us the proceeds from its respective bond issuance. In return, we agreed to pay to each city amounts sufficient to pay debt service on the bonds. The Janesville bonds, with a principal amount of $9.7 million, bear interest at a fixed rate of 7.0% and mature in 2017. The Shawnee bonds, with a principal amount of $5.0 million, bear interest at a variable rate and mature in 2016.

   In December 1997, Simmons Caribbean Bedding Inc., our wholly owned subsidiary, entered into a loan facility in the amount of $3.2 million. As of December 26, 1998, approximately $3.2 million was drawn against the loan facility and is accruing interest at a fluctuating rate equal to 200 basis points over the London Interbank Offered Rate (or LIBOR), adjusted every 90 days.

                         DESCRIPTION OF EXCHANGE NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the word "Company" refers only to Simmons Company and not to any of its Subsidiaries or Holdings.

   The Company will issue the exchange notes under the indenture between itself and SunTrust Bank, Atlanta, as trustee. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except that:

     (1) the exchange notes will bear a Series B designation;

     (2) the exchange notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting their transfer; and

     (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement dated as of March 16, 1999 by and among, us, Goldman Sachs, Fleet Securities, U.S. Bancorp and Warburg Dillon Reed, including the provision providing for liquidated damages in certain circumstances relating to the timing of the exchange notes

   The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture. The exchange notes will be pari passu with the Notes if all of such Notes are not exchanged pursuant to the exchange offer.

   The following description is a summary of the material provisions of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under the subheading "Additional Information". Except as the context otherwise requires, references to the notes shall include the exchange notes.

Brief Description of the Exchange Notes and the Guarantees

 The Exchange Notes

   The exchange notes:

   . are general unsecured obligations of the Company;

   . are subordinated in right of payment to all current and future Senior Debt of the Company; and

   . are senior in right of payment to any future subordinated Indebtedness of the Company.

 The Guarantees

   The exchange notes initially will not be guaranteed by any of our subsidiaries.

   As a result, the exchange notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries. As of the date of the indenture, we will have a single operating subsidiary, located in Puerto Rico. This subsidiary accounted for less than 1.4% of our consolidated net sales for the year ended December 26, 1998 and approximately 2.0% of our consolidated assets as of December 26, 1998. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

   Upon completion of the original offering and application of the proceeds as intended, we had indebtedness senior to the notes aggregating $184.5 million comprised of total Senior Debt of approximately

$181.3 million (excluding unused commitments under the New Senior Credit Agreement of $76.5 million) and $3.2 million of indebtedness of our sole operating Subsidiary. As indicated above and as discussed in detail below under the subheading "Subordination", payments on the Exchange Notes will be subordinated to the payment of Senior Debt. The indenture will permit us to incur additional Senior Debt in the future. Although the indenture contains restrictions on the amount of additional Senior Debt that we may incur, under certain circumstances, the amount of Senior Debt could be substantial.

   As of the date of the indenture, all of our subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries", we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

   The Company will issue exchange notes with a maximum aggregate principal of $150.0 million in the exchange offer. The Company may issue up to $50.0 million of additional notes (the "Additional Notes") from time to time after the exchange offer. Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock". The exchange notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on March 15, 2009.

   Interest on the exchange notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in cash in arrears on March 15 and September 15, commencing on September 15, 1999. The Company will make each interest payment to the holders of record of the exchange notes on the immediately preceding March 1 and September 1.

   Additional Notes may be issued from time to time after the date of the exchange offer, subject to the provisions of the indenture, including those described under the subheading "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock". The exchange notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

   Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payment on the Exchange Notes

   If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

   The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the exchange notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

   A holder may transfer or exchange exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

   The registered holder of an exchange note will be treated as the owner of it for all purposes.

Subordination

   The payment of principal, premium, if any, and interest on the exchange notes will be subordinated to the prior payment in full in cash of all Senior Debt of the Company.

   The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of the proceedings described below at the rate specified in the applicable Senior Debt) before the holders of exchange notes will be entitled to receive any payment with respect to the exchange notes (except that holders of exchange notes may receive and retain Permitted Junior Securities and payments made from the trust described under the subheading "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

     (1) in a liquidation or dissolution of the Company;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshaling of the Company's assets and liabilities.

   The Company also may not make any payment in respect of the exchange notes (except in Permitted Junior Securities or from the trust described under the subheading "--Legal Defeasance and Covenant Defeasance") if:

     (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

   Payments on the exchange notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until:

     (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, premium and interest, if any, on the exchange notes that have come due have been paid in full in cash.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

   The Company must promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or insolvency of the Company, holders of the exchange notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination".

Optional Redemption

   At any time prior to March 15, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the exchange notes ever issued under the indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of any Public Equity Offering; provided that

     (1) at least 65% of the exchange notes ever issued remain outstanding immediately after the occurrence of such redemption (excluding any exchange notes held by the Company and its Subsidiaries); and

     (2) the notice of redemption with respect to such redemption shall be mailed at least 30 days but not more than 60 days after the date of the closing of any such Public Equity Offering.

   Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at the Company's option prior to March 15, 2004.

   After March 15, 2004, the Company may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                                                                 Percentage of
                                 Year                           Principal Amount
                                 ----                           ----------------
       2004....................................................     105.125%
       2005....................................................     103.417%
       2006....................................................     101.708%
       2007 and thereafter.....................................     100.000%

Mandatory Redemption

   The Company is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each holder of exchange notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's exchange notes pursuant to the Change of Control Offer described below. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by the Company.

   The Paying Agent will promptly mail to each holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

   Prior to complying with the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that the Company repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

   The Company's outstanding Senior Debt currently prohibits the Company from purchasing any exchange notes, and also provides that certain change of control events with respect to the Company would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing exchange notes, the Company could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing exchange notes. In such case, the Company's failure to purchase tendered exchange notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of exchange notes.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require the Company to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

     (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash or Cash Equivalents:

       (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received).

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

     (1) to repay Senior Debt and effect a corresponding reduction if such Senior Debt is a revolving credit borrowing;

     (2) to acquire all or more than half of the assets of another Permitted Business;

     (3) to acquire Capital Stock of a Permitted Business; provided that after any such acquisition of Capital Stock such Permitted Business is or becomes a Restricted Subsidiary;

     (4) to make a capital expenditure; or

     (5) to acquire other long-term assets that are used or useful in a Permitted Business (such long-term assets being referred to herein as "Additional Assets").

   Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer to all holders of exchange notes and all holders of other Indebtedness that is pari passu with the exchange notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of exchange notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of exchange notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding the three immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

     (1) at least 75% of the consideration for such Asset Sale constitutes Additional Assets, cash and/or Cash Equivalents; and

     (2) such Asset Sale is for fair market value, as determined in good faith by the Company's Board of Directors; and

     (3) any consideration not constituting Additional Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph are treated as Net Proceeds from an Asset Sale and applied in accordance with the provisions of the immediately preceding paragraph.

Selection and Notice

   If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption as follows:

     (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

     (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No exchange notes of $1,000 in principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes, except a payment of interest or principal at Stated Maturity; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the subheading "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company's most recently ended fiscal month for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

       (b) 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus

       (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, 50% of the net cash proceeds to the Company and its Restricted Subsidiaries from the sale or liquidation of such Restricted Investment (less the cost of disposition, if any), plus

       (d) an amount equal to the fair market value of all Restricted Investments made since the date of the indenture in any Unrestricted Subsidiary that is thereafter redesignated as a Restricted Subsidiary, such amount not to exceed the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that were treated as Restricted Payments since the date of the indenture.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds to the Company from the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock) or a contribution to the common equity capital of the Company (other than from a Subsidiary of the Company); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payments and applications of the proceeds to be received by the Company from the issuance of the Notes in connection with the original offering;

     (5) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

     (6) payments to Holdings for the purpose of permitting, and in an amount equal to the amount required to permit, Holdings to redeem or repurchase Holdings' common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements, the Stockholders Agreements or other agreements relating to the compensation of management employees; provided that all such repurchases or redemptions pursuant to this clause (6) shall not exceed $2.5 million per annum plus the amount of any proceeds to the Company from:

       (a) sales of Capital Stock of Holdings to management employees subsequent to the date of the indenture to the extent contributed to the Company as common equity capital; provided that the amount of any such net cash proceeds that are utilized for any such redemption or repurchase shall be excluded from clause (3) (b) of the preceding paragraph; and

       (b) any "key-man" life insurance policies that are used to make any such redemptions or repurchases; provided, further, that the cancellation of Indebtedness owing to Holdings from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings will not be deemed to constitute a Restricted Payment under the indenture;

  provided that any amounts that are not used for repurchases and redemptions in any year may be carried forward to subsequent years;

     (7) the making of distributions, loans or advances to Holdings in an amount not to exceed $850,000 per annum in order to permit Holdings to pay the ordinary operating expenses of Holdings (including without limitation, directors' fees, indemnification obligations, professional fees and expenses);

     (8) payments to Holdings in respect of:

       (a) federal income taxes for the tax periods for which a federal consolidated return is filed by Holdings for a consolidated group of which Holdings is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical federal income taxes that the Company would have paid if the Company and its Restricted Subsidiaries filed a separate consolidated return with the Company as the parent, taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate consolidated return had been filed; and

       (b) state income tax for the tax periods for which a state combined return is filed by Holdings for a combined group of which Holdings is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical state income taxes that the Company would have paid if the Company and its Restricted Subsidiaries had filed a separate combined return taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate combined return had been filed; provided, however, that in no event shall any such tax payment pursuant to this clause (7) exceed the amount of federal (or state, as the case may be) income tax that is, at the time the Company makes such tax payments, actually due and payable by Holdings to the relevant taxing authorities or to become due and payable within 30 days of such payment by the Company;

     (9) distributions to Holdings to fund the Transactions;

     (10) payments to Holdings to fund the payment of or payment by the Company of dividends, loans, distributions or annual contributions calculated in accordance with the requirements of Section 415 of the Internal Revenue Code to the Simmons ESOP in amounts equal to amounts expended by Holdings to repurchase shares of its Capital Stock from deceased or retired employees in accordance with the terms of the Simmons ESOP as in effect on the date of the indenture and from employees whose employment with Holdings or any of its Subsidiaries has terminated for any reason, in each case contemplated by this clause (10) only to the extent mandatorily required by the Simmons ESOP as in effect on the date of the indenture, the Internal Revenue Code or ERISA; and, provided, further, that in each such case Holdings or the Company has deferred making any cash payments in respect of such repurchase obligations to the maximum extent possible under the Simmons ESOP as in effect on the date of the indenture or as modified from time to time to comply with law;

     (11) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

     (12) the payments pursuant to the Fenway Agreement as in effect on the date of the indenture; and

     (13) if the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in compliance with the covenant described below under the subheading "--Incurrence of Indebtedness and Issuance of Preferred Stock", other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The provisions of the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the Notes originally issued under the indenture, the Exchange Notes issued in exchange therefor and any Guarantees of any Notes or Exchange Notes;

     (2) Indebtedness of the Company (and Guarantees thereof by any of the Company's Restricted Subsidiaries) incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $290.0 million less (a) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding less (b) the amount of all optional or mandatory principal payments actually made by the Company or any of its Restricted Subsidiaries since the date of the indenture in respect of term loans under Credit Facilities (excluding any such payments to the extent refinanced at the time of payment under a Credit Facility) and (c) further reduced by any repayments since the date of the indenture of revolving credit borrowings under Credit Facilities that are accompanied by a corresponding commitment reduction thereunder;

     (3) other Indebtedness of the Company and its Subsidiaries outstanding on the date of the indenture for so long as such Indebtedness remains outstanding;

     (4) Interest Swap Obligations of the Company covering Indebtedness of the Company; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company from fluctuation in interest rates on its outstanding Indebtedness;

     (5) Indebtedness of the Company under Currency Agreements;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

       (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and the exchange notes; and

       (ii)(a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the guarantees by the Company or any of its Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture;

     (8) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (including any Permitted Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the New Senior Credit Agreement);

     (9) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

     (10) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (11) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph hereof or clauses (1), (3), (8), (14) and (15) of this paragraph or this clause (11) or the first paragraph of this covenant;

     (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries (except for Standard Securitization Undertakings);

     (13) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (13);

     (14) the incurrence of Indebtedness by foreign Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

     (15) the incurrence of up to $25.0 million in aggregate principal amount of Indebtedness by the Company or a Restricted Subsidiary of the Company on or prior to September 30, 2000, the net proceeds of which are applied to a concurrent acquisition of a Permitted Business or that is incurred as a result of the assumption of Indebtedness of a Permitted Business at the time of the acquisition thereof, provided that in each case, the pro forma Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the consummation of such acquisition is higher than the actual historical Fixed Charge Coverage Ratio of the Company for such four-quarter period; and

     (16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $20.0 million.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant.

   Accrual of interest costs or fees, accretion or amortization of original issue discount costs or fees, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Indebtedness under Credit Facilities outstanding on the date on which the Exchange Notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt.

 No Senior Subordinated Debt

   The Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the exchange notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of any Guarantor and senior in any respect in right of payment to the Guarantees of the exchange notes.

 Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the date of the indenture;

     (2) the New Senior Credit Agreement as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Senior Credit Agreement as in effect on the date of the indenture;

     (3) the indenture and the exchange notes;

     (4) applicable law;

     (5) any instrument governing Indebtedness or Capital Stock of a Person or assets acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (6) customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property so acquired;

     (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (10) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the subheading "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (13) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

     (14) any agreement or instrument governing Indebtedness (whether or not outstanding) of foreign Restricted Subsidiaries of the Company if it constitutes Permitted Debt incurred pursuant to clause (14) under the subheading "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (15) any amendments to the above agreements, if such amendments are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements being amended.

 Merger, Consolidation, or Sale of Assets

   The Company may not, directly or indirectly: (1) consolidate or merge with or into (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

     (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the registration rights agreement, the notes, the exchange notes and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists;

     (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

     (5) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, either:

       (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or

       (b) in the case of a merger in which the Company is the surviving corporation, the Company shall, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (including Permitted Debt) pursuant to the covenant described under the subheading "--Incurrence of Indebtedness and Issuance of Preferred Stock".

   In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Restricted Subsidiaries.

 Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2) the Company delivers to the Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries;

     (3) payment of reasonable directors fees and compensation;

     (4) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (5) Restricted Payments that are permitted by the provisions of the indenture described above under the subheading "--Restricted Payments";

     (6) the performance of the Company's or any Subsidiary's obligations under the Simmons ESOP as in effect on the date of the indenture;

     (7) the performance of the Company's or any Subsidiary's obligations under the Fenway Agreement as the same is in effect on the date of the indenture;

     (8) reasonable and customary costs and expenses incident to a public offering of Equity Securities of Holdings to the extent that the proceeds therefrom are intended to be contributed to the Company as common equity capital;

     (9) Qualified Securitization Transaction;

     (10) the performance of the Company's or any Subsidiary's obligations under the Transaction Documents as the same are in effect on the date of the indenture;

     (11) the making of loans to employees or consultants to the extent that the same constitute Permitted Investments; and

     (12) the granting of customary registration rights and/or put or call options pursuant to the Stockholders Agreements or any similar agreement.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the subheading "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default.

 Limitations on Issuances of Guarantees of Indebtedness

   If the Company acquires or creates a Restricted Subsidiary that is a Significant Subsidiary of the Company, or if any Restricted Subsidiary of the Company becomes a Significant Subsidiary of the Company, then such Significant Subsidiary shall execute and deliver a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes and the exchange notes by such Significant Subsidiary, which Guarantee shall be senior to or pari passu with all other Indebtedness of such Significant Subsidiary, other than Senior Debt, and shall be subordinated to all Senior Debt of such Significant Subsidiary to the same extent as the notes and the exchange notes are subordinated to Senior Debt.

   Notwithstanding the preceding paragraph, any such Guarantee by a Significant Subsidiary of the notes and the exchange notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Significant Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture. The form of such Guarantee will be attached as an exhibit to the indenture.

 Conduct of Business

   The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

 Reports

   Whether or not required by the Commission, so long as any exchange notes are outstanding, the Company will furnish to the holders of exchange notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the consolidated financial statements included in the annual information only, a report thereon by our independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

   If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

   In addition, whether or not required by the Commission, the Company will file a copy of all such information and reports referred to in clauses (1) and
(2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

   The Company and the Guarantors have also agreed that, for so long as any exchange notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

     (2) default in payment when due of the principal of or premium, if any, on the notes or the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the subheadings "--Change of Control", "--Asset Sales", "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock" and the continuance of such failure after the receipt by the Company of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the exchange notes, including Additional Notes, if any, then outstanding of such default;

     (4) failure by the Company or any of its Subsidiaries for 60 days after written notice is given to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the notes and the exchange notes, including Additional Notes, if any, then outstanding to comply with any of its other agreements in the indenture or the notes and the exchange notes and the continuance of such failure for a period of 60 days after the receipt by the Company of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the notes and the exchange notes then outstanding of such default;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness if such payment default is not cured or waived within 10 Business Days of the occurrence thereof (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes and exchange notes will become due and payable without further action or notice. If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes and exchange notes then outstanding (including any Additional Notes, if any) may declare all the notes and exchange notes to be due and payable immediately.

   Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes and exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes and exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes and exchange notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes and exchange notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes and exchange notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes. If an Event of Default occurs prior to March 15, 2004 by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the exchange notes prior to March 15, 2004, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the exchange notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect the exchange notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest on, the exchange notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to such exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, if any, on all outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such exchange notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either:

       (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

       (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (including the indenture and the New Senior Credit Agreement) (other than a default resulting from the borrowing of funds to be applied to such deposit) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Without the consent of each holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting holder):

     (1) reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the time and amount of redemption of the exchange notes (other than provisions relating to the covenants described above under the subheading "--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any exchange note;

     (4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any exchange note payable in money other than that stated in the exchange notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes;

     (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the subheading "--Repurchase at the Option of Holders"); or

     (8) make any change in the foregoing amendment and waiver provisions.

   In addition, any amendment to the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes and exchange notes will require the consent of the holders of at least 75% in aggregate principal amount of the notes and exchange notes then outstanding.

   Notwithstanding the preceding, without the consent of any holder of notes or exchange notes, the Company and the Trustee may amend or supplement the indenture or the notes or exchange notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes or exchange notes in addition to or in place of certificated notes or exchange notes;

     (3) to provide for the assumption of the Company's obligations to holders of notes or exchange notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or exchange notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   Except as provided in the prior paragraphs, the indenture and the notes and exchange notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes and exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, exchange notes), and any existing default or compliance with any provision of the indenture or the notes and exchange notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes and exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer for notes and exchange notes).

Concerning the Trustee

   If the Trustee become a creditor of the Company, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest the Trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes and exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes and exchange notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain copies of the indenture, without charge, by writing to Simmons Company, One Concourse Parkway, Suite 600, Atlanta, Georgia 30328, Attention: Treasurer.

Book-Entry, Delivery and Form

   The Certificates representing the exchange notes will be issued in fully registered form, without coupons. Except as described below, the exchange notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee in the form of one or more global certificates (the "Global Notes") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). See "--Exchange of Book-Entry Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

   Initially, the Trustee will act as Paying Agent and Registrar. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 Depository Procedures

   The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system of DTC and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Company that, pursuant to procedures established by it:

     (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Trustee with portions of the principal amount of the Global Notes; and

     (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

   Payments in respect of the principal of, premium and interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment".

   Subject to the transfer restrictions set forth under "Notice to Investors", transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

   DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended exchange notes in certificated form, and to distribute such notes to its Participants.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive exchange notes in registered certificated form ("Certificated Notes") if:

     (1) DTC:

       (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary; or

       (b) has ceased to be a clearing agency registered under the Exchange
    Act;

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors", unless the Company determines otherwise in compliance with applicable law.

 Exchange of Certificated Notes for Book-Entry Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors".

 Same Day Settlement and Payment

   Payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Additional Assets" has the meaning assigned to such term in the second paragraph of the covenant described above under the subheading "Repurchase at the Option of Holders--Asset Sales".

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the subheading "--Change of Control" and/or the provisions described above under the subheading "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that:

       (a) involves assets having a fair market value of less than $1.0 million; or

       (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $1.0 million;

     (2) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

     (4) a Restricted Payment that is permitted by the covenant described above under the subheading "--Restricted Payments";

     (5) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

     (6) sales of accounts receivable, equipment and related assets, including contract rights, of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof;

     (7) the licensing of intellectual property in the ordinary course of business; and

     (8) the disposal or replacement of obsolete, surplus or worn-out equipment in the ordinary course of business.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently excercisable or is exercisable only upon the occurrence of a subsequent condition.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1) in the case of a corporation, capital stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or any of their Related Parties;

     (2) the adoption of a plan by the stockholders thereof for the liquidation or dissolution of the Company or Holdings;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, their Related Parties or, prior to the establishment of a Public Market, a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or the Company (measured by voting power rather than number of shares);

     (4) the first day on which a majority of the members of the Board of Directors of Holdings or the Company are not Continuing Directors; or

     (5) the first day on which Holdings ceases to own 100% of the outstanding Equity Interests of the Company (other than as a result of a merger of the Company and Holdings permitted by the indenture).

   "Common Equity Documents" means the Recapitalization Agreement, the Certificate of Merger and each other document executed in connection with the Common Equity Financing.

   "Common Equity Financing" means the issuance by Holdings or the retention by existing stockholders of Holdings of not less than $177.0 million of common equity in connection with the Merger, which equity shall consist of (i) the contribution by Fenway of not less than $128.1 million in cash to Holdings,
(ii) the retention by the Management Investors of shares (or options to acquire shares) of common stock of Holdings with an estimated value of approximately $16.5 million, (iii) the conversion by the Simmons ESOP of its 3,413,672 shares of the Company's Series A Preferred Stock which is not allocated to the accounts of ESOP participants into approximately 3,482,036 shares of Holdings' Class C Common Stock which will be converted in the Merger into 3,482,036 shares of unallocated common stock of Holdings and the retention of such unallocated shares with an estimated value of $23.4 million and (iv) the retention by certain affiliates of or entities organized by Investcorp of approximately 1,336,998 shares of common stock of Holdings with an estimated value of $9.0 million.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss, plus any net loss realized in connection with an Asset Sale (without regard to the $1.0 million size limitation set forth in the definition of "Asset Sale"), to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations commissions, discounts and other fees and charges incurred in respect of revolving credit facilities and letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses and charges (excluding any such non-cash expense and charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses and charges were deducted in computing such Consolidated Net Income; plus

     (6) nonrecurring expenses occurring prior to the date of the indenture;
  plus

     (7) nonrecurring compensation payments occurring, or committed to, on or prior to the date of the indenture but only to the extent such payments are disclosed under the subheading "Management" or "Certain Relationships and Related Transactions" in this prospectus; plus

     (8) bad debts charges relating to the bankruptcies of Montgomery Ward & Co. and Levitz Furniture Inc.; plus

     (9) nonrecurring expenses occurring on or prior to December 31, 1999 relating to the Company's SWIFT and UNITE productivity initiatives and other strategic management initiatives, in an aggregate amount not to exceed $2.0 million since the date of the indenture; plus

     (10) the amortization of the prepaid fees paid to Investcorp
  International Inc. prior to the date of the indenture; minus

     (11) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded;

     (5) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries; and

     (6) nonrecurring payments or charges relating to the Transactions or the original offering occurring, or committed to, on or prior to the date of the indenture.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; less

     (3) accumulated deficit; and

     (4) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments).

   All of the foregoing amounts are to be determined in accordance with GAAP.

   "Continuing Directors" means as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of the indenture; or

     (2) was designated or nominated for election or elected to such Board of Directors by any of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Senior Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt.

   "Currency Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means:

     (1) any Indebtedness outstanding under the New Senior Credit Agreement;
  and

     (2) any other Senior Debt permitted under the indenture the original principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt".

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the subheading "-- Certain Covenants--Restricted Payments".

   "Domestic Subsidiary" means with respect to the Company, any Subsidiary of the Company that:

     (1) was formed under the laws of the United States of America; or

     (2) that guarantees or otherwise becomes obligated with respect to any Indebtedness of the Company.

   "ESOP Stock Sale Agreement" means that certain ESOP Stock Sale and Exchange Agreement dated as of July 22, 1998 (as amended by Amendment No. 1 thereto, dated as of September 25, 1998) by and among Holdings, the Company, Merger Corp. and State Street Bank & Trust Company, solely in its capacity as trustee of the ESOP trust, as in effect on the Closing Date.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Senior Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

   "Existing Notes" means the 10.75% Senior Subordinated Notes due 2006 of the Company.

   "Fenway" means:

     (1) Fenway Partners Capital Fund, L.P., a Delaware limited partnership;

     (2) Fenway Partners Capital Fund II, L.P., a Delaware limited partnership; and

     (3) so long as it is controlled and more than 50% owned by one or more of the entities described in clauses (1) and (2), Simmons Holdings LLC, a Delaware limited liability company.

   "Fenway Agreement" means that certain Advisory Agreement dated as of October 29, 1998 by and among Fenway Partners, Inc., the Company and Holdings as in effect on the date of the indenture.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of revolving credit facilities and letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding the amortization of deferred financing costs); plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company or a Guarantor (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

   For purposes of the preceding, total interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Swap Obligations.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems, repays, repurchases, defeases or otherwise discharges any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption, repayment, repurchase, defeasance or other discharge of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

   In addition, unless otherwise specified in a particular provision of the indenture, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (including any pro forma expense and cost reductions and related adjustments to the extent that the same are consistent with Regulation S-X under the Act, except in the case of clause
  (15) of Permitted Debt and except in the case of the covenant described above under the subheading "Merger, Consolidation, or Sale of Assets") and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

   For purposes of this definition, whenever pro forma effect is to be given to any acquisition, the amount of Consolidated Cash Flow relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of the Company in a manner that is consistent with this definition.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantors" means each Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns except those released in accordance with the terms of the indenture.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Holdings" means Simmons Holdings, Inc., a Delaware corporation, and the Company's direct parent.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property or any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable;

if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Industrial Revenue Bonds" means:

     (1) $9.7 million of 7.0% industrial revenue bonds maturing in 2017 that the Company issued to finance the construction of its Janesville, Wisconsin facility; and

     (2) $5.0 million of variable rate industrial revenue bonds maturing in 2016 that the Company issued to finance the construction of its Shawnee, Kansas facility.

   "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.

   "Investcorp" means INVESTCORP S.A.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the subheading "--Restricted Payments".

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Management Investors" means the management officers and employees of the Company and its Subsidiaries identified as management investors in the Recapitalization Agreement.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions, and without regard to the $1.0 million size limitation set forth in the definition of "Asset Sale") or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); and

     (3) non-cash compensation charges, including, any such non-cash charges arising from existing stock options resulting from any merger, recapitalization or other acquisition or disposition.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) and any cash payments received by way of deferred payments as and when received, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "New Senior Credit Agreement" means that certain senior secured credit agreement, dated October 29, 1998, consisting of a $270.0 senior secured bank financing including (i) an $80.0 million six-year revolver, (ii) a $70.0 million six-year term loan A, (iii) a $70.0 million seven-year term loan B and
(iv) a $50.0 million eight-year term loan C entered into by the Company, Goldman Sachs Credit Partners L.P., as joint lead arranger, syndication agent and lender, and Warburg Dillon Read LLC, as joint lead arranger, UBS AG, Stamford Branch, as administrative agent and lender, and the other institutions party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, modified, supplemented, renewed, refunded, replaced, extended, restructured or refinanced from time to time.

   "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
  (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the manufacture, distribution and sale of mattresses, foundation and other bedding products and activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

   "Permitted Debt" has the meaning assigned to such term in the second paragraph of the covenant described above under the subheading "Certain Covenants--Incurrence of indebtedness and Issuance of Preferred Stock".

   "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreements, as the same may be amended, modified or supplemented from time to time, provided that no single Person (together with its Affiliates), other than the Principals and their Related Parties, is the Beneficial Owner (with such beneficial ownership determined without regard to the Stockholders Agreements, as the same may be amended, modified or supplemented from time to time), directly or indirectly, of (a) more than 40% of the Voting Stock of the Company that is "beneficially owned" (as defined above) by such group of investors and (b) more of the Voting Stock of the Company than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate (Voting Stock, in each case, measured by voting power rather than number of shares).

   "Permitted Investments" means:

     (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by the Company or any Restricted Subsidiary of the Company that is a Guarantor in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of the Company; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

     (4) any Investment in a Restricted Subsidiary that is not a Guarantor; provided that the aggregate fair market value of such Investment, when taken together with the fair market value of all other Investments made pursuant to this clause (4) that are at that time outstanding, shall not exceed 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

     (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the subheading "-- Repurchase at the Option of Holders--Asset Sales";

     (6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (7) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

     (8) any Investment existing on the date of the indenture;

     (9) loans and advances to employees and officers in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

     (10) Currency Agreements and Interest Swap Obligations;

     (11) accounts receivable incurred in the ordinary course of business,

     (12) Investments in securities of trade creditors or customers received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

     (13) guarantees otherwise permitted under the indenture;

     (14) Investments the payment of which consists exclusively of Equity Interests other than Disqualified Stock; and

     (15) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding, not to exceed $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

   "Permitted Junior Securities" means:

     (1) Equity Interests in the Company, Holdings or any Guarantor; or

     (2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the indenture.

   "Permitted Liens" means:

     (1) Liens securing Senior Debt that was permitted by the terms of the indenture to be incurred;

     (2) Liens in favor of the Company;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

     (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Senior Debt of the Company that was permitted to be incurred by the indenture;

     (7) Liens existing on the date of the indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:

       (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

       (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

     (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

     (11) Liens securing the Industrial Revenue Bonds;

     (12) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit; and

     (13) leases or subleases to third parties.

   "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value or liquidation value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest on, the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, costs or premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

     (4) such Indebtedness or Disqualified Stock is incurred or issued either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness (or issuer of the Disqualified Stock) being extended, refinanced, renewed, replaced, defeased or refunded; and

     (5) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded provided for payment or accrual of interest or dividends on a non-cash basis, then such Indebtedness or Disqualified Stock contains provisions allowing for the payment or accrual of interest and dividends on comparable terms.

   "Principals" means (a) Fenway and (b) any other Person that owns more than 10% of the Equity Interests of Holdings as of the date of the indenture.

   "Public Equity Offering" means any underwritten public offering of Qualified Capital Stock of Holdings or the Company; provided that, in the event of any such public equity offering by Holdings, Holdings contributes to the common equity capital of the Company (other than as Disqualified Stock) the portion of the net cash proceeds of such public equity offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the exchange notes to be redeemed pursuant to the provisions of the second paragraph under the subheading "Optional Redemption" with respect to the exchange notes.

   A "Public Market" shall be deemed to exist if:

     (1) a Public Equity Offering has been consummated; and

     (2) at least 35% of the total issued and outstanding Common Stock of the Company or Holdings (as applicable) immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

   "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

   "Recapitalization Agreement" means that certain Agreement and Plan of Merger dated as of July 16, 1998, by and among Holdings, the Company and Merger Corp., as amended by Amendment No. 1 dated as of September 22, 1998, and as amended by Amendment No. 2 dated as of October 26, 1998.

   "Related Party" means:

     (1) any controlling stockholder of any of the Principals, any entity that is more than 50% owned by any one or more Principals or their Related Parties; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clause (1); or

     (3) any Person who, directly or indirectly, controls through a management agreement or a general partner or is under common control with any of the Principals; or

     (4) any trust, partnership, corporation or other entity, the benefactors, stockholders, partners or owners of which consist of Persons referred to in clause (3).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

   "Senior Credit Documents" means the New Senior Credit Agreement, the guaranties thereunder, any pledge and security agreement, any mortgage and each other document executed in connection with the issuance of the bank financing thereunder as each such document may be amended, restated, supplemented or otherwise modified from time to time.

   "Senior Debt" means:

     (1) all Indebtedness of the Company or any Guarantor outstanding on the date of the indenture under Credit Facilities or thereafter incurred under Credit Facilities, and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument governing such Indebtedness expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee thereof; and

     (3) all Obligations with respect to the foregoing.

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any Indebtedness represented by Capital Stock;

     (2) any liability for federal, state, local or other taxes owed or owing by the Company;

     (3) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

     (4) any trade payables including any Guarantees thereof or instruments evidencing such liabilities;

     (5) any Indebtedness that is incurred in violation of the indenture;

     (6) the Existing Notes; or

     (7) the Industrial Revenue Bonds.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Simmons ESOP" means the Simmons Company Employee Stock Ownership Plan, as form time to time amended, supplemented or otherwise modified, and a trust forming a part thereof and its successors.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment transactions.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Stockholders Agreements" means those certain Stockholders Agreements (i) by and among Holdings, Fenway and ESOP, Investcorp and the other Persons listed therein and the Company, and (ii) by and among Holdings, the Management Investors and the other Persons listed therein, each as in effect on the date of the indenture.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Transaction Documents" means the Senior Credit Documents, the Common Equity Documents, the Stockholders Agreements, the ESOP Stock Sale Agreement, the Recapitalization Agreement, the Fenway Agreement and all documents relating to any of the foregoing.

   "Total Assets" means the consolidated assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP.

   "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

   Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the subheading "Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock", the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the subheading "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period,
(2) no Default or Event of Default would be in existence following such designation and (3) if any such Subsidiary is a Domestic Subsidiary, it shall execute a supplemental indenture to become a Guarantor with respect to the Notes.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing;

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We originally sold the notes to Goldman Sachs, Warburg Dillon Read, Fleet Securities and U.S. Bancorp Libra (the "Initial Purchasers") pursuant to the Purchase Agreement dated March 10, 1999. The Initial Purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of persons outside the United States under Regulation S. As a condition to the Purchase Agreement, we entered into a registration rights agreement with the Initial Purchasers in which we agreed to:

     (1) file a registration statement registering the exchange notes with the Commission within 105 days after the original issuance of the notes;

     (2) use our best efforts to have the registration statement relating to the exchange notes declared effective by the Commission within 165 days after the original issuance of the notes;

     (3) unless applicable law or Commission policy would not permit the exchange offer, commence the exchange offer and use our best efforts to issue, within 30 business days after the date on which the Commission declares the registration statement relating to the exchange notes effective, exchange notes in exchange for all notes tendered prior to the expiration date; and

     (4) if obligated to file a shelf registration statement, use our best efforts to file the shelf registration statement with the Commission within 45 days after such filing obligation arises, to cause the shelf registration statement to be declared effective by the Commission within 90 days after such obligation arises and to use our best efforts to keep effective the shelf registration statement for at least two years after the original issuance of the notes or such shorter period that will terminate when all securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

   We have agreed to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date on which the Commission declares the registration statement relating to the exchange notes effective. The registration rights agreement also requires us to include in the prospectus for the exchange offer certain information necessary to allow broker-dealers who hold notes, other than notes purchased directly from us or an affiliate of us, to exchange such notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of the exchange notes received by such broker-dealers in the exchange offer.

   This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held notes, other than notes purchased directly from us or one of our affiliates.

   For each note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the date of issuance of such exchange note. The holders of notes that are accepted for exchange will receive, in cash, accrued interest on such notes to, but not including, the issuance date of the exchange notes. We will pay such interest with the first interest payment on the exchange notes. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, we believe the exchange notes would in general be freely tradeable after the exchange offer without further registration under the Securities Act. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.

   Any purchaser of the notes who is either an "affiliate" of us, a broker-dealer who purchased notes directly from us or an affiliate of us for resale, or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     (1) will not be able to rely on the interpretation of the staff of the Commission;

     (2) will not be able to tender its notes in the exchange offer; and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to all exemption from such requirements.

   We have agreed to file with the Commission a shelf registration statement to cover resales of the notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement if:

     (1) we are not required to file the registration statement for the exchange offer or permitted to consummate the exchange offer because we are not permitted by applicable law or Commission policy; or

     (2) any holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:

       (a) it is prohibited by law or Commission policy from participating in such offer;

       (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement relating to the exchange offer is not appropriate or available for such resales; or

       (c) that it is a broker-dealer that purchased notes directly from us or an affiliate of us for resale.

   For purposes of the foregoing and below, "Transfer Restricted Securities" means each note until the earliest to occur of:

     (1) the date on which a person other than a broker-dealer for an exchange note has exchanged such note;

     (2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer before the date of such sale a copy of the prospectus contained in the registration statement relating to the exchange offer;

     (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

   We will pay liquidated damages to each holder of notes if:

     (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

     (2) any of such registration statements is not declared effective by the Commission on or before the date specified for such effectiveness (the "Effectiveness Deadline");

     (3) we fail to consummate the exchange offer within 30 business days after the registration statement relating to the exchange offer is first declared effective by the Commission; or

     (4) the shelf registration statement or the registration statement relating to the exchange offer is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and is itself declared effective by the Commission (each such event referred to in clauses (1) through (4) above a "Registration Default").

   The amount of liquidated damages will be $.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by each holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default. The amount of liquidated damages will increase by $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Transfer Restricted Securities provided that we shall in no event be required to pay liquidated damages for more than one Registration Default on the notes at any time. We will pay all accrued liquidated damages on each interest payment date in the manner provided for the payment of interest in the indenture. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

   As contemplated by the aforementioned no-action letters and the registration rights agreement, each holder tendering notes in the exchange offer is required to represent to us in the letter of transmittal, that, among things:

     (1) the person receiving the exchange notes pursuant to the exchange offer, whether or not such person is the holder, is receiving them in the ordinary course of business;

     (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that each such holder that is not a broker-dealer is not engaged in, and does not intend to engage in, a distribution of exchange notes;

     (3) neither the holder nor any such other person is an "affiliate" of us within the meaning of Rule 405 under the Securities Act;

     (4) the holder acknowledges and agrees that (A) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed above and under the heading "--Purpose and Effect of the exchange offer," and (B) any broker-dealer that receives exchange notes for its own account in exchange for notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act; and

     (5) the holder understands that a secondary resale transaction described in clause (4)(A) above should be covered by an effective registration statement containing the selling security holder information required by
  Item 507 or 508 of Regulation S-K of the Commission.

   Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes.

   The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with a prospectus contained in the registration statement relating to the exchange offer. Under the registration rights agreement, we are required to allow broker-dealers to use the prospectus contained in the registration statement relating to the exchange offer in connection with the resale of such exchange notes.

   We will, in the event of the filing of a shelf registration statement, provide to each holder of notes eligible to participate in such shelf registration statement copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take other actions as are required to permit resales of the notes. A holder of notes that sells such notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including certain indemnification obligations. In addition, each such holder will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages.

 Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer in integral multiples of $1,000.

   The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except for the following:

     (1) the exchange notes bear a Series B designation and different CUSIP number from the notes;

     (2) the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

     (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

   The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, $150.0 million aggregate principal amount of the notes is outstanding. Solely for reasons of administration and no other reason, we have fixed the close of
business on       , 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the indenture may participate in the exchange offer. There will be no fixed record date, however, for determining registered holders of the notes entitled to participate in the exchange offer.

   The holders of notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

   We shall be deemed to have accepted validly tendered notes when, as and if the holder of such note has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

   If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

   Those holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

 Expiration Dates; Extensions; Amendments

   The "expiration date" shall be 5:00 p.m., New York City time, on       ,
1999 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the expiration
date beyond       , 1999.

   We have no current plans to extend the exchange offer. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, no later than the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, to

     (1) delay accepting any notes;

     (2) extend the exchange offer; or

     (3) terminate the exchange offer

if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, in each case by giving oral or written notice of such delay, extension or termination to the exchange agent, and to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of such event. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during such five to ten business day period.

   Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a timely release to the Dow Jones News Service.

 Interest on the Exchange Notes

   The exchange notes will bear interest from their date of issuance. Interest is payable semiannually on March 15 and September 15 of each year commencing on September 15, 1999, at the rate of 10 1/4% per annum. The holders of notes that are accepted for exchange will receive, in cash, accrued interest on such notes to, but not including, the issuance date of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes. Consequently, holders who exchange their notes for exchange notes will receive the same interest payment on September 15, 1999 which is the first interest payment date with respect to the notes that they would have received had they not accepted the exchange offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

 Procedures for Tendering

   Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under "exchange agent" for receipt prior to 5:00 p.m., New

York City time, on the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

     (1) confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

     (2) you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of the Depository Trust Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

   By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "--Resale of the Exchange Notes."

   The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

   The method of delivery of the notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letters of transmittal or notes should be sent to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for such holders.

   Only a registered holder of notes may tender such notes in connection with the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

   If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes tendered are tendered:

     (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of an Eligible Institution.

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

   If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by a properly completed bond powers, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an Eligible Institution.

   If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

   We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent's account with respect to the notes in accordance with DTC's procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

   The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent's Message to the exchange agent. The term "Agent's Message" means a message transmitted by DTC, which when received by the exchange agent forms part of the confirmation of a book-entry transfer, and which states that DTC has received an express acknowledgment from the participant in DTC tendering notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal designated for such notes, as soon as practicable following the expiration date.

 Guaranteed Delivery Procedures

   Those holders who wish to tender their notes and

     (1) whose notes are not immediately available; or

     (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     (3) who cannot complete the procedures for book-entry transfer before the expiration date;

  may effect a tender if:

     (1) the tender is made through all Eligible Institution;

     (2) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such notes and the principal amount of notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, either (a) a copy or facsimile of the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) that a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC, will be delivered to the exchange agent; and

     (3) either (a) a copy or facsimile of such properly completed and executed letter of transmittal together with the certificate(s) representing all tendered notes in proper form for transfer and all other documents required by the letter of transmittal or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, are actually received by the exchange agent within five business days after the expiration date.

   Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

 Withdrawal of Tenders

   Except as otherwise provided herein, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To validly withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     (1) specify the name of the person having deposited the notes to be withdrawn (the "Depositor");

     (2) identify the notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the notes to register the transfer of such notes into the name of the person withdrawing the tender; and

     (4) specify the name in which any such notes are to be registered, if different from that of the Depositor.

   All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued in exchange for withdrawn notes unless those notes so withdrawn are validly retendered. Any notes which have been tendered but which are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

 Conditions of the Exchange Offer

   The offer is subject to the condition that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in policy of the Commission such that in the reasonable opinion of counsel to us there is a substantial question whether the exchange offer is permitted by applicable federal law, we have agreed to seek a no-action letter or other favorable decision from the Commission allowing us to consummate the exchange offer.

   If we determine that the exchange offer is not permitted by applicable federal law, it may terminate the exchange offer. In connection with such termination we may:

     (1) refuse to accept any notes and return any notes that have been tendered by the holders thereof;

     (2) extend the exchange offer and retain all notes tendered prior to the expiration date, subject to the rights of such holders of tendered notes to withdraw their tendered notes; or

     (3) waive such termination event with respect to the exchange offer and accept all properly tendered notes that have not been properly withdrawn.

   If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during such period.

 Exchange Agent

   SunTrust Bank, Atlanta, the Trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

     By Registered or Certified Mail or Hand Delivery:

       SunTrust Bank, Atlanta
       25 Park Place
       24th Floor
       Atlanta, GA 30303-2900
       Attention: Olga Warren

     Facsimile Transmission: (404) 588-7335
     Confirm by Telephone: (404) 588-7067

   Any requests or deliveries to all address or facsimile number other than as set forth above will not constitute a valid delivery.

 Fees and Expenses

   The expenses of soliciting tenders will be borne by us. The principal solicitation for lenders is being made by mail. Additional solicitations, however, may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

   We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and the Trustee, accounting and legal fees and printing costs, among others.

   We will pay all transfer taxes, if any, applicable to the exchange of the notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

 Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

 Consequences of Failure to Exchange

   The notes that are not exchanged for exchange notes pursuant to the exchange offer will remain transfer restricted securities. Accordingly, such notes may be resold only as follows:

     (1) to us, upon redemption thereof or otherwise;

     (2) (a) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (b) in accordance with Rule 144 under the Securities Act, or (c) pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us;

     (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

     (4) pursuant to an effective registration statement under the Securities
  Act.

   Persons who acquire the exchange notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

   This general discussion of certain United States federal income and estate tax consequences applies to you if you acquired notes at original issue for cash and you exchange those notes for exchange notes in the exchange offer. This discussion only applies to you if you hold the exchange notes as a "capital asset," generally, for investment, under Section 1221 of the Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

  . a broker-dealer, a dealer in securities or a financial institution;

  . an S corporation;

  . an insurance company;

  . a tax-exempt organization;

  . subject to the alternative minimum tax provisions of the Code;

  . holding the exchange notes as part of a hedge, straddle or other risk reduction or constructive sale transaction; or

  . a nonresident alien or foreign corporation subject to net-basis United
    States federal income tax on income or gain derived from an exchange note because such income or gain is effectively connected with the conduct of a United States trade or business.

   This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service ("IRS") or any court may disagree with this discussion.

   This summary may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards certain federal tax rules, and does not describe future changes in federal tax rules. Please consult your tax advisor rather than relying on this general description.

United States Holders

   If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

   Definition of United States Holder. You are a "United States Holder" if you hold notes and you are:

  . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  . a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision;

  . an estate the income of which is subject to United States federal income tax regardless of its source; or

  . a trust, if (i) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

   Taxation of Stated Interest. You generally must pay federal income tax on the interest on the exchange notes:

  . when it accrues, if you use the accrual method of accounting for United
    States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United
    States federal income tax purposes.

   Redemption and Repurchase Rights. As described elsewhere in this prospectus, we may under certain circumstances be required to repurchase the exchange notes and we have the option to redeem some or all of the exchange notes at certain times under certain circumstances.

   Based on our current expectations, the chance that we will repurchase or redeem the exchange notes is remote. Accordingly, we intend to take the position that the payments contingent on the repurchase or redemption of the exchange notes do not, as of the issue date, cause the exchange notes to have original issue discount ("OID") and do not affect the yield to maturity or the maturity date of the exchange notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

   You should consult your tax adviser with respect to the contingent payments described above. If, contrary to our expectations, we repurchase or redeem the notes, or if the IRS takes the position that the contingent payments described were not remote as of the issue date, you may have to redetermine the amount and timing of interest income you must include in taxable income.

   Sale or Other Taxable Disposition of the Exchange Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the exchange note, minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note equals the price you paid for the note which you exchanged for the exchange note.

   Your gain or loss will generally be a long-term capital gain or loss if your holding period in the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

   Receipt of Exchange Notes. Because the economic terms of the exchange notes and the notes are identical, your exchange of notes for exchange notes under the exchange offer will not constitute a taxable exchange of the notes. Even if you received exchange notes in exchange for notes on which additional interest was paid because of a registration default, the exchange will not be taxable because the exchange would occur by operation of the notes' original terms. As a result:

  . you will not recognize taxable gain or loss when you receive exchange notes in exchange for notes;

  . your holding period in the exchange notes will include your holding period in the notes; and

  . your basis in the exchange notes will equal your basis in the notes.

   Backup Withholding. You may be subject to a 31% backup withholding tax when you receive interest payments on the exchange note or proceeds upon the sale or other disposition of an exchange note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

  . the IRS notifies us or our agent that the TIN you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

  . you fail to certify under penalties of perjury that you are not subject to backup withholding.

   If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

Non-United States Holders

   Definition of Non-United States Holder. A "Non-United States Holder" is any person other than a United States Holder. If you are subject to United States federal income tax on a net basis on income or gain with respect to an exchange note because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

 Interest.

   Portfolio Interest Exemption. You will generally not have to pay United States federal income tax on interest (or OID on the exchange notes, if any) paid on the exchange notes because of the "portfolio interest exemption" if either:

  . you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

  . a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the exchange note on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

   You will not, however, qualify for the portfolio interest exemption described above if:

  . you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

  . you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, or

  . you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

   Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to 30% withholding tax on interest payments made on the exchange notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted under current regulations on Form 1001. Successor forms will require additional information, as discussed below. See "Non-United States Holders--New Withholding Regulations."

   Reporting. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

   Sale or Other Disposition of the Exchange Notes. You generally will not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note. You may, however, be subject to tax on such gain if:

  . you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain, and you may also be subject to withholding tax; or

  . you are an individual who is a former citizen or resident of the United
    States, your loss of citizenship or residency occurred within the last ten years (and, if you are a former resident, on or after February 6, 1995), and it had as one of its principal purposes the avoidance of United States tax, in which case you may be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and you may be subject to withholding under certain circumstances.

   Even if you are an individual described in one of the two paragraphs above, you should not recognize gain subject to United States federal income tax as a result of exchanging notes for exchange notes under the exchange offer. See the more complete discussion above under "United States Holders--Receipt of Exchange Notes."

   United States Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the exchange notes will not be included in your estate for United States federal estate tax purposes.

 Back-up Withholding and Information Reporting.

   Payments from United States Office. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

   With respect to interest payments made on the exchange note, however, back-up withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above. See "Non-United States Holders-- Interest."

   Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of an exchange note, back-up withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of an exchange note, as described above under the heading "Non-United States Holders--Sale or Other Disposition of Exchange Notes," you generally will qualify as an "exempt foreign person" for purposes of the broker reporting rules.

   Payments from Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of an exchange note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you generally will not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

   Refunds. Any amounts withheld under the backup withholding rules may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS.

   New Withholding Regulations. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 1999, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions, including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the New Withholding Regulations will require new forms, which you generally will have to provide earlier than you would have had to provide replacements for expiring existing forms.

   The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. For example, you may be required to provide a TIN, and you may have to certify that you "derive" the income with respect to which the treaty benefit is claimed within the meaning of applicable regulations. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments. The New Withholding Regulations also amend the foreign broker office definition as it applies to partnerships.

   The New Withholding Regulations are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the New Withholding Regulations will affect your particular circumstances.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for Notes which such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Any such broker-dealer may use this prospectus, as we may amend or supplement it from time to time, in connection with resales of exchange notes received in exchange for notes. For a period of one year after we complete the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. All resales must be made in compliance with state securities or blue sky laws. We assume no responsibility with regard to compliance with these requirements.

   We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Broker-dealers may sell exchange notes received for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have been advised by the Initial Purchasers that following completion of this exchange offer they intend to make a market in the exchange notes. Such entities, however, are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

                                 LEGAL MATTERS

   Certain legal matters in connection with the exchange notes will be passed upon for Simmons by Jones, Day, Reavis & Pogue, Atlanta, Georgia and Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   The consolidated balance sheets as of December 26, 1998 and December 27, 1997 and the consolidated statements of operations, common stockholders equity (deficit), and cash flows for the years ended December 26, 1998, December 27, 1997, the period from March 22, 1996 to December 28, 1996 and from December 31, 1995 through March 21, 1996, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. We omitted parts of this registration statement in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that none of the statements in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are necessarily complete. We refer you to the copy of such documents filed as exhibits to the registration statement.

   We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We have agreed that for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes and, if permitted, will file with the Commission, within the time periods specified in the rules and regulations of the Commission:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the consolidated financial statements included in the annual information only, a report thereon by our independent accountants; and

     (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports in each case.

   Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

   This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of such information. Requests for such copies should be directed to the Treasurer, Simmons Company, One Concourse Parkway, Atlanta, Georgia 30328 (Telephone Number (770) 512-7700). You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request
such information prior to       , 1999.

                        SIMMONS COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
  Report of Independent Accountants........................................ F-2
  Consolidated Balance Sheets as of December 26, 1998 and December 27,
   1997.................................................................... F-3
  Consolidated Statements of Operations for the year ended December 26,
   1998, the year ended December 27, 1997, the period from March 22, 1996 through December 28, 1996 (Successor Periods) and the period from
   December 31, 1995 through March 21, 1996 (Predecessor Period)........... F-4
  Consolidated Statements of Common Stockholders' Equity for the year ended
   December 26, 1998, the year ended December 27, 1997, the period from
   March 22, 1996 through December 28, 1996 (Successor Periods) and the period from December 31, 1995 through March 21, 1996
   (Predecessor Period).................................................... F-5
  Consolidated Statements of Cash Flows for the year ended December 26,
   1998, the year ended December 27, 1997, the period from March 22, 1996 through December 28, 1996 (Successor Periods) and the period from
   December 31, 1995 through March 21, 1996 (Predecessor Period) .......... F-6
  Notes to Consolidated Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Simmons Company

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Simmons Company (the "Company") at December 26, 1998 and December 27, 1997, and the results of its operations and its cash flows for the years ended December 28, 1998 and December 27, 1997, the period from March 22, 1996 through December 28, 1996 and the period from December 31, 1995 through March 21, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 1, the parent of Simmons Company entered into a recapitalization on October 29, 1998.

PricewaterhouseCoopers LLP
February 24, 1999

                        SIMMONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                    December 26,  December 27,
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents.......................      $  6,004      $  9,108
  Accounts receivable, less allowance for doubtful
   accounts of $4,177 and $3,938..................        71,354        65,488
  Inventories.....................................        20,462        19,970
  Deferred income taxes...........................         7,440         3,229
  Other current assets............................        14,792        13,808
                                                        --------      --------
    Total current assets..........................       120,052       111,603
Property, plant and equipment, net................        54,153        47,564
Patents, net of accumulated amortization of $7,666
 and $4,870.......................................         9,366        12,162
Goodwill, net of accumulated amortization of
 $13,290 and $8,457...............................       180,017       184,850
Deferred income taxes.............................        17,704         8,453
Other assets......................................        18,769        10,493
                                                        --------      --------
                                                        $400,061      $375,125
                                                        ========      ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................      $ 29,950      $ 27,847
  Accrued wages and benefits......................         5,323         8,830
  Accrued advertising and incentives..............        15,321        15,457
  Accrued interest................................         3,260         3,793
  Other accrued expenses..........................        13,627         9,435
  Current maturities of long-term obligations.....         1,832        10,873
                                                        --------      --------
    Total current liabilities.....................        69,313        76,235
Noncurrent liabilities:
  Long-term obligations...........................       311,637       173,570
  Postretirement benefit obligations other than
   pensions.......................................         7,702         7,612
  Other...........................................        11,626        13,864
                                                        --------      --------
    Total liabilities.............................       400,278       271,281
                                                        --------      --------
Commitments and contingencies
Redeemable Series A Preferred Stock under ESOP,
 net of related unearned compensation of $17,122..            --        11,230
Redemption Obligation--ESOP, net of related
 unearned compensation of $11,400.................        12,084            --
Common stockholders' equity (deficit):
  Common stock, $.01 par value; 50,000,000 shares
   authorized, 31,964,452 shares issued and
   outstanding....................................           320           320
  Additional paid-in capital......................            --        84,680
  Retained earnings (accumulated deficit).........       (12,535)        7,674
  Accumulated other comprehensive income (loss)...           (86)          (55)
  Treasury stock, 974 shares in 1997 at cost......            --            (5)
                                                        --------      --------
    Total common stockholders' equity (deficit)...       (12,301)       92,614
                                                        --------      --------
                                                        $400,061      $375,125
                                                        ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                        Successor                 Predecessor
                          --------------------------------------- ------------
                                                     Period from  Period from
                                                      March 22,   December 31,
                           Year ended    Year ended  1996 through 1995 through
                          December 26,  December 27, December 28,  March 21,
                              1998          1997         1996         1996
                          ------------  ------------ ------------ ------------
Net sales................    $ 600,773      $550,085     $423,870     $106,431
Costs and expenses:
  Cost of products sold..      348,842       319,074      254,127       66,630
  Selling, general and
   administrative........      202,213       183,556      135,762       35,846
  ESOP expense...........        6,453         6,230        3,797        1,203
  Amortization of
   intangibles...........        7,629         7,679        5,650        1,324
                             ---------      --------     --------     --------
                               565,137       516,539      399,336      105,003
                             ---------      --------     --------     --------
    Income from
     operations..........       35,636        33,546       24,534        1,428
Interest expense, net....       22,454        19,088       15,277        1,489
Other expense, net.......       17,544         1,571        1,557           96
                             ---------      --------     --------     --------
Income (loss) before
 income taxes and
 extraordinary item......       (4,362)       12,887        7,700         (157)
Provision (benefit) for
 income taxes............         (345)        6,525        4,682          282
                             ---------      --------     --------     --------
    Income (loss) before
     extraordinary item..       (4,017)        6,362        3,018         (439)
Extraordinary loss from
 early extinguishment of
 debt, net of income tax
 benefit of $7,079 and
 $1,137..................       15,002            --        1,706           --
                             ---------      --------     --------     --------
Net income (loss)........    $ (19,019)     $  6,362     $  1,312     $   (439)
                             =========      ========     ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                      (in thousands, except share amounts)

                                                                        Retained     Accumulated             Total Common
                                            Additional    Unearned      Earnings        Other                Stockholders'
                            Common   Common  Paid-In    Compensation  (Accumulated  Comprehensive  Treasury     Equity
                            Shares   Stock   Capital     Under ESOP     Deficit)       Income       Stock      (Deficit)
                          ---------- ------ ----------  ------------  ------------  -------------  --------  -------------
Predecessor
December 30, 1995.......  36,311,967   $363   $176,501      $(47,531)     $(78,894)         $(288)  $(5,779)      $ 44,372
 ESOP share
  allocations...........          --     --     (2,298)        3,501            --             --        --          1,203
 Income tax benefit on
  ESOP..................          --     --        896            --            --             --        --            896
 Net loss...............          --     --         --            --          (439)            --        --           (439)
 Other comprehensive
  income:
 Change in foreign
  currency translation..          --     --         --            --            --              9        --              9
 Purchase of treasury
  stock.................          --     --         --            --            --             --      (660)          (660)
                          ----------   ----   --------      --------      --------          -----   -------       --------
March 21, 1996..........  36,311,967   $363   $175,099      $(44,030)     $(79,333)         $(279)  $(6,439)      $ 45,381
                          ==========   ====   ========      ========      ========          =====   =======       ========
Successor
March 22, 1996 (reflects
 the new basis of
 31,964,452 common
 shares in connection
 with the Investcorp
 Acquisition)...........  31,964,452   $320   $ 84,680      $     --      $     --          $  (2)  $    --       $ 84,998
 Net income.............          --     --         --            --         1,312             --        --          1,312
 Other comprehensive
  income (loss):
 Change in foreign
  currency translation..          --     --         --            --            --            (19)       --            (19)
                          ----------   ----   --------      --------      --------          -----   -------       --------
December 28, 1996.......  31,964,452    320     84,680            --         1,312            (21)       --         86,291
 Net income.............          --     --         --            --         6,362             --        --          6,362
 Other comprehensive
  income (loss):
 Change in foreign
  currency translation..          --     --         --            --            --            (34)       --            (34)
 Purchase of treasury
  stock.................          --     --         --            --            --             --        (5)            (5)
                          ----------   ----   --------      --------      --------          -----   -------       --------
December 27, 1997.......  31,964,452    320     84,680            --         7,674            (55)       (5)        92,614
 Net loss...............          --     --         --            --       (19,019)            --        --        (19,019)
 Other comprehensive
  income (loss):
 Change in foreign
  currency translation..          --     --         --            --            --            (31)       --            (31)
 Purchase of treasury
  stock.................          --     --         --            --            --             --       (55)           (55)
 Excess of ESOP expense
  at fair market value
  over cost.............          --     --        731            --            --             --        --            731
 Increase in ESOP
  Redemption Obligation
  based on fair market
  value.................          --     --    (10,582)           --            --             --        --        (10,582)
 Distribution to
  Holdings..............          --     --    (74,829)           --        (1,190)            --        60        (75,959)
                          ----------   ----   --------      --------      --------          -----   -------       --------
December 26, 1998.......  31,964,452   $320   $     --      $     --      $(12,535)         $ (86)  $    --       $(12,301)
                          ==========   ====   ========      ========      ========          =====   =======       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                        Successor                   Predecessor
                          ----------------------------------------  ------------
                                                      Period from   Period from
                                                       March 22,    December 31,
                           Year ended    Year ended   1996 through  1995 through
                          December 26,  December 27,  December 28,   March 21,
                              1998          1997          1996          1996
                          ------------  ------------  ------------  ------------
Cash flows from
 operating activities:
Net income (loss).......     $ (19,019)     $  6,362     $   1,312        $ (439)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........        16,593        13,549         9,118         2,198
 ESOP expense...........         6,453         6,230         3,797         1,203
 Non-cash portion of
  extraordinary loss....          (921)           --         1,706            --
 Gain from sale of
  investment............            --            --        (4,011)           --
 Provision for bad
  debts.................            75         2,750         1,273           566
 Provision for deferred
  income taxes..........        (1,902)        6,226         4,420           282
 Other, net.............         1,072           613            46           472
Net changes in operating
 assets and liabilities:
 Accounts receivable....       (10,335)       (1,604)      (17,288)       (1,732)
 Inventories............          (492)       (1,137)         (769)        1,229
 Other assets...........        (5,208)       (5,235)       (3,724)         (531)
 Accounts payable.......         2,103         3,047         9,117        (7,250)
 Accrued liabilities....        (2,427)        1,500       (11,443)        6,341
                             ---------      --------     ---------        ------
Cash provided by (used
 in) operating
 activities.............       (14,008)       32,301        (6,446)        2,339
                             ---------      --------     ---------        ------
Cash flows from
 investing activities:
 Purchases of property,
  plant and equipment,
  net...................       (15,553)      (15,355)      (13,546)       (1,567)
 Proceeds from sale of
  investment............            --            --         4,700            --
 Payment to the seller
  for the acquisition...            --            --      (151,625)           --
 Payments to option
  holders...............            --            --        (6,950)           --
 Payments of acquisition
  costs.................            --            --       (16,040)           --
                             ---------      --------     ---------        ------
Net cash used in
 investing activities...       (15,553)      (15,355)     (183,461)       (1,567)
                             ---------      --------     ---------        ------
Cash flows from
 financing activities:
 Distribution to
  Holdings..............       (75,959)           --            --            --
 Distribution to
  Holdings for purchase
  of ESOP shares........       (15,450)           --            --            --
 Proceeds of New Credit
  Facility..............       200,000            --            --            --
 Payments on New Credit
  Facility..............       (10,000)           --            --            --
 Proceeds of Senior
  Bridge Loans..........        75,000            --            --            --
 Proceeds of Junior
  Simmons Notes.........        30,000            --            --            --
 Payment of 10.75%
  Senior Sub Notes......      (100,000)           --            --            --
 Proceeds of other
  Successor long-term
  borrowings............        33,871        34,329       317,700            --
 Payments on other
  Successor long-term
  borrowings............       (99,845)      (46,701)     (131,473)           --
 Proceeds from
  Predecessor revolving
  line of credit and
  long-term borrowings..            --            --            --         3,334
 Payments on Predecessor
  debt..................            --            --       (76,134)       (3,490)
 Payments of financing
  costs.................       (11,074)           --        (9,744)           --
 Proceeds from issuance
  of Successor common
  stock.................            --            --        85,000            --
 Treasury stock
  purchases.............           (55)           (5)           --          (660)
                             ---------      --------     ---------        ------
Net cash provided by
 (used in) financing
 activities.............        26,488       (12,377)      185,349          (816)
                             ---------      --------     ---------        ------
Net effect of exchange
 rate changes on cash...           (31)          (34)          (19)            9
                             ---------      --------     ---------        ------
Increase (decrease) in
 cash and cash
 equivalents............        (3,104)        4,535        (4,577)          (35)
Cash and cash
 equivalents, beginning
 of period..............         9,108         4,573         9,150         9,185
                             ---------      --------     ---------        ------
Cash and cash
 equivalents, end of
 period.................     $   6,004      $  9,108     $   4,573        $9,150
                             =========      ========     =========        ======
Supplemental cash flow
 information:
 Cash paid for
  interest..............     $  19,517      $ 17,526     $  11,798        $  803
                             =========      ========     =========        ======
 Cash paid for income
  taxes.................     $     322      $     60     $      93        $2,315
                             =========      ========     =========        ======

 The accompanying notes are an integral part of these consolidated statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (in thousands, except share amounts)

1. The Company

   Simmons Company ("Simmons" or "the Company") is one of the largest bedding manufacturers in the United States. The Company manufactures and distributes mattresses, box springs, bedding frames and sleep accessories. Simmons sells bedding products to certain institutional customers, such as schools and government entities, and to the lodging industry and licenses its patents and trademarks to various domestic and foreign manufacturers.

 The Transactions

   On July 16, 1998, the Company's parent, Simmons Holdings, Inc. ("Holdings") entered into a recapitalization agreement with the Company and REM Acquisition, Inc., a transitory Delaware merger corporation ("REM"), sponsored by Fenway Partners, Inc., ("Fenway"). Pursuant to the agreement on October 29, 1998 REM merged with and into Holdings (the "Recapitalization"), with Holdings being the surviving corporation. The Recapitalization resulted in certain stockholders of Holdings who are affiliates of or investors arranged by INVESTCORP S.A. ("Investcorp") receiving an aggregate amount of cash equal to approximately $193.4 million, and certain stockholders of Holdings who are members of management of the Company receiving an aggregate amount of cash equal to approximately $14.0 million. Investcorp retained shares of common stock of Holdings with an estimated fair value of $9.0 million and management retained shares of stock and options to purchase stock of Holdings with an estimated fair value of $16.5 million. As part of the Recapitalization, REM purchased the outstanding shares of Series A Preferred Stock of the Company (the "Series A Preferred Stock") owned by the Simmons Employee Stock Ownership Plan (the "ESOP") that had been allocated to its participants for an aggregate purchase price of $15.4 million, and the ESOP exchanged its remaining outstanding shares of Series A Preferred Stock for shares of common stock of Holdings. The ESOP retained shares of stock of Holdings with an estimated fair value of $23.4 million.

   Financing for the Recapitalization, the related transactions, and the fees and expenses incurred therewith, was provided by (i) the Company's borrowings under a new $270.0 million senior credit facility (the "New Senior Credit Facility") which refinanced the majority of the Company's existing senior and subordinated obligations, (ii) the Company's borrowings of $75.0 million Senior Subordinated Bridge Loans (the "Senior Bridge Loans"), (iii) the Company's borrowings of $30.0 million under the Junior Subordinated Notes (the "Junior Simmons Notes") issued to an affiliate of Fenway, (iv) Holdings' borrowings of $10.0 million under the Junior PIK Notes issued to an affiliate of Fenway, and
(v) $177.0 million of capital provided by Fenway, affiliates of Investcorp, management and certain other investors of Holdings.

   The Recapitalization, the refinancing under the New Senior Credit Facility, the Senior Bridge Loans financing and the Junior Simmons Notes financing are collectively referred to herein as the "Transactions". As a result of the Recapitalization and related transactions, Fenway Investment LLC, an entity controlled by funds managed by Fenway, acquired 75.1% of the outstanding voting shares of Holdings, and management, the ESOP and Investcorp retained approximately 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of Holdings. The Company has accounted for the Transactions as a leveraged recapitalization, whereby the historical bases of the assets and liabilities of the Company have been maintained.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


 The Investcorp Acquisition

   On March 22, 1996, Holdings acquired 100% of the outstanding common stock of the Company (the "Investcorp Acquisition"). Holdings was formed to consummate the Investcorp Acquisition on behalf of affiliates of Investcorp, management and certain other investors. For purposes of identification and description, Simmons Company is referred to as the "Predecessor" for the period prior to the Investcorp Acquisition, the "Successor" for the period subsequent to the Investcorp Acquisition, and the "Company" for both periods. For purposes of financial reporting, the period from December 31, 1995 through March 21, 1996 is referred to as "Predecessor '96" and the period from March 22, 1996 through December 28, 1996 is referred to as "Successor '96".

   The purchase price for the Investcorp Acquisition was approximately $269.6 million (including approximately $94.6 million in refinancing or assumption of existing indebtedness, purchase of certain stock options, and the payments of fees and expenses) which was allocated to the assets and liabilities of the Company based upon their estimated fair market value at the date of the Investcorp Acquisition, under the purchase method of accounting. The financing for the Investcorp Acquisition (including the refinancing of outstanding debt) was provided by (i) borrowings under a new $115.0 million Senior Credit Facility, which refinanced the Company's existing senior and subordinated loans, (ii) the $100.0 million proceeds under a new Subordinated Loan Facility, and (iii) $85.0 million of capital provided by affiliates of Investcorp, management and certain other investors from Holdings.

   As part of the Investcorp Acquisition, the ESOP sold 6,001,257 shares of the Company's common stock (representing all of the allocated shares) to Holdings. The remaining 5,670,406 shares of common stock of the Company (unallocated shares) were converted into 5,670,406 shares of Series A Preferred Stock.

   On April 18, 1996, the Company issued $100.0 million in 10.75% Senior Subordinated Notes, pursuant to an offering (the "Offering") (See Note 8). The proceeds of the offering were used to retire loans under the Subordinated Loan Facility mentioned above.

   The following condensed pro forma disclosures for net sales and net income are adjusted to give effect to (i) the Investcorp Acquisition and (ii) the Offering of the Notes and the application of the net proceeds therefrom to repay the Subordinated Loan Facility (collectively, the "Investcorp Transactions"). This pro forma disclosure assumes that the Investcorp Transactions were consummated as of December 31, 1995 and does not purport to be indicative of the results that would actually have been obtained if the Investcorp Transactions had occurred on the date indicated or of the results that may be obtained in the future.

                                                                 Unaudited
                                                                 Combined
                                                                   1996
                                                                 ---------
      Pro Forma (in thousands):
       Net sales................................................ $530,301
                                                                 ========
       Net income...............................................   $4,657
                                                                 ========

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


2. Principal Accounting Policies

 Principles of Consolidation

   The consolidated financial statements of the Company include the accounts of the Company and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates and Reclassifications

   The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates. Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the current presentation.

 Fiscal Year

   The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. Fiscal years 1998, 1997 and 1996 (Successor '96 and Predecessor '96, combined) comprised 52 weeks.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

 Inventories

   Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value.

 Property, Plant and Equipment

   Property, plant and equipment are carried at cost. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

      Buildings and improvements.................................... 10-25 years
      Machinery and equipment.......................................  5-15 years
      Computers and software........................................  3- 7 years

   Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, management assesses whether there has been a permanent impairment in the value of long-lived assets by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the long-lived asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


 Patents and Goodwill

   For all periods, the cost of patents acquired are being amortized using the straight-line method over the estimated remaining economic lives of the respective patents, principally over seven years. Amortization expense was approximately $2,796, $2,799, $2,072 and $438 for 1998, 1997, Successor '96 and
Predecessor '96, respectively.

   Goodwill is being amortized on a straight-line basis, over the estimated periods benefited (principally 40 years). Amortization expense was $4,833, $4,880, $3,578 and $886 for 1998, 1997, Successor '96 and Predecessor '96,
respectively.

   Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, management assesses whether there has been a permanent impairment in the value of intangible assets by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the intangible asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

 Revenue Recognition

   The Company recognizes revenue at the time the product is shipped to the customer.

 ESOP Expense

   The Company follows the provisions of Statement of Position No. 93-6 of the American Institute of Certified Public Accountants, "Employers' Accounting for Employee Stock Ownership Plans", whereby ESOP expense is recognized as an amount equal to the fair market value of the shares allocated to participants' accounts. The unearned compensation balance continues to be amortized using the shares allocated method (i.e., at cost). The difference in these two amounts, if any, is recorded as an adjustment to additional paid-in capital.

 Other Comprehensive Income

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Prior periods have been reclassified to reflect the adoption of this standard. The adoption of SFAS No. 130 has no material impact on the Company's results of operations, financial position or cash flows. Comprehensive income equals net income plus other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses which are reflected in stockholders' equity but excluded from net income. The component comprising other comprehensive income is foreign currency translation adjustment.

 Product Development Costs

   Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $1,112, $1,185, $862 and $270 for 1998, 1997, Successor '96 and
Predecessor '96, respectively, and are included in cost of products sold in the accompanying consolidated statements of operations.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


 Advertising Costs

   The Company records the cost of advertising as an expense when incurred. Advertising expense was $61,869, $54,802, $43,652 and $9,861 for 1998, 1997,
Successor '96 and Predecessor '96, respectively, and is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations.

 Significant Concentrations of Risk

   The Company manufactures and markets sleep products, including mattresses and box springs to retail establishments primarily in the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Sales to three of the Company's major customers aggregated approximately 21% of total sales for each of 1998, 1997 and Successor '96 and Predecessor '96, combined. Accounts receivable from one customer was approximately 7% and 9% of total accounts receivable at December 26, 1998 and December 27, 1997, respectively. Sales to Heilig Meyers entities represented approximately 11.8% and 10.7% of net sales for 1998 and 1997, respectively. Sales to no one customer represented more than 10% of net sales for Successor '96 and Predecessor '96, combined.

   Purchases of raw materials from one vendor represented approximately 23%, 24% and 23% of cost of products sold for 1998, 1997 and Successor '96 and Predecessor '96, combined, respectively.

   The Company maintains cash balances in excess of FDIC insurance limits at certain large financial institutions. The Company monitors the financial condition of such institutions and considers the risk of loss to be remote.

 Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 standardizes the accounting for derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Financial statements for prior periods need not be restated. The Company is currently reviewing the provisions of SFAS No. 133 and does not believe that the financial statements will be materially impacted by the adoption of this pronouncement.

3. Employee Stock Ownership Plan

   The Company is structured so that the employees of the Company have a beneficial ownership of the stock of Holdings or, prior to the Transactions, of the Company through their participation in the ESOP.

   On October 29, 1998, REM purchased 2,295,110 shares of the Company's Series A Preferred Stock from the ESOP, representing all the shares held by the ESOP that had been allocated to plan participants as of such date for an aggregate purchase price of approximately $15.4 million, which amount was reinvested, at the direction of the participants, into diversified investments in the respective accounts of such participants in the ESOP. Immediately prior to the Recapitalization, the ESOP exchanged its remaining outstanding shares of Series A Preferred Stock for 3,482,036 shares of common stock of Holdings.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


   In connection with the Investcorp Acquisition, the ESOP sold 6,001,257 shares of common stock of the Company to Holdings (representing all the shares held by the ESOP that had been allocated to plan participants as of such date) for $31.2 million in the aggregate, which amount was reinvested, at the direction of the participants, into diversified investments in the respective accounts of such participants in the ESOP. Each of the remaining 5,670,406 shares of common stock of the Company was converted into one share of Series A Preferred Stock. As stated above, all outstanding shares of the Series A Preferred Stock were exchanged for shares of common stock of Holdings in connection with the Transactions.

   The ESOP pledged all of its shares of Holdings common stock or, prior to the Transactions, the Company's common stock as collateral for the ESOP loans. These shares are held by State Street Bank and Trust Company, the ESOP trustee, in a suspense account and are released to the ESOP participants' accounts based on debt service. In 1997, 1,096,000 shares were released to participant's accounts for the 1996 ESOP allocation. In 1998, 1,160,734 shares were released to participant's accounts for the 1997 ESOP allocation. As of December 26, 1998, 1,140,000 shares of Holdings common stock have been committed to be released. The remaining unallocated shares of Holdings common stock held in the ESOP had an estimated fair value of approximately $15,765 ($6.7315 per share) at December 26, 1998.

   Under the ESOP, employees are eligible to participate in the ESOP following the date when the employee has completed at least one year of service and has reached age 21. All employees of the Company, except employees who are covered by a negotiated collective bargaining agreement (unless the collective bargaining agreement provides for participation in the ESOP) or who are nonresident aliens, are covered by the ESOP. Approximately 60% of the Company's full-time employees are participants in the ESOP. The participants and beneficiaries of the ESOP are not subject to income tax with respect to contributions made on their behalf until they receive distributions from the ESOP.

   Under the provisions of the ESOP, the Company or Holdings is obligated to repurchase participant shares which have been distributed under the terms of the ESOP, as long as the shares are not publicly traded or if the shares are subject to trading limitations. The Company repurchased approximately 18,452 shares from ESOP participants in 1996 (prior to the Investcorp Acquisition) at a price of $4.50 per share, 974 shares from ESOP participants in 1997 at a price of $5.00 per share and 5,711 shares from ESOP participants in 1998 (prior to the Transactions) at a price of $5.00 per share. These shares are reflected as treasury stock in the common stockholders' equity section of the balance sheet for periods prior to the Transactions.

   Because of the Company's or Holdings' obligation to repurchase its shares from the ESOP under certain circumstances for their then current fair value, the Company has classified the redemption value of such shares in the accompanying consolidated balance sheets as Redeemable Series A Preferred Stock under ESOP as of December 27, 1997 and as Redemption Obligation under ESOP as of December 26, 1998. Additionally, pursuant to generally accepted accounting principles, the Company has classified a proportional amount of unearned compensation under ESOP in the same manner.

                       SIMMONS COMPANY AND SUBSIDIARIES

                     (in thousands, except share amounts)


4. Accounts Receivable

   Accounts receivable consisted of the following at December 26, 1998 and December 27, 1997:

                                                     December 26,  December 27,
                                                         1998          1997
                                                     ------------  ------------
      Accounts receivable...........................      $79,628       $73,239
      Allowance for doubtful accounts...............       (4,177)       (3,938)
      Allowance for cash discounts and other........       (4,097)       (3,813)
                                                          -------       -------
                                                          $71,354       $65,488
                                                          =======       =======

5. Inventories

   Inventories consisted of the following at December 26, 1998 and December 27, 1997:

                                                       December 26, December 27,
                                                           1998         1997
                                                       ------------ ------------
      Raw materials...................................      $12,823      $12,209
      Work-in-progress................................        1,376        1,531
      Finished goods..................................        6,263        6,230
                                                            -------      -------
                                                            $20,462      $19,970
                                                            =======      =======

6. Property, Plant and Equipment

   Property, plant and equipment consisted of the following at December 26, 1998 and December 27, 1997:

                                                     December 26,  December 27,
                                                         1998          1997
                                                     ------------  ------------
      Land, buildings and improvements..............      $16,343       $11,945
      Machinery and equipment.......................       46,050        39,309
      Construction in progress......................        7,336         3,713
                                                          -------       -------
                                                           69,729        54,967
      Less accumulated depreciation.................      (15,576)       (7,403)
                                                          -------       -------
                                                          $54,153       $47,564
                                                          =======       =======

   Depreciation expense for 1998, 1997, Successor '96 and Predecessor '96 was $8,964, $5,870, $3,468 and $874, respectively.

7. Other Assets

   Other assets consisted of the following at December 26, 1998 and December 27, 1997:

                                                     December 26, December 27,
                                                         1998         1997
                                                     ------------ ------------
      Long-term notes receivable....................      $ 6,594      $ 2,200
      Debt issuance costs, net of accumulated
       amortization of $177 and $1,165,
       respectively.................................       11,405        7,259
      Other.........................................          770        1,034
                                                          -------      -------
                                                          $18,769      $10,493
                                                          =======      =======

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

   Debt issuance costs are amortized using the effective interest method. Amortization of $777, $613, $521 and $84 for 1998, 1997, Successor '96 and Predecessor '96, respectively, is included as a component of interest expense in the accompanying consolidated statements of operations.

8. Long-Term Obligations

   Long-term obligations consisted of the following at December 26, 1998 and December 27, 1997:

                                                    December 26,  December 27,
                                                        1998          1997
                                                    ------------  ------------
      Senior loans:
        Tranche A Term Loan.......................      $ 70,000      $     --
        Tranche B Term Loan.......................        70,000            --
        Tranche C Term Loan.......................        50,000            --
        Previous Credit Agreement.................            --        67,700
      Industrial Revenue Bonds, 7.00%, due 2017...         9,700         9,700
      Industrial Revenue Bonds, 3.90%, due 2016...         5,000         5,000
      Banco Santander loan........................         3,164         1,329
      Senior Bridge Loans.........................        75,000            --
      Junior Simmons Notes........................        30,000            --
      10.75% Series A Senior Subordinated Notes
       due 2006...................................            --       100,000
      Other, including capital lease obligations..           605           714
                                                        --------      --------
                                                         313,469       184,443
      Less current portion........................        (1,832)      (10,873)
                                                        --------      --------
                                                        $311,637      $173,570
                                                        ========      ========

   In connection with the Transactions, the Company entered into the New Senior Credit Facility. The New Senior Credit Facility is collateralized by substantially all of the Company's assets and provides for loans of up to $270.0 million, consisting of (i) the Tranche A Term Loan of up to $70.0 million in term loans, (ii) the Tranche B Term Loan of up to $70.0 million in term loans, (iii) the Tranche C Term Loan of up to $50.0 million in term loans, and (iv) the Revolving Loan of up to $80.0 million in revolving credit loans, letters of credit and swing line loans. The Company distributed a portion of the proceeds of the Term Loan Facility and the Company's initial borrowings under the Revolving Credit Facility to Holdings to provide a portion of the funds necessary to consummate the Transactions.

   The Tranche A Term Loan matures in quarterly installments from December 1999 until final payment in October 2004. The Tranche B Term Loan matures in quarterly installments from December 1998 until final payment in October 2005. The Tranche C Term Loan matures in quarterly installments from December 1998 until final payment in October 2006. The Revolving Loan matures on October 2004.

   The interest rates applicable to the loans under the New Senior Credit Facility are based upon a Base Rate or Eurodollar Rate (as defined), plus their respective margin. The Applicable Margin for Base Rate Loans for the Tranche B and Tranche C Loans is 2.25% and 2.50%, respectively. The Applicable Margin for Eurodollar Loans for the Tranche B and Tranche C Loans is 3.25% and 3.50%, respectively. For the Tranche A Loans and

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

loans under the Revolving Credit Facility, the Applicable Margin for Base Rate Loans and Eurodollar Loans is initially 1.75% and 2.75%, respectively, subject to reduction according to a pricing grid based upon the Leverage Ratio (as defined).

   The interest rates per annum in effect at December 26, 1998 for the Tranche A Term Loan, Tranche B Term Loan and Tranche C Term Loan were 7.75%, 8.25% and 8.50%, respectively.

   At December 26, 1998, the amount under the Revolving Credit Facility that was available to be drawn was approximately $76.5 million, after giving effect to $3.5 million that was reserved for the Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Credit Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Credit Facility to fund acquisitions and capital expenditures.

   The New Senior Credit Facility requires the Company to maintain certain financial ratios including fixed-charge, cash interest coverage and leverage ratios. The New Senior Credit Facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 26, 1998, the Company was in compliance with respect to all covenants under the New Senior Credit Facility.

   In connection with the Transactions, the Company entered into a bridge loan agreement (the "Senior Bridge Loan Agreement"). The Senior Bridge Loan Agreement provided for $75.0 million in aggregate principal amount of the Senior Bridge Loans. If the Senior Bridge Loans are not repaid in full by October 29, 1999, the outstanding principal balance of the Senior Bridge Loans may be converted into term loans due October 29, 2008. Once converted, the lenders may elect to exchange all or any portion of the term loans for exchange notes which are required to be registered under the Securities Act. The Senior Bridge Loans bear interest at 9.6%, which rate increases by 1.0% on January 27, 1999 and increases by 0.5% for every three-month period thereafter up to a maximum rate of 15.0%.

   In connection with the Transactions, the Company issued the Junior Simmons Notes to Fenway in the aggregate principal amount of $30.0 million. The maturity date of the Simmons Junior Notes is October 29, 2010. The Junior Simmons Notes bear interest at 13.0% through December 30, 1998, which rate increases by 0.5% for every three-month period thereafter up to a maximum rate of 16.0%. Such interest is to be paid upon maturity. If certain financial conditions are met, up to 7.0% of the interest of the Junior Simmons Notes may be payable in cash while the Senior Bridge Loans are outstanding, which cash interest may increase to 12.0% once the Senior Bridge Loans have been repaid. No such conditions have been met as of December 26, 1998.

   Concurrently with the consummation of the Transactions, the Company called the Previously Existing Notes for redemption and paid $115.9 million of the proceeds ($100.0 million of principal and a $15.9 million redemption premium (See Note 10)) to satisfy and discharge the Company's obligations thereunder.

   In November 1998, Simmons Caribbean Bedding, Inc., a wholly owned subsidiary of the Company, entered into a permanent loan facility with Banco Santander in the amount of $3.2 million accruing interest at a fluctuating rate based on the London Interbank Offered Rate (or LIBOR), which was 7.1% as of December 26, 1998.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

   Future maturities of long-term obligations as of December 26, 1998 are as follows:

            1999................................ $  1,832
            2000................................   11,842
            2001................................   11,853
            2002................................   16,865
            2003................................   16,779
            Thereafter..........................  254,298
                                                 --------
                                                 $313,469
                                                 ========

   The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. The fair value of long-term debt approximates the carrying value at December 26, 1998.

9. Other Expense, Net

   Other expense, net is comprised of the following:

                                              Successor                Predecessor
                                -------------------------------------  -----------
                                                          Period from  Period from
                                                           March 22,    December
                                                             1996       31, 1995
                                 Year ended   Year ended    through      through
                                December 26, December 27,  December     March 21,
                                    1998         1997      28, 1996       1996
                                ------------ ------------ -----------  -----------
Recapitalization/Acquisition
 related:
  Management compensation......      $14,223           --      $3,735           --
  Other
   recapitalization/acquisition
   related expenses............        1,012           --         648           --
Management advisory fee........        1,074       $1,000         833           --
Gain on sale of investment.....           --           --      (4,011)          --
Other non-operating expenses...        1,235          571         352          $96
                                     -------       ------      ------          ---
                                     $17,544       $1,571      $1,557          $96
                                     =======       ======      ======          ===

   The gain on sale of investment was related to the Company's minority interests in Simmons Asia, Ltd. (10.0%), Simmons Bedding & Furniture (HK) Ltd. (8.1%) and Simmons Company, Ltd. (6.8%).

10. Extraordinary Items

   In October 1998, the Company recorded a $15,002 charge, net of income tax benefit of $7,079 representing the remaining unamortized debt issuance costs related to long-term obligations repaid as a result of the refinancing of certain debt in connection with the recapitalization of $4,184 (net of income tax benefit of $1,974) and the redemption premium obligation of $10,818 (net of income tax benefit of $5,105) related to the early redemption of the Company's then outstanding 10.75% Senior Subordinated Notes due 2006.

   In April 1996, the Company recorded a $1,706 charge, net of income tax benefit of $1,137 representing the remaining unamortized debt issuance costs related to long-term obligations repaid as a result of the refinancing of certain Investcorp Acquisition debt.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

11. Leases

   The Company leases certain facilities and equipment under operating leases. Rent expense was $12,705, $11,258, $9,709 and $2,388 for 1998, 1997, Successor
'96 and Predecessor '96, respectively.

   The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 26, 1998:

            1999.................................  $11,061
            2000.................................    9,775
            2001.................................    9,370
            2002.................................    9,119
            2003.................................    6,520
            Thereafter...........................   15,158
                                                   -------
                                                   $61,003
                                                   =======


12. Stock Option Plan

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock incentive plans. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

   At the time of the Investcorp Acquisition, the board of directors established a Management Stock Incentive Plan (the "1996 Plan"), which provided for the granting of nonqualified options for Class C common stock of Holdings to members of management and certain key employees. The options outstanding under the 1996 Plan were granted at prices which equate to or were above the market value of the Class C stock on the date of grant.

   In connection with the Investcorp Acquisition, the Company entered into an agreement with Holdings whereby if Holdings grants any options to purchase shares of common or Class C Stock of Holdings to a director, employee or consultant of the Company, the Company will grant to Holdings corresponding options, exercisable only upon exercise of the Holdings options, to purchase the same number of shares of common stock of the Company at the same per share exercise price and subject to substantially the same terms and conditions as the Holdings options. All references to stock options under the 1996 Plan pertain to the Holdings options which have been attributed to the Company for disclosure purposes. Information relating to stock options during 1998, 1997 and 1996 is as follows:

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


                                                                        Weighted
                                                                        Average
                                                              Number    Exercise
                                                            of Shares    Price
                                                            ----------  --------
   Shares under option at December 28, 1996................  3,158,330   $2.73
   Granted.................................................     50,000   $2.95
   Forfeited...............................................    (39,728)  $2.66
                                                            ----------   -----
   Shares under option at December 27, 1997................  3,168,602   $2.73
   Granted.................................................     59,000   $5.15
   Forfeited...............................................    (17,062)  $2.66
   Canceled................................................ (1,571,463)  $2.72
                                                            ----------   -----
   Shares under option at December 26, 1998................  1,639,077   $2.83
                                                            ==========   =====
   Shares exercisable at December 26, 1998.................  1,639,077   $2.83
                                                            ==========   =====
   Shares exercisable at December 27, 1997.................    574,369   $2.66
                                                            ==========   =====
   Shares exercisable at December 28, 1996.................          0   $2.66
                                                            ==========   =====

   All outstanding options were nonqualified options. No compensation expense related to stock option grants was recorded in 1998, 1997 or 1996 as the option exercise prices were equal to fair market value on the date of grant.

   Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for the employee stock options under the fair value method under that Statement. The fair value for these options was estimated at the date of grant using the minimum present value method with the following weighted average assumptions for 1998, 1997 and 1996:

                                                          1998    1997    1996
                                                         ------- ------- -------
      Risk-free interest rate...........................   5.47%   6.08%   6.32%
      Expected life..................................... 7 years 7 years 7 years

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' expected life. The Company's pro forma net earnings were as follows:

                                                         1998     1997   1996
                                                       --------  ------ ------
      Net earnings (loss)--as reported................ $(19,019) $6,362 $1,312
      Net earnings (loss)--proforma...................  (20,309)  6,133  1,155
      Weighted average fair value of options granted
       during the year................................     1.60    1.00   0.93

   The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts.

   As a result of the Transactions, the vesting of the issued and outstanding stock options under the 1996 plan was accelerated. At the time of the Transaction option holders under the 1996 plan elected to cancel a portion of their options. For option shares canceled, each holder received reasonable compensation for the

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

options, which was equal to the spread between the Recapitalization price of $6.7315 and the respective per share exercise price for the canceled options. The remaining option shares are fully vested and are exercisable at their respective issuance price (ranging from $2.66 to $5.15). No additional option shares have been granted post-Transactions.

13. Income Taxes

   The components of the provision for income taxes are as follows:

                                             Successor               Predecessor
                                 ----------------------------------- -----------
                                                        Period from  Period from
                                                         March 22,    December
                                                 Year       1996      31, 1995
                                  Year ended    ended     through      through
                                 December 26,  December December 28,  March 21,
                                     1998      27, 1997     1996        1996
                                 ------------  -------- ------------ -----------
Current tax provision:
  Federal.......................      $   657        --           --          --
  State.........................          600        --           --          --
  Foreign.......................          300    $  299       $  262          --
                                      -------    ------       ------       -----
                                        1,557       299          262          --
                                      -------    ------       ------       -----
Deferred tax provision:
  Federal.......................       (1,530)    5,230        3,627       $ 231
  State.........................         (372)      996          793          51
                                      -------    ------       ------       -----
                                       (1,902)    6,226        4,420         282
                                      -------    ------       ------       -----
                                      $  (345)   $6,525       $4,682       $ 282
                                      =======    ======       ======       =====

   The reconciliation of the statutory federal income tax rate to the effective income tax rate for 1998, 1997, Successor '96 and Predecessor '96 provision for income taxes is as follows:

                                        Successor                 Predecessor
                          --------------------------------------- -----------
                                                     Period from  Period from
                                                      March 22,    December
                                                         1996      31, 1995
                           Year ended    Year ended    through      through
                          December 26,  December 27, December 28,  March 21,
                              1998          1997         1996        1996
                          ------------  ------------ ------------ -----------
Income taxes at federal
 statutory rate..........      $(1,483)       $4,382       $2,618        $(53)
State income taxes, net
 of federal benefit......         (218)          657          556         (18)
Goodwill amortization....        1,643         1,393        1,216         301
Other, net...............         (287)           93          292          52
                               -------        ------       ------        ----
                               $  (345)       $6,525       $4,682        $282
                               =======        ======       ======        ====

   In addition, the Company recorded a deferred tax benefit of $7,079 and $1,137 for 1998 and Successor '96, respectively, associated with the extraordinary item.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

   Components of the net deferred income tax asset (liability) at December 26, 1998 and December 27, 1997 are as follows:

                                                    December 26,  December 27,
                                                        1998          1997
                                                    ------------  ------------
Current deferred income taxes:
  Accounts receivable and inventory reserves.......      $ 3,757       $ 3,646
  Accrued liabilities not currently deductible.....        8,253         9,002
  Net operating loss carryforwards.................           --            82
  Prepaids and other assets, not currently
   taxable.........................................       (4,570)       (9,501)
                                                         -------       -------
                                                           7,440         3,229
Noncurrent deferred income taxes:
  Property basis differences.......................       (7,382)       (2,896)
  Patents basis differences........................       (3,222)       (4,214)
  ESOP liability basis differences.................        6,247         8,710
  Net operating loss carryforwards.................       19,610         2,638
  Valuation allowance..............................       (3,999)       (2,638)
  Other noncurrent accrued liabilities, not
   currently deductible............................        6,450         6,853
                                                         -------       -------
                                                          17,704         8,453
                                                         -------       -------
  Net deferred tax asset...........................      $25,144       $11,682
                                                         =======       =======

   At December 26, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $50,281, all of which are limited to utilization under the Internal Revenue Code. Due to such limitations, the Company believes it is more likely than not that it will not realize the full benefit of the loss carryforwards and has provided a valuation allowance of approximately $3,999 to reserve such amounts as of December 26, 1998. These carryforwards expire through 2018. Undistributed earnings to be permanently reinvested by the international subsidiaries totaled approximately $2,360 at December 26, 1998. Because these earnings are to be permanently reinvested, no U.S. deferred income tax has been recorded for them.

14. Retirement Plans

   The Company has a defined contribution pension plan (a 401(K) plan) for substantially all employees other than employees subject to collective bargaining agreements. Eligible participants may make limited contributions to the defined contribution plan; however, no employer contributions are allowed.

   Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company's required contributions to these plans for 1998, 1997 and Successor '96 and Predecessor '96, combined, were $1,633, $1,439 and $1,495, respectively.

   The Company had accrued $2,653 and $2,679 at December 26, 1998 and December 27, 1997, respectively, for a supplemental executive retirement plan for a former executive. Such amounts are included in postretirement benefit obligations other than pensions in the accompanying consolidated balance sheets.

   The Company also has an unfunded nonqualified employee stock ownership plan to provide benefits to certain employees who were not eligible to participate in the ESOP. Benefits are to be paid in cash and are computed based on the value of shares the participants would have received had they participated in the ESOP.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

Participants are entitled to receive accrued benefits upon termination of employment with the Company, retirement, death, or permanent disability. Benefits vest based on the provisions of the ESOP. The Company charged approximately $184, $64 and $128 to expense for 1998, 1997 and Successor '96 and Predecessor '96, combined, respectively. The accrued benefits under the nonqualified plan were $373 and $189 at December 26, 1998 and December 27, 1997, respectively, and are included in other long-term liabilities in the accompanying consolidated balance sheets. Vested interests of current participants in the plan were distributed upon consummation of the Investcorp Acquisition.

   The Company provides certain health care and life insurance benefits to eligible retired employees. Eligibility is defined as retirement from active employment, having reached age 55 with 15 years of service, and previous coverage as a salaried or nonunion employee. Additionally, dependents are eligible to receive benefits, provided the dependent was covered prior to retirement. The medical plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs and other group coverage. Additionally, there is a $20 lifetime maximum benefit for participants age 65 and over. The Company also provides life insurance to all retirees who retired before 1979. These plans are unfunded.

   The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)


   The following table presents a reconciliation of the plan's status at December 26, 1998 and December 27, 1997:

                                                             December  December
                                                             26, 1998  27, 1997
                                                             --------  --------
   Change in Benefit Obligation:
     Benefit obligation, beginning of year.................. $ 5,138   $ 5,551
     Service cost...........................................     205       187
     Interest cost..........................................     347       338
     Benefits paid..........................................     (93)     (386)
     Actuarial (gain)/loss..................................    (131)     (552)
                                                             -------   -------
     Benefit obligation, end of year........................ $ 5,466   $ 5,138
                                                             =======   =======
   Change in Plan Assets:
     Fair value of assets, beginning of year................ $   --    $   --
     Employer contributions.................................      93       386
     Benefits paid..........................................     (93)     (386)
                                                             -------   -------
     Fair value of assets, end of year...................... $   --    $   --
                                                             =======   =======
   Reconciliation of Accrued Benefit Cost:
     Funded status.......................................... $(5,466)  $(5,138)
     Unrecognized prior service cost........................    (213)     (243)
     Unrecognized net gain..................................    (867)     (748)
                                                             -------   -------
     Accrued benefit cost, end of year...................... $(6,546)  $(6,129)
                                                             =======   =======
   Weighted-Average Assumptions:
     Discount rate, December 31.............................    6.75%     7.00%
   Components of Net Periodic Benefit Cost:
     Service cost...........................................    $205      $187
     Interest cost..........................................     347       338
     Amortization of:
       Prior service cost...................................     (30)      (30)
       Gain.................................................     (12)      (22)
                                                             -------   -------
     Net periodic benefit cost..............................    $510      $473
                                                             =======   =======

   A 10.0% annual rate of increase in the cost of health care benefits was assumed for 1998; the rate was assumed to decrease 0.5% per year until 5.0% is reached. A 1.0% change in assumed health care cost trend rates would have the following effects:

                               1%       1%
                            Increase Decrease
                            -------- --------
   Effect on Total of
    Service and Interest
    Cost Components........   $ 83    $ (70)
   Effect on Benefit
    Obligation.............   $552    $(496)

                        SIMMONS COMPANY AND SUBSIDIARIES

                      (in thousands, except share amounts)

15. Contingencies

   From time to time, the Company has been involved in various legal proceedings. Management believes that all such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

16. Related Party Transactions

   The Company, Holdings and Fenway entered into a management agreement (the "Fenway Advisory Agreement") effective upon consummation of the Transactions pursuant to which Fenway agreed to provide strategic advisory services to the Company. In exchange for such services, the Company agreed to pay Fenway (i) annual management fees of 0.25% of net sales for the prior fiscal year, (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses incurred by Fenway in connection with providing services to the Company.

   In connection with the Investcorp Acquisition, the Company entered into an agreement for management advisory and consulting services (the "Investcorp Management Agreement") with Investcorp International Inc. ("International") pursuant to which the Company agreed to pay International $1.0 million per annum for a five-year term. At the closing of the Investcorp Acquisition, the Company paid International $3.0 million for the first three years of the term of the Investcorp Management Agreement in accordance with its terms. In connection with the Transactions, this agreement was terminated.

   The Company entered into an agreement with Holdings pursuant to which the Company agreed to reimburse Holdings for certain expenses incident to Holdings' ownership of the Company's capital stock for as long as Holdings and the Company file consolidated federal income tax returns. Such expenses include franchise taxes and other fees required to maintain Holdings' corporate existence; operating costs incurred by Holdings attributable to its ownership of the Company's capital stock not to exceed $850 per fiscal year; federal, state and local taxes paid by Holdings and attributable to income of the Company and its subsidiaries other than taxes arising from the sale or exchange by Holdings of the Company's common stock; the purchase price of capital stock or options to purchase capital stock of Holdings owned by former employees of the Company or its subsidiaries not to exceed $2.0 million per year permitted under the New Senior Credit Facility; and registration expenses incurred by Holdings incident to a registration of any capital stock of Holdings under the Securities Act.

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You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  18
The Transactions and the Original Offering...............................  25
The Simmons ESOP.........................................................  29
Use of Proceeds..........................................................  30
Capitalization...........................................................  30
Selected Historical Consolidated Financial and Other Data................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  34
Business.................................................................  41
Management...............................................................  51
Principal Stockholders...................................................  59
Certain Relationships and Related Transactions...........................  61
Other Indebtedness.......................................................  62
Description of Exchange Notes............................................  65
The Exchange Offer....................................................... 104
Certain United States Federal Income Tax Considerations.................. 114
Plan of Distribution..................................................... 118
Legal Matters............................................................ 119
Experts.................................................................. 119
Where You Can Find More Information...................................... 119
Index to Consolidated Financial Statements............................... F-1

Until       , 1999, all dealers effecting transactions in the Notes or the
Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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                                Simmons Company

                                Exchange Offer

                                 $150,000,000

                         Series B Senior Subordinated
                                Notes due 2009

                                    10 1/4%

                               ----------------

                        [LOGO OF SIMMONS(TM) FPO COLOR]

                               ----------------


                                 April  , 1999

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                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify and advance reasonable expenses to any person who was a party, is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Our Certificate of Incorporation and Bylaws each include indemnification provisions that mirror the language of the statute. In addition, our Bylaws provide that, subject to any limitation in the Certificate of Incorporation, we may indemnify a director or officer to the fullest extent permitted by law, including, without limitation, DGCL (S)145. Consequently, any of our directors or officers or any person serving at our request in those capacities will be fully indemnified against such judgments, penalties, fines, settlements and reasonable expenses actually incurred, except if : (1) he did not conduct himself in good faith and did not reasonably believe his conduct was in the corporation's best interests; or (2) in the case of any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he was fairly and reasonably entitled to indemnity for the expenses which the court deems proper.

   Our Certificate of Incorporation also contain a provision eliminating liability to us or our shareholders for monetary damages from breach of fiduciary duty as a director. The inclusion of these indemnification provisions in our Certificate of Incorporation and Bylaws is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to serve.

ITEM 21. EXHIBITS

    (a) Exhibits

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
   2.1    Agreement and Plan of Merger (the "Merger Agreement") dated July 16,
          1998 by and among the Company, Simmons Holdings and REM.
   2.2    Amendment No. 1 to Merger Agreement dated as of September 22, 1998.
   2.3    Amendment No. 2 to Merger Agreement dated as of October 26, 1998.
   3.1    Certificate of Incorporation of the Company.
   3.2    By-laws of the Company.
   4.1    Indenture between the Company and SunTrust Bank, Atlanta, as
          Trustee, dated as of March 16, 1999.
   4.2    Registration Rights Agreement between the Company and Goldman, Sachs
          & Co. dated March 16, 1999.
   4.3    Form of Letter of Transmittal.
   4.4    Form of Notice of Guaranteed Delivery.
   4.5    Exchange Agent Agreement.
   5      Opinion of counsel to the Company.**
  10.1    ESOP Stock Sale and Exchange Agreement (the "ESOP Purchase
          Agreement") dated as of July 22, 1998 by and among Simmons Holdings, the Company, State Street Bank & Trust Company ("State Street"),
          solely in its capacity as trustee of the Simmons ESOP and REM.
  10.2    Amendment No. 1 to ESOP Purchase Agreement dated as of September 25,
          1998.
  10.3    1998 Stockholders' Agreement (the "1998 Stockholders' Agreement")
          dated as of October 29, 1998 among Simmons Holdings, the Company,
          Fenway Investment LLC, Investcorp, and State Street, solely as trustee of the Simmons ESOP.
  10.4    Joinder to 1998 Stockholders' Agreement dated as of October 29, 1998 by SH Investment Limited.
  10.5    1998 Stockholders' Agreement dated as of October 29, 1998 by and among Simmons Holdings, Fenway Investment, LLC and the Management
          Investors listed therein.
  10.6    Credit and Guaranty Agreement (the "Credit and Guaranty Agreement")
          dated as of October 29, 1998, among the Company, Simmons Holdings and Certain Subsidiaries of the Company, as Guarantors, the
          financial institutions listed therein, as Lenders, Goldman Sachs
          Credit Partners L.P., as a Joint Lead Arranger and as Syndication
          Agent, Warburg Dillon Read LLC as a Joint Lead Arranger, and UBS
          A.G., Stamford Branch, as Administrative Agent.
  10.7    First Amendment to Credit and Guaranty Agreement dated as of March
          1, 1999.
  10.8    Advisory Agreement dated as of October 29, 1998 by and between
          Simmons Holdings, the Company and Fenway Partners, Inc.
  10.9    Simmons 1996 Management Stock Incentive Plan.
 10.10    Form of Stock Option Agreement.
 10.11    Form of Management Bonus Agreement.
 10.12    Labor Agreement between the Company and The United Steel Workers,
          Local No. 425 for all employees at the Jacksonville, Florida plant of the Company excluding executives, sales employees, office workers, supervisors, inspectors, departmental coordinators or persons in any way identified with management for the period from
          October 16, 1997 to October 15, 2001.

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
 10.13    Labor Agreement between the Company and The United Steel Workers,
          Local No. 422 for all production and maintenance employees at the
          Dallas, Texas plant of the Company excluding supervisors, foremen, factory clerks, office employees, time keepers, watchmen or persons in any way identified with management for the period from October
          16, 1997 to October 15, 2001.
 10.14    Labor Agreement between the Company and The United Steel Workers,
          Local No. 2401 for all production at the Atlanta, Georgia plant of the Company excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards, departmental coordinators, carload checkers or persons in any way identified with management for the period from October 16, 1997 to October 15, 2001.
 10.15    Labor Agreement between the Company and The United Steel Workers,
          Local No. 173 for all employees at the Shawnee, Kansas plant of the
          Company excluding executives, sales employees, office workers, supervisors, foremen, time keepers, mechanics or machinist for the period from April 23, 1997 to April 22, 1999.
 10.16    Labor Agreement between the Company and The United Steel Workers,
          Local No. 515U for all employees at the Los Angeles, California plant of the Company excluding executives, sales employees, office workers, and supervisors for the period from October 16, 1997 to
          October 15, 2001.
 10.17    Labor Agreement between the Company and The United Steel Workers,
          Local No. 420 for employees at the Piscataway, New Jersey plant of the Company excluding watchmen, office janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical, and
          maintenance helpers for the period of October 16, 1997 to October
          15, 2001.
 10.18    Labor Agreement between the Company and The United Steel Workers,
          Local No. 424 for all production employees at the Columbus, Ohio plant of the Company excluding executives, sales employees, office workers, timekeepers, watchmen, office janitors, maintenance department employees, truck drivers, foremen, supervisors, private chauffeurs, main office, clerical, and engine room and power plant employees for the period from October 16, 1997 to October 15, 2001.
 10.19    Lease Agreement Concourse at Landmark Center between Concourse I,
          Ltd., as Landlord, and the Company, as Tenant, dated February 7,
          1992.
 10.20    Lease between Beaver Ruin Business Center-Phase V between St. Paul
          Properties, Inc., as Landlord, and the Company, as Tenant, dated
          October 19, 1994, as amended by Addendum to Lease, dated September
          1, 1995.
 10.21    Loan Agreement, dated as of November 1, 1982, between the City of
          Janesville, Wisconsin and the Company, as successor by merger to
          Simmons Manufacturing Company, Inc., relating to $9,700,000 City of
          Janesville, Wisconsin Industrial Development Revenue Bond, Series
          A.
 10.22    Loan Agreement between the City of Shawnee and the Company relating to the Indenture of Trust between City of Shawnee, Kansas and State
          Street Bank and Trust Company of Missouri, N.A., as Trustee, dated
          December 1, 1996 relating to $5,000,000 Private Activity Revenue
          Bonds, Series 1996.
 10.23    Loan Agreement dated December 12, 1997 between Simmons Caribbean
          Bedding, Inc. and Banco Santander Puerto Rico.**
 10.24    Securities Purchase Agreement, dated as of October 29, 1998 among the Company, Simmons Holdings and the Purchasers listed on Schedule
          I attached thereto.

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
 10.25    Warrant to purchase 601,346.63 shares of common stock of Simmons
          Holdings.
 10.26    Warrant to purchase 2,104,713.22 shares of common stock of Simmons
          Holdings dated October 29, 1998.
 10.27    Escrow Agreement dated as of October 29, 1998 by and among Simmons
          Holdings, the Company, Fenway Investment LLC and Ropes & Gray, as
          Escrow agent.
 10.28    Employment Agreement between the Company and Zenon S. Nie, dated as of June 29, 1998, as amended.**
 10.29    Employment Agreement between the Company and Martin R. Passaglia, dated as of June 29, 1998, as amended.**
 10.30    Employment Agreement between the Company and Jonathan C. Daiker, dated as of June 29, 1998, as amended.**
 10.31    Employment Agreement between the Company and Robert K. Barton, dated as of June 29, 1998, as amended.**
 10.32    Employment Agreement between the Company and Joseph Ulicny, dated as of June 29, 1998, as amended.**
 21       Subsidiaries of the Company.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of counsel to the Company.**
 24       Power of Attorney.
 25       Statement of Eligibility of Trustee.
 27       Financial Data Schedule.

--------
**To be filed by amendment.


ITEM 22. UNDERTAKINGS

    (1) The Company undertakes:

      (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (x) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (y) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (z) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and where applicable, each filing of employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (4) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    (5) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Simmons Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 21st day of April, 1999.

                                             Simmons Company

                                             By: /s/ Jonathan C. Daiker
                                                -------------------------------
                                                Name: Jonathan C. Daiker
                                                Title: Executive Vice
                                                       President--Finance
                                                     and Administration
                                                     Chief Financial Officer
                                                     and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of April, 1999.

              Signature                                   Title

          /s/ Zenon S. Nie*               Chairman of the Board of Directors
-------------------------------------      and Chief Executive Officer and
            Zenon S. Nie                   President (principal executive
                                           officer)

       /s/ Jonathan C. Daiker             Executive Vice President--Finance
-------------------------------------      and Administration Officer and
         Jonathan C. Daiker                Director (principal financial and
                                           accounting officer)

      /s/ Martin R. Passaglia*            Senior Executive Vice President,
-------------------------------------      Secretary and Director
         Martin R. Passaglia

           /s/ Peter Lamm*                Director
-------------------------------------
             Peter Lamm

      /s/ Richard C. Dresdale*            Director
-------------------------------------
         Richard C. Dresdale

         /s/ Andrea Geisser*              Director
-------------------------------------
           Andrea Geisser

      /s/ Gregory P. Meredith*            Director
-------------------------------------
         Gregory P. Meredith

       /s/ Jonathan C. Daiker
-------------------------------------
         Jonathan C. Daiker
          Attorney-in-fact*

                                 EXHIBIT INDEX

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
   2.1    Agreement and Plan of Merger (the "Merger Agreement") dated July 16,
          1998 by and among the Company, Simmons Holdings and REM.
   2.2    Amendment No. 1 to Merger Agreement dated as of September 22, 1998.
   2.3    Amendment No. 2 to Merger Agreement dated as of October 26, 1998.
   3.1    Certificate of Incorporation of the Company.
   3.2    By-laws of the Company.
   4.1    Indenture between the Company and SunTrust Bank, Atlanta, as
          Trustee, dated as of March 16, 1999.
   4.2    Registration Rights Agreement between the Company and Goldman, Sachs
          & Co. dated March 16, 1999.
   4.3    Form of Letter of Transmittal.
   4.4    Form of Notice of Guaranteed Delivery.
   4.5    Exchange Agent Agreement.
   5      Opinion of counsel to the Company.**
  10.1    ESOP Stock Sale and Exchange Agreement (the "ESOP Purchase
          Agreement") dated as of July 22, 1998 by and among Simmons Holdings, the Company, State Street Bank & Trust Company ("State Street"),
          solely in its capacity as trustee of the Simmons ESOP and REM.
  10.2    Amendment No. 1 to ESOP Purchase Agreement dated as of September 25,
          1998.
  10.3    1998 Stockholders' Agreement (the "1998 Stockholders' Agreement")
          dated as of October 29, 1998 among Simmons Holdings, the Company,
          Fenway Investment LLC, Investcorp, and State Street, solely as trustee of the Simmons ESOP.
  10.4    Joinder to 1998 Stockholders' Agreement dated as of October 29, 1998 by SH Investment Limited.
  10.5    1998 Stockholders' Agreement dated as of October 29, 1998 by and among Simmons Holdings, Fenway Investment, LLC and the Management
          Investors listed therein.
  10.6    Credit and Guaranty Agreement (the "Credit and Guaranty Agreement")
          dated as of October 29, 1998, among the Company, Simmons Holdings and Certain Subsidiaries of the Company, as Guarantors, the
          financial institutions listed therein, as Lenders, Goldman Sachs
          Credit Partners L.P., as a Joint Lead Arranger and as Syndication
          Agent, Warburg Dillon Read LLC as a Joint Lead Arranger, and UBS
          A.G., Stamford Branch, as Administrative Agent.
  10.7    First Amendment to Credit and Guaranty Agreement dated as of March
          1, 1999.
  10.8    Advisory Agreement dated as of October 29, 1998 by and between
          Simmons Holdings, the Company and Fenway Partners, Inc.
  10.9    Simmons 1996 Management Stock Incentive Plan.
 10.10    Form of Stock Option Agreement.
 10.11    Form of Management Bonus Agreement.
 10.12    Labor Agreement between the Company and The United Steel Workers,
          Local No. 425 for all employees at the Jacksonville, Florida plant of the Company excluding executives, sales employees, office workers, supervisors, inspectors, departmental coordinators or persons in any way identified with management for the period from
          October 16, 1997 to October 15, 2001.

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
 10.13    Labor Agreement between the Company and The United Steel Workers,
          Local No. 422 for all production and maintenance employees at the
          Dallas, Texas plant of the Company excluding supervisors, foremen, factory clerks, office employees, time keepers, watchmen or persons in any way identified with management for the period from October
          16, 1997 to October 15, 2001.
 10.14    Labor Agreement between the Company and The United Steel Workers,
          Local No. 2401 for all production at the Atlanta, Georgia plant of the Company excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards, departmental coordinators, carload checkers or persons in any way identified with management for the period from October 16, 1997 to October 15, 2001.
 10.15    Labor Agreement between the Company and The United Steel Workers,
          Local No. 173 for all employees at the Shawnee, Kansas plant of the
          Company excluding executives, sales employees, office workers, supervisors, foremen, time keepers, mechanics or machinist for the period from April 23, 1997 to April 22, 1999.
 10.16    Labor Agreement between the Company and The United Steel Workers,
          Local No. 515U for all employees at the Los Angeles, California plant of the Company excluding executives, sales employees, office workers, and supervisors for the period from October 16, 1997 to
          October 15, 2001.
 10.17    Labor Agreement between the Company and The United Steel Workers,
          Local No. 420 for employees at the Piscataway, New Jersey plant of the Company excluding watchmen, office janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical, and
          maintenance helpers for the period of October 16, 1997 to October
          15, 2001.
 10.18    Labor Agreement between the Company and The United Steel Workers,
          Local No. 424 for all production employees at the Columbus, Ohio plant of the Company excluding executives, sales employees, office workers, timekeepers, watchmen, office janitors, maintenance department employees, truck drivers, foremen, supervisors, private chauffeurs, main office, clerical, and engine room and power plant employees for the period from October 16, 1997 to October 15, 2001.
 10.19    Lease Agreement Concourse at Landmark Center between Concourse I,
          Ltd., as Landlord, and the Company, as Tenant, dated February 7,
          1992.
 10.20    Lease between Beaver Ruin Business Center-Phase V between St. Paul
          Properties, Inc., as Landlord, and the Company, as Tenant, dated
          October 19, 1994, as amended by Addendum to Lease, dated September
          1, 1995.
 10.21    Loan Agreement, dated as of November 1, 1982, between the City of
          Janesville, Wisconsin and the Company, as successor by merger to
          Simmons Manufacturing Company, Inc., relating to $9,700,000 City of
          Janesville, Wisconsin Industrial Development Revenue Bond, Series
          A.
 10.22    Loan Agreement between the City of Shawnee and the Company relating to the Indenture of Trust between City of Shawnee, Kansas and State
          Street Bank and Trust Company of Missouri, N.A., as Trustee, dated
          December 1, 1996 relating to $5,000,000 Private Activity Revenue
          Bonds, Series 1996.
 10.23    Loan Agreement dated December 12, 1997 between Simmons Caribbean
          Bedding, Inc. and Banco Santander Puerto Rico.**
 10.24    Securities Purchase Agreement, dated as of October 29, 1998 among the Company, Simmons Holdings and the Purchasers listed on Schedule
          I attached thereto.

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
 10.25    Warrant to purchase 601,346.63 shares of common stock of Simmons
          Holdings.
 10.26    Warrant to purchase 2,104,713.22 shares of common stock of Simmons
          Holdings dated October 29, 1998.
 10.27    Escrow Agreement dated as of October 29, 1998 by and among Simmons
          Holdings, the Company, Fenway Investment LLC and Ropes & Gray, as
          Escrow agent.
 10.28    Employment Agreement between the Company and Zenon S. Nie, dated as of June 29, 1998, as amended.**
 10.29    Employment Agreement between the Company and Martin R. Passaglia, dated as of June 29, 1998, as amended.**
 10.30    Employment Agreement between the Company and Jonathan C. Daiker, dated as of June 29, 1998, as amended.**
 10.31    Employment Agreement between the Company and Robert K. Barton, dated as of June 29, 1998, as amended.**
 10.32    Employment Agreement between the Company and Joseph Ulicny, dated as of June 29, 1998, as amended.**
 21       Subsidiaries of the Company.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of counsel to the Company.**
 24       Power of Attorney.
 25       Statement of Eligibility of Trustee.
 27       Financial Data Schedule.

--------
**To be filed by Amendment.